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                                  SCHEDULE 14A

                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant /X/

Filed by a Party other than the Registrant /_/

Check the appropriate box:
/X/   Preliminary Proxy Statement

/_/   Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2)
/_/   Definitive Proxy Statement
/_/   Definitive Additional Materials
/_/   Soliciting Materials Pursuant to 14a-11(c) or Rule 14a-12

                               Crosswalk.com, Inc.
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                  (Name of Registrant as Specified In Its Charter)

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                     (Name of Person(s) Filing Proxy Statement
                               if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/_/    No fee required.
/_/    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         Based on Rule 0-11 par. C - 1/50th of 1% of anticipated disposition proceeds
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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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/X/  Fee paid previously with preliminary materials.
/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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(1)   Set forth the amount on which the filing fee is calculated and state how it was determined.
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                               CROSSWALK.COM, INC.
                       4100 Lafayette Center Dr. Suite 110
                            Chantilly, Virginia 20151


                                                                 August 19, 2002


TO OUR STOCKHOLDERS:


     You are hereby cordially invited to attend a Special Meeting of Stockholders of Crosswalk.com, Inc. ("Crosswalk" or the "Company") to be held at Conference Room A at the Eastern Loudoun Regional Library located at 21030 Whitfield Place Sterling, Virginia, at 10:30 a.m., local time, on Wednesday, September 18, 2002.


     The board of directors of Crosswalk has undertaken extensive activities since early 2002 to evaluate the prospects of Crosswalk's ability to consistently generate cash and increase the value, through reinvestment, of its crosswalk.com Website (the "Website"). The board of directors has determined that the long-term capabilities of the Company to generate the liquidity necessary to increase the fair market value of the Website, would require further dilutive actions. Therefore, in the best interest of the stockholders, and in order to maintain the vision and mission of enhancing the outreach of the Website, your board of directors authorized management to conduct a search for parties interested in acquiring the Internet assets of Crosswalk. Except for the asset purchase agreement that has been entered into with Salem Communications, none of the numerous discussions we held with third parties resulted in any acceptable offers or the execution of any definitive agreements. Your board of directors has also considered our anticipated prospects assuming completion of the asset sale. After due consideration of all other alternatives available to Crosswalk, including the cessation of Crosswalk's business, the board of directors concluded that completion of the asset sale and pursuit of a new business model, which utilizes the proceeds from the asset sale and the remaining assets of the Company to acquire cash producing assets, to be the best alternative reasonably likely to enable us to satisfy our outstanding obligations and to maximize the return of value to our stockholders.

     It then follows that at the Special Meeting, stockholders will be asked to:


1. Consider and vote upon the $4.1 million cash sale of substantially all of the assets, used, required, useful or otherwise relating to the ownership, development and operations of the crosswalk.com Website, pursuant to the Asset Purchase Agreement, dated as of August 19, 2002, by and among Crosswalk.com, Inc. and OnePlace, LLC, a wholly owned subsidiary of Salem Communications Corporation, in the form of Annex A attached to the proxy statement/prospectus;


2.   Consider and vote upon approval of the business plan of AMEN Properties;

3. Consider and vote upon an amendment to the Company's Certificate of Incorporation to change the name of the Company to AMEN Properties;

4. Consider and vote upon other such business as may properly come before the Special Meeting.

     Information concerning the foregoing proposals and the Special Meeting are contained in the attached Notice of Special Meeting of Stockholders and Proxy Statement. Your vote is important, as is the vote of every stockholder, and the board of directors of Crosswalk.com, Inc. appreciates the cooperation of stockholders who are unable to attend in person in directing proxies to vote at the meeting. Therefore, it is important that your shares be represented at the meeting in person or, should you be unable to attend the Special Meeting, by your signing and returning the enclosed proxy in the accompanying envelope for receipt prior to the meeting date.

                                                    Sincerely,


                                                    James G. Buick
                                                    Chairman of the Board
                                                    Crosswalk.com, Inc.

                               CROSSWALK.COM, INC.
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   to be held on Wednesday, September 18, 2002


                                                                 August 19, 2002


To the Stockholders of Crosswalk.com, Inc.


NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Crosswalk.com, Inc. ("Crosswalk" or the "Company") will be held at Conference Room A at the Eastern Loudoun Regional Library located at 21030 Whitfield Place Sterling, Virginia, at 10:30 a.m., local time, on Wednesday, September 18, 2002 for the following purposes:

1. To consider and vote upon the $4.1 million cash sale of substantially all of the assets, used, required, useful or otherwise relating to the ownership, development and operations of the crosswalk.com Website, pursuant to the Asset Purchase Agreement, dated as of August 19, 2002, by and among Crosswalk.com, Inc. and OnePlace, LLC, a wholly owned subsidiary of Salem Communications Corporation, in the form of Annex A attached to the proxy statement;


2.   To consider and vote upon approval of the business plan of AMEN Properties;

3. To consider and vote upon an amendment to the Company's Certificate of Incorporation to change the name of the Company to AMEN Properties;

4. To consider and vote upon other such business as may properly come before the Special Meeting.


Only Crosswalk.com, Inc. stockholders of record as of the close of business on August 5, 2002, are entitled to receive notice of and to vote at the Special Meeting. A list of stockholders entitled to vote at the Special Meeting will be available for examination during normal business hours by any of our stockholders, for a period of ten days prior to the Special Meeting at our principal executive offices at the address set forth above.


Your vote is important, as is the vote of every stockholder, and the board of directors of Crosswalk appreciates the cooperation of stockholders who are unable to attend in person in directing proxies to vote at the meeting. Therefore, it is important that your shares be represented at the meeting in person or, should you be unable to attend the meeting, by your signing and returning the enclosed proxy in the accompanying envelope for receipt prior to the meeting date.

TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

If you have any questions, please contact Gary Struzik, Chief Financial Officer and Secretary at 703-788-4123.

By order of the Board of Directors,

James G. Buick
Chairman of the Board
Crosswalk.com, Inc.

                                       2
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                     SUMMARY TERMS OF PROPOSED TRANSACTIONS

This section of the proxy statement accompanying the relevant proposals describes the material aspects of the asset sale and our business plan going forward. While the board of directors believes that this summary description covers the material terms of the asset sale and business plan, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents referred to in this proxy statement for a more complete understanding of the matters on which you are being asked to vote. The form of the asset purchase agreement is attached as Annex A to this proxy statement. You are encouraged to read the asset purchase agreement, as it is the legal document that governs the asset sale on which you are being asked to vote. This summary is qualified in its entirety by the asset purchase agreement and the more detailed information appearing elsewhere in this document. This summary includes page references in parentheses to direct you to a more complete description of the topics presented in this summary. Unless otherwise indicated, references to Salem include Salem Communications and its subsidiaries, including Oneplace, LLC.

PROPOSAL ONE - ASSET SALE  (pages 6-14)

o The assets being sold are substantially all of Crosswalk's Internet related intellectual property and other technology assets, email lists and newsletters, customer base and trademarks

o    Asset sale price is $4.1 million

o    Purchaser is Salem

o Use or proceeds intended to Crosswalk currently intends to use the proceeds of this sale to initiate the business plan, which is the subject of Proposal Two submitted for stockholder approval herein.

o There is no assurance that Crosswalk can successfully consummate the asset sale, as it is contingent on items including, but not limited to third-party consents, and approval of contract assignments.

o If the asset sale is not approved, the other proposals are rescinded and the Company may contemplate continued operations after significant reduction in product offerings, or dilutive capital infusion, or Company liquidation.

PROPOSAL TWO - THE BUSINESS PLAN (pages 14-26)

o The board of directors believes that dissolving the Company or retaining the cash proceeds while managing the small offline advertising presence, does not capitalize on our material remaining assets of the public company foundation, and a net operating tax loss carryforward of over $29 million.

o The board of directors has formulated a business plan to acquire assets, which would exploit the net operating tax loss carryforward while producing cash returns for the stockholders.

o Business plan focuses on value added plays in three distinct arenas that have historically generated large amounts of ordinary income. These three areas are acquiring office space in secondary stagnant markets, out of favor growth markets and investment in oil and gas royalties. This focus is designed to diversify holdings while offering sufficient markets to exploit.

o FIRST YEAR EFFORTS WILL USE THE EXISTING CASH PROCEEDS FROM THE ASSET SALE TO SERVE AS EQUITY TO LEVERAGE CERTAIN ASSET ACQUISITIONS. Specific asset targets have been identified and the Company has the option but not the obligation to acquire these assets.

o FIRST YEAR CASH FLOW TARGET USING THESE PROCEEDS WOULD BE APPROXIMATELY $600,000. CASH FLOW PROJECTIONS REMAIN FLAT FOR THE SECOND YEAR UNTIL SUCH A TIME FURTHER CAPITAL COULD BE ACCESSED TO ACQUIRE ADDITIONAL ASSETS. MANAGEMENT THEN PROJECTS SIGNIFICANT PER SHARE CASH FLOW GROWTH YEARS THREE THROUGH SEVEN.


o Jon Morgan and Eric Oliver, currently directors and stockholders of Crosswalk and owners in the aggregate of approximately 11% of the stockholder voting power will lead and manage the Company as president and chief operating officer and chairman and chief executive officer, respectively. They are recused from voting on this proposal. In addition, there are four Series "A" preferred stockholders with an aggregate of 2% of the


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     stockholder voting power, who own a minority interest in the assets subject to the business plan, and will therefore also be recused from voting on this proposal.


o IF PROPOSAL ONE IS APPROVED AND THE ASSET SALE IS COMPLETED, AND PROPOSAL TWO IS NOT APPROVED, CROSSWALK MAY ELECT TO DISSOLVE THE COMPANY, WHICH WOULD REQUIRE SEPARATE STOCKHOLDER APPROVAL. The board of directors does not believe that this is in the best interest of the stockholders.

PROPOSAL THREE - CHANGING THE COMPANY NAME (page 26)

o Consistent with the outcome of the impending asset sale and our new business plan going forward, the board of directors believes that changing the name of the Company to AMEN Properties reflects the vision and mission of the Plan and herein requests that the stockholders approve amending our Certificate of Incorporation to change the name of the Company to AMEN Properties.

































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                                 PROXY STATEMENT
                               Crosswalk.com, Inc.
                      4100 Lafayette Center Drive Suite 110
                            Chantilly, Virginia 20151


This proxy is furnished to Crosswalk.com, Inc. ("Crosswalk" or the "Company") Stockholders of record as of the close of business on August 58, 2002 (the "Record Date"), for use at the Special Meeting of Stockholders to be held at Conference Room A at the Eastern Loudoun Regional Library located at 21030 Whitfield Place Sterling, Virginia, on Wednesday, September 18, 2002, at 10:30 a.m., local time, and at any adjournment thereof (the "Special Meeting"). The enclosed proxy is being solicited by the board of directors of Crosswalk and is subject to revocation at any time prior to the voting of the proxy. This proxy, when properly executed, will be voted in the manner directed by you, the stockholder. If no direction is made, this proxy will be voted FOR the proposals, in accordance with the instructions on the proxy card. This Proxy Statement and the enclosed proxy card are being sent to stockholders on or about August 28, 2002. Only Crosswalk.com, Inc. stockholders of record as of the close of business on August 5, 2002 may vote at the Special Meeting.


                  VOTING PROCEDURES AND REVOCABILITY OF PROXIES


The accompanying proxy card is designed to permit each stockholder of record at the close of business on the Record Date to vote on matters as described in the accompanying Notice of Special Meeting of Stockholders. The proxy card provides space for a stockholder to vote for, against or abstain from voting on all proposals. Votes of attending stockholders will be taken by written ballots. The majority vote of the shares outstanding and eligible to vote is required to take action on Proposal One. In all other matters, the affirmative vote of a majority of the votes present or represented by proxy at the Special Meeting by the holders of the common stock is required to take stockholder action.


The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast by all holders of the common stock will constitute a quorum for the transaction of business at the Special Meeting. If a quorum is not present, in person or by proxy, the Special Meeting may be adjourned until a later time when a quorum is obtained. Abstentions and broker nonvotes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. With respect to all matters an abstention will have the same effect as a vote against any specified proposal. A broker nonvote will have no effect on the outcome of any vote of the stockholders. Stockholders are urged to sign the accompanying proxy card and return it promptly.

When a signed proxy card is returned with a vote specified, the shares represented will be voted by the proxies designated on the proxy card in accordance with the stockholder's instructions. The proxies for the stockholders are James G. Buick and Scott Fehrenbacher. A stockholder wishing to name another person as his or her proxy may do so by designating another proxy by inserting the name(s) of such other person(s) to act as his or her proxy(ies). In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and vote at the Special Meeting. PROXY CARDS SO MARKED SHOULD NOT BE MAILED TO US AT OUR PRINCIPAL EXECUTIVE OFFICES.

If a signed proxy card is returned and the stockholder has made no voting specification, the shares will be voted:


o For the $4.1 million cash sale of substantially all of the assets, used, required, useful or otherwise relating to the ownership, development and operations of the crosswalk.com Website, pursuant to the Asset Purchase Agreement, dated as of August 19, 2002, by and among Crosswalk.com, Inc. and OnePlace, LLC, a wholly owned subsidiary of Salem Communications Corporation, in the form of Annex A attached to the proxy statement/prospectus;


o    For approval of the business plan of AMEN Properties;

o For an amendment to the Company's Certificate of Incorporation to change the name of the Company to AMEN Properties;

o At the discretion of the proxies, on any other matter that may properly come before the Special Meeting.

Valid proxies will be voted at the Special Meeting in the manner specified. Any stockholder giving a proxy has the unconditional right to revoke it at any time before it is voted by either:

o    notifying the Secretary of the Company in writing,

o    executing a subsequent proxy or,

                                       5
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o    personally appearing at the Special Meeting and casting a contrary vote.

However, no revocation will be effective unless we, at or prior to the Special Meeting, have received notice of such revocation.


As of the Record Date, 7,968,221 shares of common stock were issued and outstanding. In addition, 1,333,333 shares of common stock, issuable upon conversion of 80,000 shares of Series "A" preferred stock and 933,269 shares of common stock, issuable upon conversion of 80,000 shares of Series "B" preferred stock are also eligible to cast votes. However, as explained on page 31 herein, a total of 1,342,791 shares will be restricted from voting on Proposal Two due to the interest that several directors and preferred shareholders have in that Proposal. In addition, Crosswalk's President and Chief Executive Officer is in discussions with Salem regarding a possible position of employment and therefore in order to prevent any potential conflict of interest, 10,000 shares are restricted from voting on Proposal One. Without taking this restriction into account, there are 10,234,823 voting shares as of the Record Date.


                             ADDITIONAL INFORMATION


We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and are therefore required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") related to our business, financial statements and other matters. Such reports, proxy statements and other information are available for inspection and copying at the Commission's principal office, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, , , where copies may be obtained upon payment of the fees prescribed by the Commission from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such documents may also be obtained through the Website maintained by the Commission at http://www.sec.gov.


                           FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, among others, statements regarding Crosswalk's intentions to embark on a new business plan after the closing of the asset sale, the timing, terms of and expected value to stockholders, the Company's reasons for pursuing the new business plan and ability to close on the asset sale, and the potential benefits of both. These forward-looking statements are subject to risks and uncertainties that could cause actual results and events to differ materially. For a detailed discussion of these risks and uncertainties, see the "Risk Factors" section of this proxy statement. These and many other factors could affect the future financial and operating results of the Company. We have identified our forward-looking statements in italics throughout this document.

                                    PROPOSALS


PROPOSAL ONE--Approval of the $4.1 Million Cash Sale of Substantially All of the Assets, Used, Required, Useful or Otherwise Relating to the Ownership, Development and Operations of the Crosswalk.com Website, Pursuant to the Asset Purchase Agreement, Dated as of August 19,, 2002, by and Among Crosswalk.com and Oneplace, LLC, a Wholly Owned Subsidiary of Salem Communications Corporation, in the Form of Annex A Attached to the Proxy Statement


GENERAL

On a quarterly basis, the Crosswalk board of directors meets to discuss, among other things, the financial performance of the Company and strategies going forward. Because of the economic impact of several factors such as the September 11 tragedy, the overall advertising market recession, compounded by the going concern qualification issued by our auditors in connection with our 2001 Annual Report, we have not been meeting the revenue targets necessary to generate consistent cash positive operations on a monthly basis. IN ORDER TO MAKE PROGRESS TOWARD REDUCING OUR MONTHLY CASH BURN RATE, WE CONTINUE TO REDUCE EXPENSES, WHICH HAD THE EFFECT OF LOWERING THE FAIR MARKET VALUE OF OUR WEBSITE ASSET.


Analysis of the Website's traffic patterns, and the outlook for online advertising sales indicate that this trend of reducing cash burn could only be maintained through further expense reductions, which would seriously impact the effectiveness of the Website. THE BOARD OF DIRECTORS DETERMINED CONTINUING OPERATIONS IN THIS MANNER WOULD


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GENERATE ONLY NOMINAL CASHFLOW FOR THE STOCKHOLDERS OVER THE NEXT FEW YEARS, AND
HASTEN THE RISK OF DECLINING FAIR MARKET VALUE OF THE WEBSITE. IN ADDITION, CONSIDERATION OF ENGAGING NEW REVENUE STREAMS, INVOLVES FURTHER CAPITAL INFUSION WHICH WOULD ONLY FURTHER DILUTE THE STOCKHOLDERS.

Therefore, in order for us to be in the best financial position to satisfy our outstanding obligations and maximize the potential for return of value to our stockholders, your board of directors authorized the chief executive officer to explore the market for a potential sale of our Internet properties (the "asset sale"). After discussions with multiple third parties, on May 15, 2002, the chief executive officer delivered a formal request for proposal to three parties who indicated interest. The criteria for selection were price, financial resource by which to carry out the vision and mission of Crosswalk.com, and management's support of maintaining the crosswalk brand, and growth initiatives. The only response from deliberations held with these three parties that resulted in a fair and reasonable offer for the execution of a definitive agreement was with Salem. Salem offered the highest price for the asset sale. Thus, on May 24, 2002, Crosswalk entered into a letter of intent with OnePlace, LLC, a wholly owned subsidiary of Salem Communications ("Salem"). Under the terms of the asset purchase agreement, Crosswalk will sell substantially all of its Internet related intellectual property and other technology assets, email lists and newsletters, customer base and trademarks to Salem for $4,100,000 in cash. There is no assurance that the asset sale will be completed, as it is subject in all respects to the satisfaction of the conditions and covenants specified in the asset purchase agreement. In the event that the stockholders of Crosswalk fail to approve the asset sale, Crosswalk would be subject to a $125,000 break-up fee. Certain material terms of the asset purchase agreement and features of the asset sale are summarized below. Stockholders should read the asset purchase agreement in its entirety.

Salem's corporate headquarters is located at:
4880 Santa Rosa Road, Suite 300
Camarillo, California 93012
(805) 987-0400

Salem Communications Corporation is the leading radio broadcaster focused on religious and family themes programming. The company owns and operates 83 radio stations, including 57 stations in the top 25 markets. In addition to its radio properties, Salem owns the Salem Radio Network, which syndicates talk, news and music programming to over 1,600 affiliated radio stations throughout the United States; Salem Radio Representatives, a national sales force, OnePlace.com, a leading Internet provider of Christian radio content; and CCM Communications, a leading publisher of contemporary Christian music trade and consumer publications. Salem held its initial public offering of common stock on February 13, 1998. Its common stock is traded on the Nasdaq National Market under the symbol "SALM."

ASSET PURCHASE AGREEMENT SUMMARY

The following describes the principal provisions of the asset purchase agreement. The full text of the asset purchase agreement, is attached as Annex A to, and is incorporated by reference into, this proxy statement. You are encouraged to read the asset purchase agreement in its entirety. The asset purchase agreement provides that OnePlace, LLC, a subsidiary of Salem will purchase certain of the assets of Crosswalk.com, including the following assets: all rights, interest in and title to the assets used, required, useful or otherwise relating to the ownership, development and operation of the crosswalk.com Website. This includes all hardware and software necessary to operate the Website. Salem will also acquire all email and customer lists, content and software licenses, all intellectual property, domain names, the Crosswalk trademark and content archives. We are expected to maintain the operations of the Website until transition is complete. Other conditions include, among other things, the assumption of advertising contracts, and third-party consents for continuation of select vendor services.

RETAINED ASSETS PURSUANT TO THE TERMS OF THE ASSET PURCHASE AGREEMENT

In effect, Salem has purchased all of the assets of Crosswalk, which do not support the operations of its offline mail distribution advertising business and administrative functions. In addition, Crosswalk will be retaining certain rights, assets and liabilities in connection with the transaction, its cash and cash equivalents, deposits and accounts receivable and payable obligations under all contracts earned or incurred by Crosswalk prior to the closing date, which is expected to be as soon as feasible following the date of the Special Meeting.

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ADJUSTMENT OF $4.1 MILLION CASH CONSIDERATION


Crosswalk has also entered into a Service Agreement with Salem whereby Crosswalk will remit to Salem payments for the hosting and maintenance of the crosswalk.com Website and email properties, effective September 1, 2002. In addition, if closing of the asset sale ("closing") occurs after September 20, 2002, but before October 21, 2002, the purchase price will be adjusted to $3,900,000. There are additional gradual downward price adjustments if closing occurs after October 20, 2002. Also, Salem may terminate the purchase agreement at its election and without penalty if closing has not occurred as of November 1, 2002. If closing is delayed past the indicated closing dates as a result of Salem's failure to satisfy its obligations to close on the purchase agreement, the aforedescribed dates for purchase price adjustment or termination shall be offset by the same number of days that Salem has delayed closing.


OPINION REGARDING CONSIDERATION FOR ASSET SALE AS EXPRESSED BY EMERGING GROWTH EQUITIES, LTD.

Following the execution of a letter of intent with OnePlace with respect to the proposed asset sale, Crosswalk.com engaged Emerging Growth Equities, Ltd. ("EGE") to evaluate the fairness, from a financial point of view, of the consideration to be received by Crosswalk in connection with the proposed asset sale. At the meeting of the board of directors of Crosswalk on June 27, 2002, EGE delivered an oral presentation and written opinion to the board of directors to the effect that, as of such date, based upon and subject to the assumptions made, matters considered and limitations on its review as set forth in the opinion, the consideration to be received by Crosswalk in the proposed asset sale was fair, from a financial point of view, to Crosswalk. No limitations were imposed by the board of directors upon EGE with respect to the investigations it made or procedures it followed in rendering its opinion.

The full text of EGE's written opinion dated June 27, 2002, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B. The summary of EGE's opinion described below is qualified in its entirety by reference to the full text of the opinion, and you are encouraged to read the opinion carefully in its entirety. EGE's opinion does not in any manner address Crosswalk.com's underlying business decision to enter into the asset purchase agreement, the structure or tax consequences of the proposed asset sale or the availability or advisability of any alternatives to the proposed asset sale. EGE did not structure the proposed asset sale or assist in the negotiation of the asset purchase agreement. EGE's opinion is addressed to the board of directors of crosswalk.com and is limited to the fairness, from a financial point of view, of the consideration to be received by crosswalk.com in connection with the proposed asset sale as provided for in the asset purchase agreement. EGE expresses no opinion with respect to any other reasons, legal, business or otherwise, that may support Crosswalk's decision to approve or consummate the proposed asset sale. EGE's opinion does not constitute a recommendation that crosswalk.com approve and consummate the proposed asset sale, nor does it constitute a recommendation to any stockholder of crosswalk.com as to whether to approve the proposed asset sale.

In connection with EGE's review of the proposed asset sale and the preparation of its opinion, EGE has, among other things:

o reviewed and analyzed the financial terms of the proposed asset sale as stated in the asset purchase agreement;
o reviewed and analyzed historical publicly available business information and financial results of Crosswalk.com, including such information and results contained in Crosswalk.com's Annual Report filed on Form 10-K for the year ended December 31, 2001 and Crosswalk.com's Quarterly Report filed on Form 10-QSB for the quarter ended March 31, 2002;
o reviewed and analyzed certain other operating and financial information of Crosswalk.com provided by management of Crosswalk.com, including Crosswalk.com's projections as to the future operating and financial performance of the Company for calendar years 2002 through 2003;
o discussed with senior executives of Crosswalk.com certain information relating to the aforementioned items, including the strategic, financial and operational benefits anticipated from the proposed asset sale and various other matters which EGE deemed relevant to its opinion;
o reviewed and analyzed historical market prices and trading volumes for Crosswalk.com's common stock;
o reviewed and analyzed publicly available information regarding selected publicly-traded companies EGE deemed comparable to Crosswalk.com and regarding selected business combinations EGE deemed comparable to the proposed asset sale;

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

o reviewed and analyzed research reports relating to publicly-traded companies EGE deemed comparable to Crosswalk.com;
o reviewed and analyzed certain other information EGE deemed relevant for purposes of its opinion concerning the online content and online marketing industry; and
o performed such other analyses and reviewed such other information as EGE deemed appropriate, including trends prevailing in relevant industries and financial markets.

In rendering its opinion, EGE assumed and relied upon the accuracy and completeness of the financial and other information supplied or otherwise made available to it by Crosswalk or any other party, without independent verification, and has further relied upon the assurances of management of Crosswalk that they are not aware of any facts that would make such information inaccurate or misleading. In arriving at its opinion, EGE neither performed nor obtained any evaluation or appraisal of the assets or liabilities of Crosswalk, and EGE did not perform or obtain any evaluation or appraisal of Crosswalk's physical properties and facilities or sales, marketing or service organizations. With respect to the financial projections provided to or otherwise reviewed by or discussed with EGE, EGE assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Crosswalk as to the future operating and financial performance of Crosswalk, and EGE relied upon each party to advise it promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. In addition to EGE's review and analyses of the specific information set forth above, its opinion reflects and gives effect to its assessment of general economic, monetary, market and industry conditions existing and disclosed to EGE as of the date of its opinion as they may affect the business and prospects of Crosswalk.

For purposes of formulating EGE's opinion, Crosswalk agreed that EGE could assume the following:

o the proposed asset sale would be consummated in all respects in accordance with the terms of the asset purchase agreement, without waiver, modification or amendment of any term, condition or agreement contained therein;
o in the course of obtaining the necessary regulatory or third party consents and approvals for the proposed asset sale, no limitations, restrictions or conditions would be imposed on Crosswalk or the proposed asset sale; and
o the proceeds to Crosswalk from the proposed asset sale would be used to acquire other business assets in order to continue the operation of the Company and would not be distributed to the stockholders of Crosswalk in liquidation of the Company.

Although subsequent developments or material changes in any of the information or circumstances reviewed or considered by EGE may affect its opinion, EGE does not have any obligation to update, revise or reaffirm its opinion to account for any such developments or changes.

Fairness Opinion Analyses - The following is a summary of the analyses performed by EGE in connection with the preparation of its opinion. This summary is not a complete description of EGE's opinion to Crosswalk's board of directors or the financial analyses performed and factors considered by EGE in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. EGE believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses, could create a misleading or incomplete view of the processes underlying EGE's analyses and opinion.

In performing its analyses, EGE considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Crosswalk. No company or business used in the analyses as a comparison is identical to Crosswalk, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or business segments analyzed.

The estimates contained in EGE's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, EGE's analyses and estimates are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the proposed asset sale was determined through negotiation between Crosswalk.com and OnePlace, LLC and the decision to enter into the proposed asset sale was solely that of Crosswalk's board of directors. EGE's opinion and financial analyses were only some of many factors considered by Crosswalk's board of directors in its evaluation of the proposed asset sale and should not be viewed as determinative of the views of Crosswalk's board of directors or management with respect to the proposed asset sale as provided for in the asset purchase agreement.

Each of the analyses conducted by EGE was carried out to provide a different perspective on the proposed asset sale. EGE did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness to Crosswalk, from a financial point of view, of the consideration to be received. EGE did not place any specific reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination.

In addition to the analyses discussed below and the others performed by EGE in reviewing the proposed asset sale and preparing its opinion, EGE also considered the value of Crosswalk if it were to be liquidated rather than sold as an ongoing business. In the case of Crosswalk, EGE believed that there would be significant expense involved in any effort to liquidate the business. Further, much of Crosswalk's business is based on contractual relationships and goodwill, which would likely have little value in the event of liquidation. Accordingly, under a liquidation scenario, EGE believed that the net value to be realized by Crosswalk would be significantly less than both the book value of Crosswalk and the consideration to be received by Crosswalk in the proposed asset sale. However, EGE did not perform a formal liquidation analysis.

Analysis of Selected Publicly Traded Comparable Companies - EGE reviewed and compared certain financial, operating and stock market information related to Crosswalk and its Website with other publicly held online content providers (the "Comparable Companies"). EGE identified six companies that it deemed comparable to Crosswalk. These companies were deemed by EGE to be comparable to Crosswalk because they each operate, as their core business, Internet community Websites that serve as information hubs to their respective target markets and rely on advertising and sponsorships as their main source of revenue. The Comparable Companies utilized were: iVillage Inc., the Globe.com, Inc., Alloy, Inc., IGN Entertainment, SportsLine.com Inc., and CNET Networks, Inc..

Using publicly available information, EGE analyzed certain financial, trading and valuation statistics for the Comparable Companies. EGE analyzed enterprise values (calculated as equity value, plus debt, less cash) and equity values, in each case as multiples of calendar year 2001 and latest 12 months ("LTM") revenues. This analysis indicated the following multiples:

                                        Low      High     Median    Crosswalk
                                        ---      ----     ------    ---------

Enterprise Value as a Multiple of:
   2001 Actual Revenues                 0.79x    4.16x    1.90x     0.96x
   LTM Revenues                         0.88x    2.70x    1.91x     1.19x

Equity Value as a Multiple of:
   2001 Actual Revenues                 0.05x    3.25x    1.88x     0.77x
   LTM Revenues                         0.12x    2.87x    2.10x     1.44x


All of Crosswalk's multiples were determined by EGE to be between the low and median of the Comparable Companies. In its analysis, EGE considered that the lower average valuation of Crosswalk relative to the Comparable Companies may be a result of Crosswalk's significant historical losses, smaller relative size and capitalization and the limited liquidity of its stock as compared to most of the Comparable Companies.

EGE also reviewed the historical stock price and trading volume data for Crosswalk's common stock and compared its historical trading patterns to the trading patterns of certain market indices (Dow Jones Industrial Average and

Nasdaq Composite Index) and of the Comparable Companies. EGE noted that Crosswalk's common stock generally performed similarly to the index of Comparable Companies but underperformed the broader market indices.

As noted above, none of the Comparable Companies is identical or directly comparable to Crosswalk. Accordingly, EGE considered the multiples for such Comparable Companies, taken as a whole, to be more relevant than the multiples of any single Comparable Company. Further, an analysis of publicly traded comparable companies is not mathematical; rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading of the Comparable Companies.

Analysis of Selected Merger and Acquisition Transactions by Comparable Companies
- Using publicly available information, EGE reviewed and compared the purchase prices (including net debt assumed) and implied transaction value multiples paid in the following four selected merger and acquisition transactions of other publicly held online content providers (the "Comparable Transactions"). The Comparable Transactions were:

              Target                             Acquirer
              ------                             --------

         Emusic.com, Inc.                   Universal Music Group
         Women.com Networks                 iVillage Inc.
         NBC Internet Inc.                  NBC
         Promotions.com, Inc.               iVillage Inc.

Based on the information disclosed in each of the Comparable Transactions, EGE calculated and compared (i) enterprise value and (ii) transaction values as multiples of LTM revenues and compared such multiples with those implied by the asset sale. All multiples were based on financial information available at the closing date of the relevant transaction. The analysis indicated the following multiples:

                                        Low      High   Average   Crosswalk
                                        ---      ----   -------   ---------

Transaction Value as a Multiple:
   LTM Revenues                         0.5x     1.4x     0.9x      1.30x

Enterprise Value as a Multiple of:
   LTM Revenues                         0.0x     1.0x     0.5x      1.43x

Based on the foregoing analyses, the transaction value and equity value multiples for the proposed asset sale are within or exceed the range of multiples for the Comparable Transactions.

EGE also reviewed the revenue projections prepared by Crosswalk.com's management with respect to its Internet/Website business for the years ended 2002 and 2003 and compared them to the transaction value of the proposed asset sale. The implied transaction multiples are 1.56x estimated 2002 Internet/Website revenue and 1.76x estimated 2003 Internet/Website revenue, which are higher than the current multiples paid for the Comparable Transactions.

Premium Paid Analysis - EGE reviewed current and historical market prices and trading data concerning Crosswalk's common stock for specified periods prior to the announcement of the proposed asset sale on June 3, 2002. EGE utilized the Premium Paid Analysis, a market valuation approach, for the purposes of comparing the consideration to be paid in the proposed asset sale to the average closing price of Crosswalk's common stock over varying time periods prior to June 3, 2002. However, in conducting this analysis EGE considered that the proposed asset sale only involves the sale of the Crosswalk Website and not the entire Company.

                                                              Implied
                                                              Premium
                                                              -------
         As of June 3, 2002                                   -27.1%
         One Day Prior                                        -14.2%
         Average 5 Days Prior                                 -25.0%
         Average 10 Days Prior                                -23.2%
         Average 20 Days Prior                                -27.6%

         Average 30 Days Prior                                -29.0%
         Average 60 Days Prior                                -32.2%
         Average Six Months Prior                             -39.6%
         Average One-Year Prior                               -42.0%

Based on the analysis performed above, EGE informed Crosswalk's board of directors that, on June 3, 2002, Crosswalk's common stock closed at $0.70 per share, which is greater than the implied transaction price per share of approximately $0.51, and that the consideration to be paid is at a discount to the stock price over all periods considered.

Miscellaneous - Crosswalk selected EGE as its financial advisor in connection with the proposed asset sale based on EGE's reputation, expertise and familiarity with Crosswalk and its business. EGE is an investment banking firm and, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of EGE's brokerage business, EGE or its affiliates may have long or short positions, for its own account or for those of its clients, in the securities of Crosswalk.com and Salem.

Pursuant to an engagement letter dated June 13, 2002, EGE provided its opinion in connection with the proposed asset sale. The engagement letter provides for the payment to EGE of a fee for its opinion in the amount of $87,500, which fee is payable upon delivery of the opinion. Crosswalk has also agreed to reimburse EGE for its expenses, including reasonable fees and disbursements of EGE's counsel, incurred in performing its services for an amount not in excess of $5,000. In addition, Crosswalk has agreed to indemnify EGE and its affiliates, directors, officers, agents and employees and each person, if any, controlling EGE or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of EGE's engagements and any related transactions.

AGREEMENT NOT TO COMPETE


Crosswalk has agreed that, for a period of two years following the closing, we will not own or operate any business, which directly or indirectly, competes with Salem. Crosswalk has also agreed for such two-year period not to solicit, encourage or take any other action that is intended to induce or encourage a Salem employee to terminate his or her employment.


EXPECTED TIMING OF THE TRANSACTION

The parties expect that the asset sale will close as soon as possible after the necessary stockholder approval has been obtained. Conditions to closing are predicated on the satisfaction or waiver of a number of conditions, including, but limited to the following:

o    Salem's complete review and approval of assumed contracts
o Operation of the assets being sold in a manner consistent with past practices in the ordinary course, including, without limitation, the continued effort to generate revenue from the assets being sold, consistent with historical practice.
o Receipt by Salem of estoppel certificates or other verifications from material advertisers, customers and third-party vendors
o Receipt by Salem of all required approvals and third-party consents, including those of customers and advertiser/sponsors
o Receipt by Salem of the assignment of all advertising and sponsorships contracts in place with Crosswalk effective May 21, 2002 through the date of closing

EXPENSES

The asset purchase agreement generally provides that Crosswalk and Salem will pay their own respective costs and expenses incurred in connection with the asset purchase agreement and the transactions contemplated by the asset purchase agreement.

In order to ensure the dedication and continued efforts of Crosswalk's employees through the critical transition period up to the closing of the asset sale, the board of directors approved an aggregate of approximately $330,000 in severance pay to certain designated employees, including the executive officers, for continuing to provide their services to Crosswalk through the transition period and potentially thereafter, and to assist us in fulfilling all conditions to the closing of the asset sale.

RISK FACTORS

IF OUR AGREEMENT TO SELL THE INTERNET ASSETS OF CROSSWALK.COM TO SALEM COMMUNICATIONS IS NOT COMPLETED WE MAY INCUR ADDITIONAL COSTS

The $4.1 million cash sale is subject to a number of conditions as indicated in the section herein entitled "Expected Timing of the Transaction." If terms conducive to Crosswalk's stockholders cannot be reached, or if stockholder approval is not granted, or if completion of the listed items is not carried out, the sale of the assets consistent with the asset purchase agreement may not materialize. If this occurs, we may incur over $150,000 of nonrecoverable costs as a result of pursuing the asset sale, not including a $125,000 breakup fee.


In addition, if closing of the asset sale occurs after September 20, 2002, but before October 21, 2002, the purchase price will be adjusted to $3,900,000. There are additional gradual downward price adjustments if closing occurs after October 20, 2002. Also, Salem may terminate the purchase agreement at its election and without penalty if closing has not occurred as of November 1, 2002. If closing is delayed past the indicated closing dates as a result of Salem's failure to satisfy its obligations to close on the purchase agreement, the aforedescribed dates for purchase price adjustment or termination shall be offset by the same number of days that Salem has delayed closing.


IF THE ASSET SALE IS NOT COMPLETED, WE MAY NOT HAVE THE WORKING CAPITAL SUFFICIENT TO MEET OUR ANTICIPATED WORKING CAPITAL, LEASE COMMITMENTS AND CAPITAL EXPENDITURE REQUIREMENTS BEYOND DECEMBER OF 2002


If the asset sale is not completed, with sales at current levels, we believe that it is unlikely that we will be able to pay, or provide for the payment of, all anticipated liabilities and obligations without either drastically cutting the services and content on crosswalk.com or arranging for further dilutive financing, which may not be available to the Company. If the asset sale is not completed, it is also not likely that we would be able to sell our assets to another buyer on terms as favorable as those provided in the asset purchase agreement, or perhaps not at all. In this scenario, without adequate cost reduction or additional capital infusion, Crosswalk could be forced to resort to business liquidation.


VOTING RESTRICTION

Scott Fehrenbacher, Crosswalk's President and Chief Executive Officer is in discussions with Salem regarding a possible position of employment and therefore in order to prevent any potential conflict of interest, 10,000 shares beneficially owned by Mr. Fehrenbacher are restricted from voting on Proposal One.

REGULATORY MATTERS, APPRAISAL RIGHTS, AND MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

We are not aware of any regulatory or governmental approvals required to complete the asset sale. In addition, under Delaware law, our stockholders do not have appraisal rights as a result of the asset sale.

IT IS EXPECTED THAT THE ASSET SALE WILL BE A TAXABLE TRANSACTION TO CROSSWALK. AS A RESULT, CROSSWALK WILL RECOGNIZE A GAIN OR LOSS ON THE SALE OF ITS ASSETS TO SALEM IN AN AMOUNT EQUAL TO THE $4.1 MILLION PURCHASE PRICE, LESS THE ADJUSTED TAX BASIS IN THE ASSETS SOLD TO SALEM. WE ANTICIPATE THAT ANY GAIN TO CROSSWALK WILL BE OFFSET TO THE EXTENT OF AVAILABLE NET OPERATING LOSSES, SUBJECT TO APPLICABLE LIMITATIONS, IF ANY.

WHAT HAPPENS IF PROPOSAL ONE IS NOT APPROVED OR COMPLETED

IF THE ASSET SALE IS NOT APPROVED OR COMPLETED PURSUANT TO APPROVAL, CURRENT SALES LEVELS WOULD DICTATE THAT IT WOULD BE UNLIKELY THAT WE WOULD BE ABLE TO PAY, OR PROVIDE FOR THE PAYMENT OF, ALL ANTICIPATED LIABILITIES AND OBLIGATIONS OVER THE NEXT SIX MONTHS, WITHOUT EITHER DRASTICALLY CUTTING THE SERVICES AND CONTENT ON CROSSWALK.COM OR ARRANGING FOR FURTHER DILUTIVE FINANCING, WHICH MAY NOT BE AVAILABLE TO THE COMPANY. IF THE ASSET SALE IS NOT APPROVED OR

COMPLETED, IT IS ALSO NOT LIKELY THAT WE WOULD BE ABLE TO SELL OUR ASSETS TO ANOTHER BUYER ON TERMS AS FAVORABLE AS THOSE PROVIDED IN THE ASSET PURCHASE AGREEMENT, OR PERHAPS NOT AT ALL. IN THIS SCENARIO, WITHOUT ADEQUATE COST REDUCTION OR ADDITIONAL CAPITAL INFUSION, CROSSWALK COULD BE FORCED TO RESORT TO BUSINESS LIQUIDATION. In addition, because the proceeds related to the asset sale are required in order to pursue the business plan as described in Proposal Two, the approval of Proposal Two necessitates approval of Proposal One and the completion of the asset sale.


VOTE REQUIRED


The majority vote of the shares outstanding and eligible to vote is required to take action on Proposal One.

THE CROSSWALK BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED $4.1 MILLION CASH SALE OF SUBSTANTIALLY ALL OF THE ASSETS, USED, REQUIRED, USEFUL OR OTHERWISE RELATING TO THE OWNERSHIP, DEVELOPMENT AND OPERATIONS OF THE CROSSWALK.COM WEBSITE, PURSUANT TO THE ASSET PURCHASE AGREEMENT, DATED AS OF AUGUST 19, 2002, BY AND AMONG CROSSWALK.COM AND ONEPLACE, LLC, A WHOLLY OWNED SUBSIDIARY OF SALEM COMMUNICATIONS CORPORATION, IN THE FORM OF ANNEX A ATTACHED TO THE PROXY STATEMENT


PROPOSAL TWO--Approval of the Business Plan of AMEN Properties

BACKGROUND

In contemplating the strategy of an asset sale as indicated in Proposal One, the board of directors assessed business alternatives, including the use of proceeds, should an asset sale be viable. Those alternatives consisted of:

o Maintaining status quo and continue the advertising business of Crosswalk.com
o    Pursue an asset sale and utilize proceeds to liquidate the Company
o Pursue an asset sale and utilize proceeds to purchase cash producing assets, which could generate higher returns for the common stockholder than may be available under a dissolution scenario. Maintain or eventually sell the offline advertising business.

As noted in the general discussion on Proposal One, the board of directors deemed an asset sale to be in the best interest of the stockholders. The combination of low and unstable growth in revenue with maximized variable cost reduction in the financial outlooks of the ongoing operations of Crosswalk meant that the only means of producing material cash was to further reduce the content and services on the Website. This would significantly reduce the fair market value of the Website. Further capital infusion necessary to eliminate this risk would further dilute the stockholders. Therefore, the board of directors authorized the asset sale.

If the proceeds of the $4.1 million asset sale were utilized to liquidate the Company, after payment of the preferred stockholders ($3.0 million including dividend payments of $200 thousand), offering costs of about $234 thousand and balance sheet liquidation of about $300 thousand, with cash and investments of around $600 thousand, common stockholders would be left with approximately $1.2 million or $0.15 per share. The board of directors does not believe that this is in the best interest of the stockholders. Dissolution does not capitalize on our material remaining assets of the public company foundation, and a net operating tax loss carryforward (NOL) of over $29 million. Therefore, the board of directors has formulated a business plan to acquire assets, which would exploit the NOL while seeking increased value for the stockholders. The business plan (the "Plan") as explained below, is that which is brought to you for vote under this Proposal Two. The board of directors, with respect to the asset sale and the vision to carryout the Plan, guided by biblical principles of ethics and integrity, seeks to rename the company to AMEN Properties. This is the subject of attention for your consideration in Proposal Three.

Because the proceeds related to the asset sale are required in order to pursue the Plan as herein described, the approval of Proposal Two necessitates approval of Proposal One and the completion of the asset sale.

THE PLAN

Executive Summary - Our Plan for future business operations is to acquire assets, which will increase the Company's equity while yielding significant ordinary income in an effort to fully utilize our NOL position. We intend to focus on value added plays in three distinct arenas that have historically generated large amounts of ordinary income. These three areas are:

1.   Office Buildings in Secondary Stagnant Markets
2.   Office Buildings in Out of Favor Growth Markets
3.   Oil and Gas Royalties

This focus is designed to diversify holdings while offering sufficient markets to exploit.

Jon Morgan and Eric Oliver, currently directors and stockholders of Crosswalk and owners in the aggregate of approximately 11% of the stockholder voting power will lead and manage the renamed Company as president and chief operating officer (COO) and chairman and chief executive officer (CEO), respectively (the "management".) Initially, management will not be compensated beyond incentive bonuses or stock options whose value will be tied to growth in the Company's equity. Mr. Morgan and Mr. Oliver are presently and have been extensively involved with real estate, specifically multi-tenant office, and oil and gas royalty acquisition. Their experience suggests significant assets can be acquired and managed in such a way to grow the Company while maximizing stockholder value.

FIRST YEAR EFFORTS WILL USE THE EXISTING CASH PROCEEDS FROM THE COMPANY ASSET SALE TO SERVE AS EQUITY TO LEVERAGE CERTAIN ASSET ACQUISITIONS. SPECIFIC ASSET TARGETS HAVE BEEN IDENTIFIED AND THE COMPANY HAS THE OPTION BUT NOT THE OBLIGATION TO ACQUIRE THESE ASSETS. FIRST YEAR CASH FLOW TARGET USING THESE PROCEEDS WOULD BE APPROXIMATELY $600,000. CASH FLOW PROJECTIONS REMAIN FLAT FOR THE SECOND YEAR UNTIL SUCH A TIME FURTHER CAPITAL COULD BE ACCESSED TO ACQUIRE ADDITIONAL ASSETS. MANAGEMENT THEN PROJECTS SIGNIFICANT PER SHARE CASH FLOW GROWTH IN YEARS THREE THROUGH SEVEN.

Objectives - The Company has the following near term objectives:

1. Secure target assets as soon as practical following the close of the asset sale
2.   Facilitate smooth transition to the new business model
3.   Commence process to search for additional profiled asset acquisitions

Mission - The Company intends to grow and actively manage a revenue-generating asset portfolio while not compromising its integrity and founding Christian values.

Keys to Success - Our keys to success include:

o    Prayer and God's Favor first and foremost
o    Shareholder approval for both asset sale and new business model
o    Accessing capital with limited equity and change of ownership limitations
o    Experienced Leadership with market expertise (in place)
o    Proactive and service focused property and tenant management
o    Maintain Low Overhead

Market Analysis and Competition

Out of Favor Growth Market Acquisition - The market for acquiring multi-tenant office complexes in primary growth markets is highly competitive and is dominated by large capitalized real estate investment trusts along with local and regional seasoned private investors. In these markets, our competitive advantage will be through the value we can add by having our employees manage and lease the building while being proactive on operating expenses by implementing energy, janitorial, elevator, and other systems' contracts audits. Though these acquisitions will become more competitive, they contribute a significant equity appreciation component. Typical markets meeting these criteria are Austin, Houston, Dallas, San Francisco, Phoenix, Los Angeles, San Diego, and Honolulu.

Secondary Stagnant Market Acquisition - The market for acquiring multi-tenant office properties in secondary stagnant markets is controlled mainly by local or regional investors who operate for sustained profitability versus a timelined exit strategy. These markets tend to yield greater return on capital while not delivering as impressively on appreciation potential. In addition to the hands-on operational audits described above, our competitive advantage will be our ability to add value by structuring anchor or major tenant leases to possibly share in building ownership through equity participation. Our intent is to only focus on the premier properties within these secondary stagnant markets. A few examples of these markets would include Midland, Lubbock, Amarillo, Oklahoma City, Albuquerque, Tucson, Fresno, Colorado Springs, Shreveport, Birmingham, and Jackson.

Oil and Gas Royalty Acquisition - Oil and gas royalty properties are revenue generating interests in oil and gas leases which do not bear any of the costs of producing oil or gas, and do not bear all of the risks associated with the ownership and operation of other oil and gas interests. The market for oil and gas royalty is highly competitive and dominated by mainly wealthy individuals and small focused royalty companies. Many middle to large sized oil and gas independents are also markets for individual oil and gas royalty properties. This market is becoming increasingly efficient with a variety of auction types along with direct solicitation. Our competitive advantage hinges on our thorough knowledge of virtually the entire United States as far as specific reservoir characteristics and risk factors. This knowledge will allow us to add value through focusing on properties, which have under developed reserves or other risk mitigating conditions.

There is no set or intended distribution of assets among these acquisition target areas. Rather, management will pursue opportunities in either group based on favorable market evaluations and availability. If Proposal Two is approved assets identified for future purchase will not be subject to stockholder approval.


Strategy and Implementation - We intend to initially execute an option to acquire all or part of two secondary office market properties in Midland and Lubbock, Texas. In lieu of this intended purchase, the Company may acquire a controlling interest of over 50% ownership of TCTB. These buildings are presently owned by TCTB Partners, Ltd. (TCTB) of Midland, Texas of which preferred shareholders and directors Eric Oliver and Jon Morgan are minority partners. Jon Morgan is the President of TCTB Company, Inc., the general partner controlling TCTB Partners, Ltd. These buildings combined have a projected net operating income of $1.69 million annually, which excludes interest, depreciation, and amortized capital outlays. The twenty-four story Midland property of which construction was completed in 1977, encompasses 329,178 rentable square feet and is currently 80% occupied. It also includes a 17-lane drive through bank and a 900 space-parking garage. The average lease term is 4 years and the major tenant is Bank of America. The Lubbock property was built in 1966 and is a fifteen story high rise with 210,659 rentable square feet, a 214 space-parking garage, and is currently 85% occupied. Wells Fargo Bank is the primary tenant and the average tenant lease term is 7 years.

The negotiated price for these assets will be supported through the financial statements for these properties for the years ended December 31, 2000 and 2001, audited by the CPA firm of Johnson Miller & Co. of Midland, TX, and current market appraisals dated May 14, 2002 completed by unaffiliated Real Estate Research Corporation (RERC) of Houston, TX, and may include a profit to TCTB. RERC was hired by Wells Fargo RETECHS from Houston, TX to independently appraise both buildings as required pursuant to recent refinancing. These appraisals were self-contained reports that complied with the reporting requirements set forth in Standards Rule 2-2 of the Uniform Standards of Professional Appraisal Practice.


The option would be for Amen Properties to purchase these assets for an anticipated aggregate of about $13,800,000, which would be financed from $3,000,000 in cash, the assumption of a $6.8 million non-recourse note in favor of Wells Fargo Bank and subordinated note to TCTB in the amount of $4,000,000 bearing a 6% interest rate.

Payments of the TCTB note will be made from (NOL) savings, but will be deferred until the third year of operation and could also be paid out of surplus cash only if available. The calculation for the NOL savings would assume a 34% federal income tax rate. The Wells Fargo Bank note balloons in June 2009 and has a fixed rate of interest of 7.23 % and a 20-year amortization. Implementation is contingent on bank approval of the assignment of this note, which management anticipates will not be unduly withheld.

SUBSEQUENT TO THIS ACQUISITION AND WITHIN THE CONSTRAINTS OF AVAILABLE EQUITY, THE COMPANY WILL SEEK TO ACQUIRE ADDITIONAL AND SIMILAR ASSETS WITHIN ITS TARGET RANGE. PROJECTIONS INCLUDE ADDING ACQUISITIONS AGGREGATING AS MUCH AS $70,000,000 IN YEARS TWO THROUGH FIVE. IN YEARS TWO AND THREE, THESE ACQUISITIONS WILL HINGE UPON THE COMPANY'S ABILITY TO ACCESS THE NECESSARY CAPITAL THROUGH CONVENTIONAL OR UNCONVENTIONAL DEBT STRUCTURES. IN YEARS FOUR AND FORWARD, THE COMPANY MAY ACCESS CAPITAL FOR ACQUISITION GROWTH THROUGH MORE CONVENTIONAL EQUITY OFFERINGS IF NECESSARY. THE PROCESS OF FINDING ADDITIONAL TARGET ASSETS WILL BEGIN IMMEDIATELY AND WILL BE ENHANCED BY THE PROPOSED ADDITION OF SEVERAL ADVISORY BOARD MEMBERS ACTIVE IN THE REAL ESTATE AND OIL AND GAS INDUSTRIES. If Proposal Two is approved, assets identified for future purchase will not be subject to stockholder approval.

Management and Personnel - The Company will be located in Midland at 303 W. Wall Street, Suite 1700, Midland, Texas 79701. We anticipate a full time staff of five individuals including management. In addition, each individual property will employee adequate staffing levels.

Management would consist of Eric Oliver acting as Chairman/CEO and Jon Morgan as President/COO. Compensation for both Mr. Oliver and Mr. Morgan will be totally incentive based and tied to stock price performance. Both Mr. Morgan and Mr. Oliver will continue to pursue an active role with other investment companies which they have present ongoing involvement, and possibly with other companies with which they currently have no involvement. Neither has entered into any agreement or undertaken any obligations to present to the Company any real estate or oil and gas royalty acquisition opportunities.

Eric L. Oliver is President of Softsearch Investment, L.P. a hedge fund that specializes in convertible arbitrage. He graduated from Abilene Christian University with a BA/Chemistry in 1981. From 1981 to 1986 Mr. Oliver worked for E-Z Serve, Inc. where he ultimately was Vice President of Futures Trading. From 1987 till 1990 Mr. Oliver was Vice President of Derivative Products for Bridge Information Systems. From 1991 till the present Mr. Oliver has managed money independently. In addition to convertible arbitrage, Mr. Oliver has investment experience in other assets including venture capital, secondary bank notes, real estate, and oil and gas properties. He presently serves on several boards, both "for profit" and non-profit organizations.

Jon M. Morgan is President of Anthem Oil and Gas, Inc. and J. M. Mineral and Land Company, Inc., both oil and gas investment firms based in Midland, Texas. He graduated from University of Texas with a B.B.A./Petroleum Land Management degree in 1981 and worked for Texaco, Inc. through 1983. In January 1984, Mr. Morgan became an independent oil and gas producer specializing in the acquisition of oil and gas royalties. Mr. Morgan has been involved in acquiring thousands of royalty interests nationwide since that time. He has principally founded and been actively involved in over a dozen companies involved in real estate, oil and gas, minor league sports, geophysical services, financial services, data management, power procurement and the Internet. He presently serves on several privately held corporate and non-profit boards

Business Plan Risk Factors

ADVERSE MARKET CONDITIONS AND COMPETITION MAY IMPEDE OUR ABILITY TO GENERATE SUFFICIENT INCOME TO PAY EXPENSES AND MAINTAIN PROPERTIES:

The economic performance and value of our targeted properties are subject to all of the risks associated with owning and operating real estate, including:

o    changes in the national, regional and local economic climate
o    the attractiveness of our properties to tenants
o    the ability of tenants to pay rent
o    competition from other available properties
o    changes in market rental rates
o    the need to periodically pay for costs to repair, renovate and re-let space
o changes in operating costs, including costs for maintenance, insurance and real estate taxes
o changes in laws and governmental regulations, including those governing usage, zoning, the environment and taxes.

FAILURE BY ANY TENANTS WITH LEASES IN MULTIPLE LOCATIONS TO MAKE RENTAL PAYMENTS TO US, BECAUSE OF A DETERIORATION OF ITS FINANCIAL CONDITION OR OTHERWISE, COULD SERIOUSLY HARM OUR FINANCIAL PERFORMANCE:

Our performance will depend on our ability to collect rent from tenants. At any time, our tenants may experience a change in business conditions or a downturn in their business that may significantly weaken their financial condition. As a result, our tenants may delay a number of lease commencements, decline to extend or renew a number of leases upon expiration, fail to make rental payments when due under a number of leases, close a number of offices or declare bankruptcy. Any of these actions could result in the termination of the tenant's leases and the loss of rental income.

WE FACE CONSIDERABLE COMPETITION IN THE LEASING MARKET AND MAY BE UNABLE TO RENEW LEASES OR RE-LET SPACE AS LEASES EXPIRE:

We would compete with a number of other companies in providing leases to prospective tenants and in re-letting space to current tenants upon expiration of their respective leases. If our tenants decide not to renew or extend their leases upon expiration, we may not be able to re-let the space. Even if the tenants do renew or we can re-let the space, the terms of renewal or re-letting, including the cost of required renovations, may be less favorable than current lease terms or than expectations for the space. WE MAY BE UNABLE TO PROMPTLY RENEW THE LEASES OR RE-LET THIS SPACE, OR THE RENTAL RATES UPON RENEWAL OR RE-LETTING MAY BE SIGNIFICANTLY LOWER THAN EXPECTED RATES.

FUTURE ACQUISITIONS OF PROPERTIES MAY NOT YIELD THE RETURNS WE EXPECT, MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND MAY STRAIN MANAGEMENT RESOURCES:

WE INTEND TO GROW THE BUSINESS THROUGH SELECT ACQUISITION OF CASH GENERATING ASSETS. Newly acquired properties may fail to perform as expected. Our management may underestimate the costs necessary to bring acquired properties up to standards established for their intended market position. In addition, we may not achieve expected cost savings and planned operating efficiencies. Acquired properties may not perform as well as we anticipate due to various factors, including changes in macro-economic conditions and the demand for office space or oil and gas royalties. As the Company grows, we may have to invest further in overhead to assimilate and manage a portfolio of potentially unrelated properties.

ACQUISITION OF PROPERTIES IS SUBJECT TO A NUMBER OF RISKS, INCLUDING CONSTRUCTION DELAYS, COST OVERRUNS, FINANCING RISKS, FAILURE TO MEET EXPECTED OCCUPANCY AND RENT LEVELS, DELAYS IN AND THE INABILITY TO GENERATE FINANCING:

We may face significant competition for acquisitions of properties, which may increase the costs of acquisitions. We may compete for acquisitions of, and investments in, properties with an indeterminate number of investors, including investors with access to significant capital such as domestic and foreign corporations and financial institutions, publicly traded and privately held REITs, private institutional investment funds, investment banking firms, life insurance companies and pension funds. This competition may increase prices for the types of properties in which we invest. In addition, the cost and availability of capital necessary to increase our asset base and revenue generating capability is difficult to predict and in and of itself may be a barrier to pursuing future acquisitions.

ASSET INVESTMENTS OF THE LIKE INTRODUCED IN OUR PLAN ARE ILLIQUID, AND THEREFORE WE MAY NOT BE ABLE TO DISPOSE OF PROPERTIES WHEN APPROPRIATE OR ON FAVORABLE
TERMS:

Real estate property investments and oil and gas royalties generally cannot be disposed of quickly. Therefore, we may not be able to vary our mix of assets or achieve potentially required liquidity in response to economic or other conditions promptly or on favorable terms.

SOME POTENTIAL LOSSES MAY NOT BE COVERED BY INSURANCE, SO WE COULD LOSE OUR ENTIRE INVESTMENT IN A PROPERTY:


The operating expenses in our business plan include the cost of comprehensive liability, fire, extended coverage, and rental loss on our properties. Though we plan to assure to the best of our ability that policy specifications and insured limits of these policies are adequate and appropriate, there may be however, certain types of losses, including lease and other contract claims, acts of war, acts of terror and acts of God that generally may not be insured. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. If that happened, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Though we plan to maintain insurance policies with carriers with sufficient assets and capital to cover all insured perils, there may be however, failures or receiverships of carriers providing insurance to the Company. If this occurs, the Company could be essentially without coverage for perils and losses.


WE MAY HAVE SUBSTANTIAL SCHEDULED DEBT PAYMENTS AND MAY NOT BE ABLE TO GENERATE CASH SUFFICIENT TO MEET THIS SCHEDULE AND MAY NOT BE ABLE TO REFINANCE DEBT AT
MATURITY:

The Plan is subject to risks normally associated with debt financing. The timing and amount of cash flows could be insufficient to meet required payments of principal and interest. We may not be able to refinance acquired debt, which in virtually all cases requires substantial principal payments at maturity, and, even if we can, refinancing might not be available on favorable terms. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, including new equity capital, cash flow may not be sufficient in all years to repay all maturing debt. Prevailing interest rates or other factors at the time of refinancing, including the possible reluctance of lenders to make commercial real estate loans, may result in higher interest rates and increased interest expenses.

WE MAY SUFFER ENVIRONMENTAL LIABILITIES, WHICH COULD RESULT IN SUBSTANTIAL
COSTS:

Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances, including asbestos-containing materials that are located on or under the property. Specific asbestos remediation has taken place in both the optioned buildings described herein and remediation is not complete in the Lubbock property. Environmental laws often impose liability whether the owner or operator knew of, or was responsible for, the presence of those substances. In connection with our ownership and operation of properties, we may be liable for these costs, which could be substantial. Also, our ability to arrange for financing secured by that real property might be adversely affected because of the presence of hazardous or toxic substances or the failure to properly remediate any contamination. In addition, we may be subject to claims by third parties based on damages and costs resulting from environmental contamination at or emanating from our properties.

NON-COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT (ADA) COULD RESULT IN
FINES:

Under the ADA, all public accommodations are required to meet certain federal requirements related to physical access and use by disabled persons. While we believe our optioned properties comply in all material respects with these physical requirements or would be eligible for applicable exemptions from material requirements because of adaptive assistance provided, a determination that we are not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. If we were required to make modifications to comply with the ADA, our ability to meet financial projections could be adversely affected.

WE MAY BE SUBJECT TO CHANGES IN OWNERSHIP, WHICH MAY IMPEDE THE VALUE OF OUR
NOL:

In the section below entitled "NOL Independent Assessment," we describe the parameters and limitations of utilization of the NOL as it relates to a change in ownership among five-percent owners exceeding 50%, and the business continuity test. If we are unable to meet these IRS standards, utilization of the NOL could be limited or reduced to zero.

VOLATILITY OF OIL AND GAS PRICES COULD IMPACT EXPECTED REVENUE

Anticipated results from oil and gas royalties may be substantially dependent on prices of oil and gas. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of, and demand for, oil and gas, market uncertainty and a variety of additional factors beyond our control. These factors include weather conditions, the economy, actions of the Organization of Petroleum Exporting Countries, government regulation, political stability in the Middle East and elsewhere, the foreign supply of oil and gas, the price of foreign imports and the availability of alternate fuel sources. Any substantial extended decline in the price of oil and gas could have an adverse impact on our revenue generating capability.

UNCERTAINTY OF ESTIMATED OIL AND GAS DISCOVERY MAY AFFECT FUTURE CASH FLOWS:


Estimates of economically recoverable oil and gas reserves are based upon a number of variable factors and assumptions, which are speculative and not under our control. Actual production and reserve data used to value future acquisitions will be estimates only and will be subject to uncertainties. Actual quantities of oil and natural gas may differ considerably from amounts actually recovered and thus future cash flows could be impaired or accelerated beyond management's expectations.

REGULATION OF NATURAL GAS MAY INCREASE THE CARRYING COST OF OIL AND GAS
PROPERTIES

The production, transportation and sale of natural gas from underlying properties are subject to federal and state governmental regulation, including regulation and tariffs charged by pipelines, taxes, the prevention of waste, the conservation of gas, pollution controls and various other matters. The United States has governmental power to impose measures that could increase the cost of oil and gas properties. The Federal Energy Regulatory Commission (FERC) has jurisdiction with respect to various aspects of gas operations including the marketing and production of gas. The Natural Gas act and the Natural Gas Policy Act (collectively, the "Acts") mandate federal regulation of the interstate transportation of gas. The Natural Gas Wellhead Decontrol Act of 1989 terminated wellhead price controls on all domestic gas on January 1, 1993. Numerous concerns regarding the interpretation and implementation of several provisions of the Acts have led to lawsuits and administrative proceedings to challenge the validity of the Acts. The FERC is also considering various policies and proposals that may affect the marketing of gas under new and existing contracts. Accordingly, AMEN Properties is unable to predict the impact of any such governmental regulation.

In the past, Congress has been very active in the area of gas regulation. Recently enacted legislation repeals previously applicable incremental pricing requirements and gas use restraints. At this time, it is not feasible to predict with certainty, what proposals, if any, might actually be enacted by Congress or other legislative bodies and what effect, if any, such proposals might have on the oil and gas properties that may be considered for acquisition.

Board of Directors of Amen Properties - The board of directors of Amen Properties will consist of Eric Oliver, 43, acting as Chairman/CEO and Jon Morgan 43, who will also perform the duties of President/COO. In addition, current Crosswalk directors Bruce Edgington and Earl Gjelde will be directors. Mr. Gjelde and Mr. Edgington will also serve as members of the audit committee of the board of director's whose charter is unchanged.

Bruce E. Edgington, 44, has been director of Crosswalk and our predecessors since November 1995. From 1979 through 1988, Mr. Edgington was a registered representative with Johnston Lemon & Co., a securities broker-dealer, where his responsibilities included the management of retail securities accounts and administration. In 1988 he founded and continues to be an officer, director and stockholder of DiBiasio & Edgington, a firm engaged in providing software to investment firms and money managers.


Earl E. Gjelde, 58, has served as a Crosswalk director since April 1997. From 1989 through 1993, he was Vice President of Chemical Waste Management, Inc. and from 1991 to 1993 was Vice President of Waste Management Inc. (currently WMX Technologies, Inc.). Since 1991, Mr. Gjelde has been Managing Director, Summit Group International, Ltd., an energy and natural resource consulting firm with Internet based security controlled document systems and Managing Director, Summit Energy Group, Ltd., an energy development company and since 1996, a partner in Pipeline Power Partners, LP, a natural gas services company. From 1980 through 1989, Mr. Gjelde held various federal government positions including Under Secretary and Chief Operating Officer of the U.S. Department of Interior from 1985 through 1989 and Special Assistant to the Secretary, Chief Operating Officer, U.S. Department of Energy from 1982 through 1985. He is a member of the Board of Directors of The United States Energy Association, The World Energy Congress, the National Wilderness Institute, Allied Technologies Group, Inc., and publicly held Electrosource, Inc.


NOL Independent Assessment - The certified public accounting firm of Hoffman, Fitzgerald and Snyder, PC (HFS) who completes our annual income tax returns, was engaged to review our NOL as it relates to the Plan and has issued a memorandum verifying the status of the utilization of the NOL should the Plan achieve the proforma net income results. The following synopsis of the memorandum should be read in conjunction with the full text of HFS's memorandum dated June 24, 2002, which describes the assumptions made, matters considered and limitations of the NOL and is attached to this proxy statement as Annex C.

HFS provided guidance to indicate that Internal Revenue Code Section 382 contains the basic rules surrounding the use of net operating losses by Crosswalk, which would fall under the definition therein of a "loss" corporation. Section 382(a) states the general rule that there are limitations in the amount of net operating loss that may be utilized by a "loss" corporation subsequent to any ownership change. Specifically, if during the three year period ending on the date of an owner shift the total change in ownership among five percent owners has exceeded 50%, the net operating loss in existence as of the date of change is limited. There are very specific rules describing who is a five percent (5%) owner and when the test must be performed. HFS reviewed the historical five percent ownership change spreadsheet prepared by the Company and indicated their comfort with the assumptions used in its preparation and the ultimate conclusion that an ownership change did take place pursuant to the Wike Associates acquisition on August 13, 1999. As a result, the net operating loss of $5,077,839 that existed at December 31, 1998, plus the pro-rata portion of the $12,163,328 net operating loss generated during 1999 or $7,497,941 may be limited by Section 382. As such, the limitation is that the maximum amount of this loss that can utilized in any one subsequent tax year will be the fair market value of Crosswalk as of the date of the ownership change or $61,202,383, multiplied by the then annual long-term applicable federal rate of 5.18%, or $3,170,283. As of the date of the memo, the approximate $15 million of NOL incurred after 1998 is not limited as defined herein. Actions not in the control of the Company that may have an impact on future ownership changes could affect the amount of NOL available for future use.

In addition, the ability to utilize the existing net operating loss, with the indicated annual limitation, will be dependent on whether a business continuity test is met. The test is met if within a two year period subsequent to an ownership change as defined herein, a new corporation either continues a significant line of business of the old loss corporation or utilizes a significant portion of the old loss corporation's historic assets. Since the Company has had no change subject to the continuity test within the two-year period subsequent to the ownership change of August 1999, HFS believes that there is no concern in this regard now. However HFS recognizes that the Company could have the NOL reduced to zero if an ownership change as described in
Section 382 noted above, occurs within the two year period subsequent to implementation of the new business plan, as it may trigger a new two year period subject to the business continuity test.

Crosswalk selected HFS to review the NOL in connection with the Plan based on HFS's reputation, expertise and familiarity with the Crosswalk NOL and its business. HFS, who will receive a fee of $3,100 for the NOL review, was founded in 1983 with its main office in McLean, VA. HFS is a member of the Division for CPA firms under the AICPA, which includes the Private Companies Practice Section and the Securities and Exchange Commission ("SEC") Practice Section. HFS is also a member of CPA Associates International, Inc. which is an association of independent firms of certified public accountants located in the U.S. and around the world, which provide clients with professional accounting, auditing, tax and management advisory services.


Financial Projections for Plan

Presented below is a projected balance sheet and statements of estimated taxable operating results and cash flows anticipated from assets acquired by Amen Properties as presented in Proposal Two. The statement of estimated taxable operating results for the properties to be acquired under Proposal Two are identified in the statements as "Lubbock Acquisition and Midland Acquisition." Revenue projections for these acquisitions are based on leases of record as of December 31, 2001. Operating expenses consist of among other things, building management, maintenance, security, utilities, supplies, repairs, insurance and real estate taxes. Year 1 operating expense projections are also based on audited prior twelve-month actual operating expenses, adjusted downward to compensate for a significant retroactive increase in gas prices recorded in 2001, which is not expected to recur on a going forward basis. Depreciation charges are based on the new accounting basis for the assets as described in the footnotes below, and interest expense is based on the revised debt structure as disclosed. These projections would be reduced proportionately if the Company proceeded with purchase of a controlling interest in TCTB or if only part of the buildings were acquired. Further assumptions used in deriving these estimates are provided in footnotes following the tables.

Amen Properties Balance Sheet
----------------------------------------------------------------------------------------------------------------------------------
Assets                                        Year 1            Year 2            Year 3             Year 4             Year 5
----------------------------------------------------------------------------------------------------------------------------------
Cash                                       $   300,000      $     900,553     $   1,542,592      $   1,975,424      $   8,068,043
Lubbock Acquisition  ****
                                             4,100,000          4,100,000         4,100,000          4,100,000          4,100,000
Midland Acquisition  ****
                                             9,700,000          9,700,000         9,700,000          9,700,000          9,700,000
Future Acquisitions
                                                  --           10,000,000        25,000,000         45,000,000         70,000,000
Capital Expenditures**
                                               175,000            467,983           877,983          1,487,983          2,247,983
Accumulated Depreciation
                                              (265,192)          (739,170)       (1,539,379)        (2,727,562)        (4,456,462)
----------------------------------------------------------------------------------------------------------------------------------
Total Assets                               $14,009,808      $  24,429,366     $  39,697,196      $  59,535,846      $  84,633,395

Liabilities
Bank Loan***
                                             6,800,000         16,640,216        31,252,679         50,523,166         74,338,570
Seller Financing-NOL LT Note****
                                             4,000,000          4,000,000         3,483,633          3,040,102          2,325,968
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                          $10,800,000      $  20,640,216     $  34,736,312      $  53,563,268      $  76,664,538
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Equity
                                             3,209,808          3,789,150         4,960,884          5,972,578          7,968,857
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders Equity  $14,009,808      $  24,429,366     $  39,697,196      $  59,535,846      $  84,633,395
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Projected Increase in Equity                                          18%               31%                20%                33%
----------------------------------------------------------------------------------------------------------------------------------

** Comprised of capitalized common area improvements, tenant improvements, and leasing commissions

*** Non recourse debt-20 year with 7 year balloon-7.23 % fixed rate-with prepayment penalties (initial year one $54,452 /mo. Payments)

**** Assumes current appraised value of buildings of $16,000,000 and $3,000,000 down payment) Note to be paid out of net operating loss savings assuming 34% taxable rate payable annually commencing year three Assumes interest expense for 100% of capital for all Year 2 acquisitions forward

Amen Properties Statements of Estimated Taxable Operating Results and Cash Flow Statement

                                      Year 1           Year 2           Year 3           Year 4           Year 5       5 Year Total
                                      ------           ------           ------           ------           ------       ------------
Property Revenue:
Lubbock Acquisition               $  1,888,847     $  1,907,735     $  1,926,812     $  1,946,081     $  1,965,541     $  9,635,016
Midland Acquisition                  2,182,714        2,204,542        2,226,587        2,248,853        2,271,342       11,134,039
New Acquisitions                          --          3,125,000        8,031,250       14,705,000       23,246,250       49,107,500
Total Revenue                        4,071,561        7,237,277       12,184,650       18,899,934       27,483,133       69,876,555
Operating Expenses                   2,379,580        4,404,580        7,510,830       11,584,580       16,375,830       42,255,900
                                  -------------------------------------------------------------------------------------------------
Total Gross Margin                $  1,691,981     $  2,832,697     $  4,673,820     $  7,315,354     $ 11,107,303     $ 27,621,155

Expenses *
Interest Expense                       493,644        1,197,638        2,254,483        3,660,870        5,416,877       13,023,512
Depreciation **                        265,192          473,978          784,209        1,204,183        1,728,901        4,456,462
G & A                                  250,000          262,750          275,626          289,406          303,877          414,422
A & D Transaction Expenses              13,000           50,000           55,000           60,500           66,550          245,050
                                  -------------------------------------------------------------------------------------------------
Total                             $  1,021,837     $  1,984,116     $  3,369,317     $  5,214,959     $  7,516,204     $ 19,106,433

Taxable Income                    $    670,145     $    848,581     $  1,304,503     $  2,100,395     $  3,591,099     $  8,514,723

Capital Expenditures                  (175,000)        (292,983)        (410,000)        (610,000)        (760,000)      (2,247,983)
Add Back Depreciation                  265,192          473,978          784,209        1,204,183        1,728,901        4,456,462
Principal Reduction(amortized)        (159,784)        (387,537)        (729,513)      (1,184,596)      (1,752,811)      (4,214,241)

TCTB Payment                              --               --           (516,367)        (443,531)        (714,134)      (1,674,032)
                                  -------------------------------------------------------------------------------------------------
Cash Flow After $3M Cash Pay      $    600,553     $    642,039     $    432,832     $  1,066,450     $  2,093,054     $  4,834,929
Yr 1 ***
                                  -------------------------------------------------------------------------------------------------

Projected EPS*****                $       0.07     $       0.08     $       0.11     $       0.18     $       0.29     $       0.69
Shares Outstanding                   9,400,000       10,600,000       11,800,000       12,000,000       12,200,000       12,400,000

Projections assume "Value Added" property acquisitions of $10M in Year 2, $15M in Year 3, $20M in Year 4, and $25M in Year 5. Also assumed acquisition capitalization rates of 11%, 12%, 13% and 15% in Years 2-5 respectively. Cash and EPS would be affected if stock issued in lieu of cash for property acquisition.


*      Assumes that preferred shareholders forego future dividend accumulation

** Asset Depreciation is figured with 30% allocation to land with a 39 year straight line schedule for 70% balance CapEx depreciation is figured over 10 years based on straight line basis

*** True cash flow in year one would include a negative $3,000,000 to account for down payment on assets

**** Does not include offline advertising business expected to generate $1M in sales and 13% return on revenue per annum

***** Assumes that preferred stockholders will exercise conversion rights to approximately three million shares of common stock in years one to three

Offline Advertising Business - For the near term, we will also maintain the operations of our offline advertising business whereby we generate approximately $1 million of revenue through six card deck issuance annually, distributing awareness of over fifty ad clients' products to 225,000 churches in each mailing. The business, which employs a staff of three, is expected to return about 13% on revenue on a standalone basis. We maintain a proprietary database of about 140,000 churches and rent lists to meet the remaining distribution commitment. In order to concentrate management attention and resources to the Plan, management may pursue divestiture of this business. Stockholder approval would not be sought if we were to proceed with the sale of this business and associated intangible assets.

THE COMPANY INTENDS TO RETAIN ITS CHRISTIAN STATEMENT OF FAITH AND THE COMPANY'S POLICY

Article XIII of our Bylaws provides that Crosswalk is a "religious corporation." Our policy is generally to include among our officers and directors unconditionally, and employees, where a bona fide occupation qualification exists, only persons who, upon request, subscribe to the Company's Christian Statement of Faith as follows:

"1. We believe that there is one God, eternally existing in three persons: the Father, the Son, and the Holy Spirit.

2. We believe that the Bible is God's written revelation to man and that it is verbally inspired, authoritative, and without error in the original manuscripts.

3. We believe in the deity of Jesus Christ, His virgin birth, sinless life, miracles, and death on the cross to provide for our redemption, bodily resurrection and ascension into heaven, present ministry of intercession for us, and His return to earth in power and glory.

4. We believe in the personality and deity of the Holy Spirit, that He performs the miracle of the new birth in an unbeliever and indwells believers, enabling them to live a godly life.

5. We believe that man was created in the image of God, but because of sin, was alienated from God. That alienation can be removed only by accepting through faith, God's gift of salvation which was made possible by Christ's death."

In order to implement the Christian Statement of Faith, we intend generally to act in accordance with the following policy, as stated in our Bylaws: "The Corporation shall:

1. Actively seek to market the services of the [C]orporation to those persons, entities, and agencies, which are actively involved in propagating a pattern of beliefs and actions consistent with the tenets of the Statement of Faith. Nothing herein shall be construed to prohibit marketing such services to other persons, entities, or agencies except as specifically set forth in the prohibitions or corporate action set forth below.

2. To the extent permitted by law, expend from the revenues of the [C]orporation such sums as are deemed prudent by the Board of Directors to support, encourage, or sustain persons or entities which in the judgment of the Board of Directors are expected to make significant efforts to propagate the Gospel of Jesus Christ in any manner not in conflict with the Statement of Faith. Such expenditures may be made without regard to the tax status or nonprofit status of the recipient. It is expected that the expenditures paid out under the provisions of this paragraph shall approximate ten percent (10%) of the amount that would otherwise be the net profits of the [C]orporation for the accounting period.

   The Corporation shall not:

1. Take any position publicly or privately that denies or conflicts with the tenets of the Statement of Faith.

2. Elect, qualify or permit to serve in office as a [d]irector or officer to the [C]orporation any person who has not without reservation subscribed to the Statement of Faith as being true, accurate and correct or who having so subscribed has either publicly or privately recanted from a particular of the Statement of Faith or who has publicly made statements or taken actions without repentance which the Board of Directors finds to be in clear conflict with the Statement of Faith.

3. Hire or continue to employ any employee in any position in which, in the sole discretion of the Corporation, subscription to the Statement of Faith is a bona-fide occupational qualification reasonably necessary to the normal operations of the Corporation's activities, where such employee refuses, upon request, to subscribe to the Statement of Faith or having so subscribed has either publicly or privately recanted from any particular of the Statement of Faith or has publicly made statements or taken actions without repentance which the Board of Directors finds to be in clear conflict with the Statement of Faith. Because the Scriptures teach that bad company corrupts good morals and that a little leaven affects the whole lump, it is important to the Corporation's purposes that it be protected from the influence of persons not in agreement with the Statement of Faith at every level of employment.

4. Permit any party to utilize the name, goodwill, trade marks, or trade names of the [C]orporation in any course of action or dealings which the [C]orporation itself is herein prohibited from taking."

         "In addition to any other appropriate legend, prior to its issuance each and every share certificate to be issued by this Corporation shall be inscribed with a legend that states:

         `This Corporation is a religious corporation. All shares of this [C]orporation are subject to the terms as set forth in the BYLAWS of the corporation which restricts the amendment or deletion of that section of the BYLAWS which prescribes a corporate Statement of Faith in the LORD JESUS CHRIST and directs or prohibits certain corporate actions on the basis of the Statement of Faith.' "

The Bylaws also state:


         "No amendment to this Article XIII and no other superseding or conflicting provision of these BYLAWS, the ARTICLES OF INCORPORATION, or any shareholder agreement shall be adopted unless the result of the count of votes approving the amendment is 90% affirmative without dissension and a minimum of two-thirds of the shares outstanding are represented and voting. Such vote must be made at an actual special meeting of the shareholders called by written notice delivered to each shareholder not less than 10 nor more than 60 days prior to the date of the meeting. Time is of the essence as to this notice provision and no extension of the time of the meeting or adjournment of the meeting to a date outside the notice period shall be permitted except upon the affirmative vote of not less than 70 percent of the shares then issued and outstanding."


DIRECTORS ACTION REGARDING PREFERRED STOCKHOLDERS PURSUANT TO APPROVAL OF PROPOSAL TWO

IF THE STOCKHOLDERS APPROVE PROPOSAL TWO AND THE COMPANY PROCEEDS WITH THE IMPLEMENTATION OF THE PLAN, THE BOARD OF DIRECTORS WILL MOST LIKELY MOVE TO PAY THE DIVIDENDS DUE TO THE SERIES "A" AND SERIES "B" PREFERRED STOCKHOLDERS IN COMMON STOCK BEFORE THE END OF THE FIRST YEAR OF OPERATION. According to the terms of the preferred stock purchase agreements, the number of shares shall be determined by dividing the dividend payable by the average closing price of the common stock for the sixty trading days prior to dividend declaration. The current dividend payable is $234,000 and the financial model assumes the issuance of 300,000 shares in dividend payment for purposes of calculating projected earnings per share. This would be transacted with the understanding that the preferred stockholders will, upon receipt of dividend payment, waive the right to all future dividends.

VOTING LIMITATIONS


Both, Jon Morgan and Eric Oliver, stockholders and members of the Company's board of directors, and four preferred stockholders have a minority interest in the assets to be acquired. Therefore, their aggregate beneficial ownership of 1,342,791 or approximately 13% of equivalent voting common stock will be recused from voting on this Proposal Two.


WHAT HAPPENS IF PROPOSAL TWO IS NOT APPROVED OR COMPLETED

Because the proceeds related to the asset sale are required in order to pursue the Plan as herein described, the approval of Proposal Two necessitates approval of Proposal One and the completion of the asset sale.

If Proposal One is approved and the asset sale is completed, and Proposal Two is not approved, Crosswalk may elect to dissolve the Company, which would require separate stockholder approval. If the proceeds of the $4.1 million asset sale were utilized to liquidate the Company, after payment of the preferred stockholders ($3.0 million including dividend payments of $234 thousand), offering costs of about $200 thousand and balance sheet liquidation of about $300 thousand, with cash and investments of around $600 thousand, common stockholders would be left with approximately $1.2 million or $0.15 per share. The board of directors does not believe that this is in the best interest of the stockholders. Dissolution does not capitalize on our material remaining assets of the public company foundation, and a NOL of over $29 million.

If Proposal One is not approved, Proposal Two is withdrawn. Under this scenario, if current sales levels continue, it would be unlikely that we would be able to pay, or provide for the payment of, all anticipated liabilities and obligations through the end of the year 2002, without either drastically cutting the services and content on crosswalk.com or arranging for further dilutive financing, which may not be available to the Company. If the asset sale is not approved or completed, it is also not likely that we would be able to sell our assets to another buyer on terms as favorable as those provided in the asset purchase agreement, or perhaps not at all. In this scenario, without adequate cost reduction or additional capital infusion, Crosswalk could be required to or be forced to resort to liquidation proceedings.

VOTE REQUIRED

The affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting, is required to approve the business plan.

THE CROSSWALK BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE BUSINESS PLAN OF AMEN PROPERTIES

PROPOSAL THREE -Approval of the Proposal to Amend the Company's Certificate of Incorporation to Change the Name of the Company to AMEN Properties

The board of directors has approved an amendment to our Certificate of Incorporation to change the name of the Company to AMEN Properties. In light of the asset sale and our new business plan going forward after asset sale closure, the board of directors believes that the name change is appropriate. AMEN Properties reflects the vision and mission of the Plan to provide returns to investors through the select acquisition of cash producing assets.

In accordance with Delaware corporate law, if approved by the stockholders, the proposed amendment will become effective upon the filing of a certificate of amendment relating thereto with the Secretary of State of Delaware, which will occur as promptly as practicable after the date of the Special Meeting. Assuming this proposal is adopted, it will not be necessary for stockholders to surrender stock certificates. Instead, when certificates are presented for transfer, new certificates bearing the new name will be issued. The Company's trading symbol for its common stock will remain "AMEN" on the Nasdaq SmallCap Market.

Because Proposal Three is only relevant if Proposal Two is approved, the Approval of Proposal Three necessitates the approval of Proposal Two.

VOTE REQUIRED

The affirmative vote of the majority of shares present in person or represented by proxy at the Special Meeting, is required to approve the amendment to the Company's Certificate of Incorporation to change the name of the Company to AMEN Properties.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO AMEN PROPERTIES

            CROSSWALK SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following summary selected historical consolidated financial data for Crosswalk should be read in conjunction with Crosswalk's financial statements included in this proxy statement and together with the section herein entitled "Management's Discussion and Analysis of Financial Position," in addition to other annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. The consolidated financial data for the three fiscal years ended December 31, 2001, December 31, 2000 and December 31, 1999, and the consolidated balance sheet data as of December 31, 2001 and December 31, 2000, have been derived from Crosswalk's audited consolidated financial statements, included in this proxy statement, which have been audited by Ernst & Young LLP, independent accountants, whose report is also included in this proxy statement. The consolidated statement of operations and consolidated balance sheet data for the years ended December 31, 1998 and December 31, 1997, are derived from Crosswalk's audited financial statements, which have been audited by Hoffman, Fitzgerald and Snyder PC, independent auditors. The historical results presented below are not necessarily indicative of future results.

                                                                             Year Ended December 31,
                                                        2001 (1)       2000 (2)      1999 (3)        1998        1997 (4)
                                                     ---------------------------------------------------------------------
                                                                    (Dollars in thousands, except per share data)

Statement of Operations Data:
Operating Revenues:
Total operating revenues                             $   4,506.3   $    6,380.9   $    6,898.7   $   1,083.3   $     422.4
                                                     ---------------------------------------------------------------------
Cost of goods and services                               1,737.1        2,701.1        3,728.3         636.3         232.4
Crosswalk operations                                     2,774.8        5,517.6        4,795.0       1,529.7         959.6
Sales and marketing                                      1,525.2        3,458.2        6,693.7       1,242.8         837.2
Amortization of goodwill and intangibles                 1,682.2        1,182.3          457.3        --            --
General and administrative                               1,654.5        2,340.5        2,543.9       1,353.7         877.7
                                                     ---------------------------------------------------------------------
Operating loss                                          (4,867.6)      (8,818.8)     (11,319.5)     (3,679.2)     (2,484.5)
                                                     ---------------------------------------------------------------------
Other income (expense)                                      83.1          198.3          666.8         222.1      (1,786.7)
Net loss before cumulative effect of a
   change in accounting practice                        (4,784.5)      (8,620.5)     (10,652.7)     (3,457.1)     (4,271.2)
Cumulative effect of a one-time adjustment to
   reflect change in revenue and cost recognition         --           (1,407.6)        --            --            --
                                                     ---------------------------------------------------------------------
Net loss                                             $  (4,784.5)  $  (10,028.0)  $  (10,652.7)  $  (3,457.1)  $  (4,271.2)
                                                     =====================================================================
Net loss per share before cumulative effect of a
   change in accounting practice                     $      (0.60) $       (1.11) $       (1.56) $      (0.98) $     (3.31)
Per share effect of a one-time adjustment to
   reflect change in revenue and cost recognition         --               (0.18)       --            --            --
                                                     ---------------------------------------------------------------------
Net loss per share (basic and diluted)               $      (0.60) $       (1.29) $       (1.56) $      (0.98) $     (3.31)
                                                     =====================================================================
Weighted average number of shares
outstanding (basic and diluted)                          7,947.6        7,764.5        6,822.6       3,535.5       1,289.5
                                                     =====================================================================
Balance Sheet Data:
Total assets                                         $   6,740.4   $   11,309.6   $   19,784.4   $   4,902.6   $   5,787.2
Working capital                                          1,004.8        2,288.6        5,090.7       3,293.2       5,334.3
Total stockholders' equity (deficit)                     5,408.5        9,361.0       16,259.1       4,179.5       3,726.2

(1) Includes $500,000 cash infusion and $300,000 stock subscription receivable from sale of Series "B" preferred stock Also includes $500,000 charge for recognition of goodwill impairment
(2)  Includes $2,000,000 cash infusion from sale of Series "A" preferred stock
(3) Includes $16,338,776 cash infusion from the exercise of 2,841,526 Purchase Warrants outstanding.
(4) Includes recognition of $1,700,000 of interest expense on the Company's junior subordinated notes.

     These notes were repaid with the proceeds from the Company's IPO during the fourth quarter of 1997.

                  CROSSWALK.COM PROFORMA FINANCIAL INFORMATION


Crosswalk Pro Forma Consolidated Balance Sheet Reflecting Asset Sale Only (Unaudited)

The following unaudited pro forma consolidated balance sheet of Crosswalk as of June 30, 2002 presents our financial position assuming the asset sale had occurred on June 30, 2002. Since the asset sale is independent of the new business model introduced in Proposal Two, this pro forma portrays the impact on the balance sheet of passage of only Proposal One. All material adjustments required to reflect the asset sale are set forth in the column labeled "Sale Adjustments." The data contained in the column labeled "June 2002 Actual" is derived from our unaudited consolidated balance sheet as of June 30, 2002. The unaudited pro forma consolidated balance sheet should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Crosswalk, including the notes thereto, appearing in our Annual Form 10-K for the year ended December 31, 2001 and "Management's Discussion and Analysis or Plan of Operation" and the consolidated financial statements of Crosswalk, including the notes thereto, appearing on interim report Form 10-QSB for the quarter ended June 30, 2002. The pro forma data is for informational purposes only and may not necessarily reflect Crosswalk's financial position or what our financial position would have been had we consummated the asset sale on June 30, 2002.

                                                                                Asset Sale
                                                                June 2002        Proforma
ASSETS                                                            Actual        Adjustments             Proforma
                                                               ------------     ------------          ------------
                                                                (unaudited)
CURRENT ASSETS:
   Cash and cash equivalents                                   $    392,878     $       --            $    392,878
   Short-term investments                                           306,246        4,100,000   (A)       4,406,246
   Accounts receivable                                              420,918             --                 420,918
   Deferred costs                                                   203,800         (172,120)  (B)          31,680
   Note receivable from officer                                      16,183             --                  16,183
                                                               ------------     ------------          ------------
   Assets held for sale                                           2,433,350       (2,433,350)  (C)            --
        Total current assets                                      3,773,375        1,494,430             2,278,945


LONG TERM INVESTMENTS                                                52,822             --                  52,822

PROPERTY AND EQUIPMENT, net                                         287,412             --                 287,412

OTHER ASSETS:

   Deposits                                                          60,887             --                 60,887

   Deferred costs                                                       609             --                    609
   Goodwill, net                                                    750,339             --                750,399
        Total other assets                                          811,895             --                811,895
                                                               ------------     ------------         ------------
TOTAL ASSETS                                                   $  4,925,504     $  1,494,430         $  3,431,074
                                                               ============     ============         ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                            $    317,232     $       --            $    317,232
   Accrued expenses                                                 601,211        1,570,000   (D)       2,171,211
   Deferred revenue                                                 115,083         (113,823)  (B)           1,260
                                                               ------------     ------------          ------------
        Total current liabilities                                 1,033,526        1,456,177             2,489,703

OTHER LIABILITIES:

   Accounts payable                                                 131,211             --                 131,211

   Other liabilities                                                 19,439             --                  19,439

STOCKHOLDERS' EQUITY

   Preferred stock                                                      160             --                     160

   Common stock                                                      79,682             --                  79,682

   Common stock warrants                                            127,660             --                 127,660

   Additional paid-in capital                                    42,056,199             --              42,056,199
   Accumulated deficit                                          (38,519,456)          38,253   (E)     (38,481,203)

   Accumulated other comprehensive loss: -
                                                                                                            (2,917)
       Net unrealized loss on available-for-sale securities          (2,917)            --
                                                               ------------     ------------          ------------
        Total stockholders' equity                                3,741,328           38,253             3,751,820
                                                               ------------     ------------          ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $  4,925,504     $  1,494,430          $  3,431,074
                                                               ============     ============          ============

Notes to Unaudited Pro Forma Consolidated Balance Sheet Reflecting Asset Sale
Only

The unaudited pro forma consolidated balance sheet gives effect to the asset sale, as if it had occurred as of June 30, 2002.

Asset Sale

On May 24, 2002, following the approval of our board of directors, we entered into a letter of intent agreement with OnePlace, LLC, a wholly owned subsidiary of Salem Communications ("Salem"). The asset purchase agreement dated as of August 19, 2002, contemplates that, subject to the satisfaction of the conditions contained therein (including obtaining the approval of the stockholders of Crosswalk), Oneplace, LLC would acquire substantially all of Crosswalk's Internet related intellectual property and other technology assets, email lists and newsletters, customer base and trademarks for a purchase price of $4.1 million, to be paid in cash (the "asset sale"). Crosswalk currently intends to use the proceeds of this sale to initiate the business plan, which is the subject of Proposal Two submitted for stockholder approval herein. There is no assurance that Crosswalk can successfully consummate the asset sale. The following adjustments are reflected in the unaudited pro forma condensed consolidated balance sheet:

     (A) To record the total asset sale price of $4.1 million to be paid in cash at closing which is expected to be promptly after if and when stockholder approval is achieved.

     (B) To record reversal of deferred revenue and cost associated with contracts, which are, part of the asset sale.

     (C) To record elimination of carrying value of goodwill, intangible assets, and property plant and equipment included in the asset sale and classified as Assets held for sale pursuant to Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

     (D) To record accrual for estimated costs related to the asset sale, which include, but are not limited to, $45,000 of deferred license fees, $1.0 million of commitments related to rent and hosting agreements, $330,000 of employee severance costs, $125,000 of legal and advisory fees, and $150,000 for obsolescence related to assets which will no longer be in use.

     (E) To record the estimated pro forma gain on the asset sale.

Crosswalk Pro Forma Consolidated Statements of Operations Reflecting Asset Sale Only (Unaudited)

The following unaudited pro forma consolidated statements of operations for the year ended December 31, 2001 and the six months ended June 30, 2002, were prepared to illustrate the estimated effects of the discontinuance of the business associated with the asset sale as of January 1, 2001. Pursuant to SFAS No. 144, the Company has removed the business attributable to the asset being sold from continuing operations in the periodic statement of operations for the six months ended June 30, 2002. The net loss attributable to the business of the asset being sold is reflected in discontinued operations in the income statement for the six months ended June 30, 2002. Since the asset sale is independent of the new business model introduced in Proposal Two, this pro forma portrays the impact on the income statement of passage of only Proposal One. The unaudited pro forma consolidated statements of operations exclude the effects of transactions that are not reasonably expected to reoccur subsequent to the asset sale.

The unaudited pro forma consolidated statements of operations should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Crosswalk, including the notes thereto, appearing in our Annual Form 10-K for the year ended December 31, 2001 and "Management's Discussion and Analysis or Plan of Operation" and the consolidated financial statements of Crosswalk, including the notes thereto, appearing on interim report Form 10-QSB for the quarter ended June 30, 2002. The unaudited pro forma consolidated statements of operations and related notes are provided for informational purposes only and do not purport to be indicative of the results of operations that would have been reported had the events assumed, occurred on the dates indicated, or purport to be indicative of results of operations that may be achieved in the future.

                                           Historical                      Proforma      Historical                      Proforma
                                           Year Ended                     Year Ended     Six Months                     Six Months
                                          December 31,     Proforma       December 31,      Ended        Proforma          Ended
                                              2001        Adjustment          2001      June 30, 2002   Adjustment     June 30, 2002
                                          -----------------------------------------------------------------------------------------
TOTAL  REVENUES                           $ 4,506,291   $ (3,302,484) (a) $ 1,203,807    $   484,615    $      --       $   484,615

OPERATING EXPENSES:
   Cost of goods and services               1,737,095       (783,078) (a)     954,017        374,340           --           374,340
   Crosswalk operations                     2,774,780     (2,487,679) (a)     287,100        112,034           --           112,034
   Sales and marketing                      1,525,243     (1,331,013) (a)     194,230         70,430           --            70,430
   Amortization of Goodwill and
           Intangibles                      1,682,235     (1,485,557) (b)     196,678           --             --              --
   General and administrative               1,654,513     (1,185,471) (a)     469,042        351,777           --           351,777
                                          -----------    -----------      -----------    -----------    -----------     -----------
        Total operating expenses            9,373,866     (7,272,798)       2,101,068        908,581           --           908,581
                                          -----------    -----------      -----------    -----------    -----------     -----------

INCOME (LOSS) FROM CONTINUING OPERATIONS   (4,867,575)     3,970,314         (897,261)      (423,966)          --          (423,966)

OTHER INCOME NET                               83,061           --             83,061         18,183           --            18,183
                                          -----------    -----------      -----------    -----------    -----------     -----------

INCOME (LOSS FROM CONTINUING OPERATIONS   $(4,784,514)  $ 3,970,314       $  (814,200)   $  (405,783)   $      --       $  (405,783)


Loss from discontinued operations                --             --               --         (504,187)       504,187(a)     (504,817)
                                          -----------    -----------      -----------    -----------    -----------
Gain (loss)  before cumulative effect
of a change in accounting policy          $(4,784,514)   $ 3,970,314      $  (814,200)   $  (909,970)       504,187
                                          -----------    -----------      -----------    -----------    -----------

Recognition of impairment loss as a
result of transitional goodwill
impairment test                                  --             --               --         (750,000)          --          (750,000)
                                          -----------    -----------      -----------    -----------    -----------     -----------

NET INCOME (LOSS)                         $(4,784,514)   $ 3,970,314      $  (814,200)   $(1,659,970)   $   504,187     $(1,155,783)
                                          ===========    ===========      ===========    ===========    ===========     ===========

Amounts per common share:


Loss from continuing operations           $     (0.60)                    $     (0.10)   $      (.05)                   $      (.05)


Loss from discontinued operations                --                              --                                     $      (.06)
                                          -----------                     -----------    -----------                    -----------
Loss before cumulative effect of a
change in accounting principle            $     (0.60)                    $     (0.10)   $      (.05)                   $      (.05)

Recognition of impairment loss as a
result of transitional goodwill
impairment test                                  --                              --            (0.10)                         (0.10)
                                          -----------                     -----------    -----------                    -----------
Net loss per common share
   (basic and diluted)                    $     (0.60)                    $     (0.10)   $     (0.21)                   $     (0.15)
                                          ===========                     ===========    ===========                    ===========

Weighted average number of common
shares outstanding                          7,947,555                       7,947,555      7,967,470                      7,967,470

Notes to Adjustments to Unaudited Pro Forma Consolidated Statements of Operations Reflecting the Asset Sale Only

The following footnotes set forth the contributing factors to the proforma

(a) To reflect the elimination of revenues and associates costs and expenses generated from substantially all of Crosswalk's Internet assets and intellectual property and other technology assets sold to Salem.

(b) To record the elimination of expenses incurred during the respective period for goodwill and intangible assets sold to Salem.


Crosswalk Pro Forma Consolidated Balance Sheet Reflecting Impact of Asset Sale and Proposal Two Asset Acquisition (Unaudited)

The following unaudited pro forma consolidated balance sheet of Crosswalk as of June 30, 2002 presents our financial position assuming the asset sale and asset acquisition as described in Proposal Two had occurred on June 30, 2002. All material adjustments required to reflect the asset sale and short term impact of Proposal Two are set forth in the column labeled "Sale Adjustments," and "Acquisition Adjustments," respectively. The data contained in the column labeled "June 2002 Actual" is derived from our unaudited consolidated balance sheet as of June 30, 2002. The unaudited pro forma consolidated balance sheet should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Crosswalk, including the notes thereto, appearing in our Annual Form 10-K for the year ended December 31, 2001 and "Management's Discussion and Analysis or Plan of Operation" and the consolidated financial statements of Crosswalk, including the notes thereto, appearing on interim report Form 10-QSB for the quarter ended June 30, 2002. The pro forma data is for informational purposes only and may not necessarily reflect Crosswalk's financial position or what our financial position would have been had we consummated the asset sale and acquisitions referred to in Proposal Two on June 30, 2002.

                                                               June 2002         Sale              Acquisition
ASSETS                                                           Actual       Adjustments          Adjustments          Proforma
                                                             ------------     ------------        ------------        ------------
                                                              (unaudited)
CURRENT ASSETS:
   Cash and cash equivalents                                 $    392,878     $       --          $       --          $    392,878
   Short-term investments                                         306,246        4,100,000(A)       (3,000,000)(F)       1,406,246
   Accounts receivable                                            420,918             --                  --               420,918
   Deferred costs                                                 203,800         (172,120)(B)            --                31,680
   Note receivable from officer                                    16,183             --                  --                16,183
   Assets held for sale                                         2,433,350       (2,433,350)(C)            --                  --
                                                             ------------     ------------        ------------        ------------
        Total current assets                                    3,773,375        1,494,530          (3,000,000)          2,267,905


LONG TERM INVESTMENTS                                              52,822             --                  --                52,822

PROPERTY AND EQUIPMENT, net                                       287,412             --            13,975,000(G)       14,262,412

OTHER ASSETS:
   Deposits                                                        60,887             --                  --                60,887
   Deferred costs                                                     609             --                  --                   609
   Goodwill, net                                                  750,399             --                  --               750,399
                                                             ------------     ------------        ------------        ------------
        Total other assets                                        811,895             --                  --               811,895
                                                             ------------     ------------        ------------        ------------
TOTAL ASSETS                                                 $  4,925,504     $  1,494,530        $ 10,975,000        $  7,395,034
                                                             ============     ============        ============        ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                          $    317,232             --               175,000(G)     $    492,232
   Accrued expenses                                               601,211        1,570,000(D)          971,429(H)        3,142,640
   Deferred revenue                                               115,083         (113,823)(A)            --                 1,260
                                                             ------------     ------------        ------------        ------------
        Total current liabilities                               1,033,526        1,456,177           1,146,429           3,636,132

OTHER LIABILITIES:
   Accounts payable                                               131,211             --                  --               131,211
   Other liabilities                                               19,439             --             9,828,571(H)        9,848,010

STOCKHOLDERS' EQUITY
   Preferred stock                                                    160             --                  --                   160
   Common stock                                                    79,682             --                  --                79,682
   Common stock warrants                                          127,660             --                  --               127,660
   Additional paid-in capital                                  42,056,199             --                  --            42,056,199

   Accumulated earnings (deficit)                             (38,519,456)          38,353(E)             --           (38,481,103)
   Accumulated other comprehensive loss:

       Net unrealized loss on available-for-sale securities        (2,917)            --                  --                (2,917)
                                                             ------------     ------------        ------------        ------------
        Total stockholders' equity                              3,741,328           38,353                --             3,779,681
                                                             ------------     ------------        ------------        ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $  4,925,504     $  1,494,530        $ 10,975,000        $ 17,395,034
                                                             ============     ============        ============        ============

Notes to Unaudited Pro Forma Consolidated Balance Sheet Reflecting Impact of Asset Sale and Proposal Two Asset Acquisition (Unaudited)

The unaudited pro forma consolidated balance sheet gives effect to the asset sale and the asset acquisitions as described in Proposal Two, as if it had occurred as of June 30, 2002.

Asset Sale

On May 24, 2002, following the approval of our board of directors, we entered into a letter of intent agreement with OnePlace, LLC, a wholly owned subsidiary of Salem Communications ("Salem"). The asset purchase agreement dated as of August 19, 2002 contemplates that, subject to the satisfaction of the conditions contained therein (including obtaining the approval of the stockholders of Crosswalk), OnePlace, LLC would acquire substantially all of Crosswalk's Internet related intellectual property and other technology assets, email lists and newsletters, customer base and trademarks for a purchase price of $4.1 million, to be paid in cash (the "asset sale"). Crosswalk currently intends to use the proceeds of this sale to initiate the business plan, which is the subject of Proposal Two submitted for stockholder approval herein. There is no assurance that Crosswalk can successfully consummate the asset sale. The following adjustments are reflected in the unaudited pro forma condensed consolidated balance sheet:

     (A) To record the total asset sale price of $4.1 million to be paid in cash at closing which is expected to be promptly after if and when stockholder approval is achieved.

     (B) To record reversal of deferred revenue and cost associated with contracts, which are, part of the asset sale.

     (C) To record elimination of carrying value of goodwill, intangible assets, and property plant and equipment included in the asset sale and classified as Assets held for sale pursuant to Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

     (D) To record accrual for estimated costs related to the asset sale, which include, but are not limited to, $45,000 of deferred license fees, $1.0 million of commitments related to rent and hosting agreements, $330,000 of employee severance costs, $125,000 of legal and advisory fees, and $150,000 for obsolescence related to assets which will no longer be in use.

     (E) To record the estimated pro forma gain on the asset sale.

Asset Acquisition

The pro forma statement includes the impact of an intended acquisition of two secondary office market properties in Midland and Lubbock, Texas. The twenty-four story Midland property of which construction was completed in 1977, encompasses 329,178 rentable square feet and is currently 80% occupied. It also includes a 17-lane drive through bank and a 900 space-parking garage. The average lease term is 4 years and the major tenant is Bank of America. The Lubbock property was built in 1966 and is a fifteen story high rise with 210,659 rentable square feet, a 214 space-parking garage, and is currently 85% occupied. Wells Fargo Bank is the primary tenant and the average tenant lease term is 7 years.

The negotiated price for these assets will be supported through the financial statements for these properties for the years ended December 31, 2000 and 2001, audited by the CPA firm of Johnson Miller & Co. of Midland, TX, and current market appraisals dated May 14, 2002 completed by unaffiliated Real Estate Research Corporation(RERC) of Houston, TX. RERC was hired by Wells Fargo RETECHS from Houston, TX to independently appraise both buildings as required pursuant to recent refinancing. These appraisals were self-contained reports that complied with the reporting requirements set forth in Standards Rule 2-2 of the Uniform Standards of Professional Appraisal Practice.

The following adjustments are reflected in the unaudited pro forma condensed consolidated balance sheet:

     (F) To record down payment for building acquisition.

     (G) Consists of building acquisition cost of $13.8 million and $175,000 in capital improvements.

     (H) To record liabilities for repayment of debt incurred in building acquisition.

Crosswalk Pro Forma Consolidated Statements of Operations Representing Impact of Asset Sale and Proposal Two Asset Acquisition (Unaudited)

The following unaudited pro forma consolidated statements of operations for the year ended December 31, 2001, and the six months ended June 30, 2002 were prepared to illustrate the estimated effects of the discontinuance of the business associated with the asset sale and the commencement of business related to the building acquisitions described in Proposal Two. The unaudited pro forma consolidated statements of operations assume that the sale and acquisition occurred as of January 1, 2001. The unaudited pro forma consolidated statements of operations exclude the effects of transactions that are not reasonably expected to reoccur subsequent to the asset sale and include the audited financial data for the year ended December 2001 related to the properties which are the subject of the Proposal Two acquisition.

In the proforma consolidated periodic statement of operations for the six months ended June 30, 2002, per SFAS No. 144, the Company has removed the business attributable to the asset being sold, from continuing operations. The net loss attributable to the business of the asset being sold is reflected in discontinued operations in the income statement for the six months ended June 30, 2002. The Acquisition proforma adjustment for this six-month period represents half of the year one projections from the Statements of Estimated Taxable Operating Results related to Proposal Two.

The unaudited pro forma consolidated statements of operations should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of Crosswalk, including the notes thereto, appearing in our Annual Form 10-K for the year ended December 31, 2001 and "Management's Discussion and Analysis or Plan of Operation" and the consolidated financial statements of Crosswalk, including the notes thereto, appearing on interim report Form 10-QSB for the quarter ended June 30, 2002. Depreciation charges are based on the new accounting basis for the assets acquired, and interest expense is based on the revised debt structure as disclosed. The unaudited pro forma consolidated statements of operations and related notes are provided for informational purposes only and do not purport to be indicative of the results of operations that would have been reported had the events assumed, occurred on the dates indicated, or purport to be indicative of results of operations that may be achieved in the future.

                                     Historical                                              Proforma
                                     Year Ended        Asset Sale         Acquisition       Year Ended
                                     December 31,       Proforma           Proforma        December 31,
                                         2001          Adjustment         Adjustment           2001
                                     -----------------------------------------------------------------
TOTAL  REVENUES                      $ 4,506,291     $(3,302,484)(a)    $ 3,942,978(c)     $ 5,146,785

OPERATING EXPENSES:
   Cost of goods and services          1,737,095        (783,078)(a)      2,746,248(d)       3,700,265
   Crosswalk operations                2,774,780      (2,487,679)(a)                           287,100
   Sales and marketing                 1,525,243      (1,331,013)(a)                           194,230
   Amortization of Goodwill and
     Intangibles                       1,682,235      (1,485,557)(b)                           196,678
   General and administrative          1,654,513      (1,185,471)(a)        321,616(e)         790,388
                                     -----------     -----------        -----------        -----------
        Total operating expenses       9,373,866      (7,272,798)         3,067,864          5,168,932
                                     -----------     -----------        -----------        -----------

INCOME (LOSS) FROM OPERATIONS         (4,867,575)      3,970,314            875,114             48,131

OTHER INCOME NET                          83,061            --             (496,704)(f)       (410,583)
                                     -----------     -----------        -----------        -----------

NET INCOME (LOSS)                    $(4,784,514)    $ 3,970,314        $   378,410        $  (435,790)
                                     ===========     ===========        ===========        ===========


Net loss per common share            $     (0.60)                                          $     (0.05)
   (basic and diluted)

Weighted average number of common
   shares outstanding                  7,947,555                                             7,947,555
                                       =========                                             =========

                                           Historical                                            Proforma
                                           Six Months     Asset Sale        Acquisition         Six Months
                                             Ended         Proforma           Proforma             Ended
                                         June 30, 2002    Adjustment         Adjustment        June 30, 2002
                                          -----------------------------------------------------------------
TOTAL  REVENUES                           $   484,615   $       --           $ 2,161,730(c)     $ 2,646,345

OPERATING EXPENSES:
   Cost of goods and services                 374,340           --             1,154,099(d)       1,528,439
   Crosswalk operations                       112,340           --                  --              112,034
   Sales and marketing                         70,430           --                  --               70,430
   Amortization of Goodwill and
           Intangibles                           --             --                  --                 --
   General and administrative                 351,777           --               140,596(e)         492,373
                                          -----------    -----------         -----------        -----------
        Total operating expenses              908,581           --             1,294,695          2,203,276
                                          -----------    -----------         -----------        -----------

INCOME (LOSS) FROM CONTINUING OPERATIONS     (423,966)          --               867,035            443,069

OTHER INCOME NET                               18,183           --              (246,822)(f)       (228,639)
                                          -----------    -----------         -----------        -----------

INCOME (LOSS FROM CONTINUING OPERATIONS   $  (405,783)  $       --           $   620,213        $   214,430


Loss from discontinued operations            (504,187)       504,187(a)             --                 --
                                          -----------    -----------         -----------        -----------
Income (loss) before cumulative effect
of a change in accounting policy          $  (909,970)   $   504,187         $   620,213        $   214,430

Recognition of impairment loss as a
result of transitional goodwill
impairment test                              (750,000)          --                  --             (750,000)
                                          -----------    -----------         -----------        -----------

NET INCOME (LOSS)                         $(1,659,970)   $   504,187         $   620,213        $  (535,570)
                                          ===========    ===========         ===========        ===========

Amounts per common share:


Income (loss) from continuing operations  $     (0.05)                                          $       .03


Loss from discontinued operations               (0.06)                                          $       --
                                          -----------                                           -----------
Income (loss) before cumulative effect
of a change in accounting principle       $     (0.11)                                          $       .03

Recognition of impairment loss as a
result of transitional goodwill
impairment test                                 (0.10)                                                (0.10)
                                          -----------                                           -----------
Net loss per common share
   (basic and diluted)                    $     (0.21)                                          $     (0.07)
                                          ===========                                           ===========

Weighted average number of common
shares outstanding                          7,967,470                                             7,967,470

Notes to Adjustments to Unaudited Pro Forma Consolidated Statements of Operations Reflecting the Asset Sale Only

The following footnotes set forth the contributing factors to the proforma

     (a) To reflect the elimination of revenues and associates costs and expenses generated from substantially all of Crosswalk's Internet assets and intellectual property and other technology assets sold to Salem.

     (b) To record the elimination of expenses incurred during the respective period for goodwill and intangible assets sold to Salem.

     (c) To record gross revenues associated with the operations of acquired buildings as described in Proposal Two.

     (d) To record period operating associated with the operations of acquired buildings as described in Proposal Two.

     (e) To record depreciation associated with acquired buildings as described in Proposal Two. Depreciation is figured with 30% allocation of purchase price to land with a 39 year straight line schedule for 70% of the balance. Capital expenditure depreciation is straight line based an a 10 year useful life.

     (f) To record interest expense associated with acquired buildings as described in Proposal Two.

Audited Income Statements for the Two Secondary Office Market Properties in Midland and Lubbock, Texas

On August 15, 2002 the CPA firm of Johnson Miller & Co. of Midland, TX, completed an audit of the income statements for TCTB and 1500 Broadway, Ltd., a Texas limited partnership. The primary assets of TCTB and 1500 Broadway, Ltd. are the Midland and Lubbock properties, respectively, which are the subject of potential acquisition by the Company as indicated in Proposal Two. The audited income statements for TCTB related to the Midland building are for the year ended December 31, 2001 and for the period from March 1, 2000 (date of inception) through December 31, 2000. The audited income statements for 1500 Broadway, Ltd., related to the Lubbock building are for the year ended December 31, 2001 and for the period from June 13, 2000 (date of inception) through December 31, 2000. Prior to these periods, these buildings were not revenue producing assets, and therefore a schedule of operating revenues and expenses is not available.

                            FINANCIAL STATEMENTS AND
                              REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

                               TCTB PARTNERS, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)

                           December 31, 2001 and 2000

                                TABLE OF CONTENTS


                                                                          Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                         1

FINANCIAL STATEMENTS

       BALANCE SHEETS                                                      2

       STATEMENTS OF EARNINGS                                              3

       STATEMENTS OF CHANGES IN PARTNERS' CAPITAL                          4

       STATEMENTS OF CASH FLOWS                                            5

NOTES TO FINANCIAL STATEMENTS                                              7

JOHNSON, MILLER & CO.                                              Odessa, Texas
Certified Publis Accountants                                      Midland, Texas
A professional Corporation                                     Hobbs, New Mexico
---------------------------------------------
An Independent member of BDO Siedman Alliance




Report of Independent Certified Public Accountants


To the Members of
TCTB Partners, Ltd.
A Texas Limited Partnership

We have audited the balance sheets of TCTB Partners, Ltd. a Texas Limited Partnership, (the Partnership) as of December 31, 2001 and 2000, and the related statements of earnings, partners' capital and cash flows for the year ended December 31, 2001 and for the period from March 1, 2000 (date of inception) through December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TCTB Partners, Ltd., a Texas Limited Partnership, as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the year ended December 31, 2001 and the period from March 1, 2000 (date of inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.




/s/ Johnson, Miller & Co.

Midland, Texas
August 15, 2002

                               TCTB Partners, Ltd.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS

                                  December 31,


                                     ASSETS

                                                                       2001              2000
                                                                    ----------        ----------
CURRENT ASSETS
   Cash (note A2)                                                   $  227,652           349,885
   Accounts receivable                                                  91,426           155,344
   Accounts receivable - related party                                    --               2,103
                                                                    ----------        ----------


       Total current assets                                            319,078           507,332


INVESTMENTS                                                            364,580              --
PROPERTY AND EQUIPMENT, net of accumulated
   depreciation of $202,507 and $77,361 (notes A4, A5 and E)         4,390,596         4,044,741

OTHER ASSETS                                                            18,924            20,615
                                                                    ----------        ----------

                                                                    $5,093,178         4,572,688
                                                                    ==========        ==========


LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES
   Accounts payable                                                 $   74,795            84,770
   Accrued liabilities                                                 165,532           169,408
   Deferred revenues                                                    72,139            68,652
   Current portion of long-term debt (note C)                          457,790           111,371
                                                                    ----------        ----------

       Total current liabilities                                       770,256           434,201
                                                                                          72,804

LONG-TERM DEBT, less current portion (note C)                        2,324,214         2,645,980

PARTNERS' CAPITAL                                                    1,998,708         1,492,507
                                                                    ----------        ----------

                                                                    $5,093,178         4,572,688
                                                                    ==========        ==========

      The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

                               TCTB Partners, Ltd.
                          (A Texas Limited Partnership)

                             STATEMENTS OF EARNINGS

                      Year ended December 31, 2001 and from
             March 1, 2000 (Date of Inception) to December 31, 2000

                                                   2001              2000
                                                ----------        ----------

Rental revenues                                 $2,166,374         1,380,432

Expenses:
   Operating expense                             1,440,558           971,066
   Depreciation and amortization expense           128,408            79,808
   Interest expense                                224,439           192,491
   Other expense                                    21,874            25,126
                                                ----------        ----------

         Total expenses                          1,815,279         1,268,491
                                                ----------        ----------

Net earnings from operations                       351,095           111,941

Other income, net                                    7,569            11,187
                                                ----------        ----------

         NET EARNINGS                           $  358,664           123,128
                                                ==========        ==========










      The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

                               TCTB Partners, Ltd.
                          (A Texas Limited Partnership)

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                      Year ended December 31, 2001 and from
             March 1, 2000 (Date of Inception) to December 31, 2000

                                                    General          Limited
                                                    Partner         Partners           Total
                                                   ---------        ---------        ---------

Beginning Partners' Capital, March 1, 2000         $    --               --               --

   Contributions                                      13,694        1,355,685        1,369,379

   Net earnings                                        1,231          121,897          123,128
                                                   ---------        ---------        ---------

Ending Partners' Capital, December 31, 2000           14,925        1,477,582        1,492,507

   Contributions                                       1,475          146,062          147,537

   Net earnings                                        3,586          355,078          358,664
                                                   ---------        ---------        ---------

Ending Partners' Capital, December 31, 2001        $  19,986        1,978,722        1,998,708
                                                   =========        =========        =========
















      The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

                               TCTB Partners, Ltd.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                      Year ended December 31, 2001 and from
             March 1, 2000 (Date of Inception) to December 31, 2000

                                                                        2001               2000
                                                                     ----------         ----------
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities:
   Net earnings                                                      $  358,664            123,128
   Adjustments to reconcile net earnings to
     net cash provided by operating activities:
       Depreciation and amortization                                    128,408             77,361
       Equity in income from investment in partnerships                  (2,080)              --
   Changes in assets and liabilities:
     Decrease (increase) in accounts receivable-trade                    63,918           (155,344)
     Decrease (increase) in accounts receivable-related party            21,875             (2,103)
     Decrease (increase) in other assets                                  1,691            (20,615)
     (Decrease) increase in accounts payable                             (9,975)            84,770
     (Decrease) increase in accrued liabilities                          (3,876)           169,408
     Increase in deferred revenues                                        3,487             68,652
                                                                     ----------         ----------

         Net cash provided by operating activities                      562,112            345,257
                                                                     ----------         ----------

Cash flows from investing activities:
   Property and equipment additions                                     (60,974)        (4,122,102)
   Investments in partnerships                                         (362,500)              --
                                                                     ----------         ----------
         Net cash used in investing activities                         (423,474)        (4,122,102)
                                                                     ----------         ----------

Cash flows from financing activities:
   Additional borrowings of debt                                           --            2,962,723
   Repayment of debt                                                   (260,871)          (205,372)
   Partner contributions                                                   --            1,369,379
                                                                     ----------         ----------
         Net cash (used in) provided by financing activities           (260,871)         4,126,730
                                                                     ----------         ----------

Net increase in cash and cash equivalents                              (122,233)           349,885

Cash and cash equivalents at beginning of period                        349,885               --
                                                                     ----------         ----------

Cash and cash equivalents at end of period                           $  227,652            349,885
                                                                     ==========         ==========

Cash paid during the year for:
   Interest                                                          $  224,439            192,491


      The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.


                                       -5-

                               TCTB Partners, Ltd.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                      Year ended December 31, 2001 and from
             March 1, 2000 (Date of Inception) to December 31, 2000

                                                                        2001        2000
                                                                      --------    --------

Noncash investing and financing activities:
-------------------------------------------
Acquisition of property and equipment in exchange for a
  partnership interest                                                $413,289        --
Acquisition of debt in exchange for a partnership interest             285,524        --
Exchange of related party liability for a partnership interest          19,772        --


























      The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.


                                       -6-

                               TCTB Partners, Ltd.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         1.       Organization and Basis of Accounting

         TCTB Partners, Ltd. (the Partnership), a Texas Limited Partnership was organized effective March 1, 2000. The primary business activities of the Partnership is to engage generally in the real estate business, including, but not limited to, the purchase, improvement, development, leasing, sale, and exchange of real estate, and the construction, alteration, or repair of buildings or structures on real estate. The Partnership operates primarily in Midland, Texas.

         2.       Cash Equivalents

         The Partnership considers cash on hand, cash on deposit in banks, money market mutual funds and highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

         3.       Fair Value of Financial Instruments

         The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments, which requires entities to disclose the SFAS No. 107 value of certain on-and off-balance sheet financial instruments for which it is practicable to estimate. Value is defined in SFAS No. 107 as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The Partnership believes the carrying amounts of its financial instruments classified as current assets and liabilities in its balance sheet approximate SFAS No. 107 value due to the relatively short maturity of these instruments. The Partnership considers the disclosure of the SFAS 107 value of the loans to be impracticable.

         4.       Long-Lived Assets

         In March 1995, the FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operation when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Management does not believe that impairment exists.



                                       -7-

                               TCTB Partners, Ltd.
                          (A Texas Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         5.       Property, Plant and Equipment

         Property, plant and equipment are stated at cost. Depreciation is based on the straight-line method over the estimated economic lives of 40 years for building improvements and 3-15 years for machinery and equipment, or the lease term, whichever is less. Maintenance and repairs are charged to operations as incurred. Renewals and significant betterments and improvements are capitalized and depreciation over their estimated useful lives.

         6.       Lease Revenue Recognition

         Certain of the Partnership lease agreements contain provisions for escalating rental payments over the life of the leases. In accordance with the provisions of SFAS No. 13, Accounting for Leases, the Partnership recognizes rental income from these leases on a straight-line basis over the life of the respective leases.

         7.       Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         8.       Impact of Recently Issued Accounting Standards

         In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset to be disposed of other than by sale (e.g. abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset as "held for sale." The Partnership expects to adopt the SFAS No. 144 effective January 1, 2002 and does not anticipate adoption will have a significant effect on results of operations or financial position.

         9.       Environmental

         The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws regulate asbestos in buildings that require the Partnership to remove or mitigate the environmental effects of the disposal of the asbestos at the buildings.

                               TCTB Partners, Ltd.
                          (A Texas Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         9.       Environmental (Continued)

         Environmental costs that relate to current operations are expensed or capitalized as appropriate. Costs are expensed when they relate to an existing condition caused by past operations and will not contribute to current or future revenue generation. Liabilities related to environmental assessments and/or remedial efforts are accrued when property or services are provided or can reasonably be estimated.

NOTE B - CONCENTRATIONS OF CREDIT RISK

         The Partnership maintains cash balances at one financial institution, which at times may exceed federally insured limits. The Partnership has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on such accounts.

         The Partnership's revenues are derived principally from uncollateralized rents from tenants. The concentration of credit risk in a single industry affects its overall exposure to credit risk because tenants may be similarly affected by changes in economic and other conditions.

NOTE C - LONG-TERM DEBT

         On April 4, 2000, the Partnership entered into a loan agreement with a reputable financial institution for a term loan in the amount of $2,962,723 with an interest rate equal to the financial institution's prime rate plus one quarter of one percentage point (.25%), but in no event to exceed the highest lawful rate. Commencing on May 15, 2000, the Partnership was required to make monthly payments of outstanding principal, each in the amount of $27,135, plus accrued interest. The final date of maturity is April 15, 2005, at which time all of the outstanding principal and accrued interest shall be due and payable in their entirety. The loan agreement is secured by substantially all of the assets of the Partnership. The loan agreement restricts cash distributions to the partners' owners other than for purposes of allowing those Partners to pay any income taxes owed by them in connection with their ownership of interests in the Partnership. The loan agreement also contains other customary conditions and events of default, the failure to comply with, or occurrence of, would prevent any further borrowings and would generally require the repayment of any outstanding borrowings along with accrued interest under the loan agreement. Such events of default include (a) non-payment of loan agreement debt and interest thereon, (b) non-compliance with the terms of the credit agreement covenants, (c) cross-default with other debt in certain circumstances and (d) bankruptcy. As of December 31, 2000, the outstanding principal balance was $2,757,351.




                                       -9-

                               TCTB Partners, Ltd.
                          (A Texas Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 2001 and 2000

NOTE C - LONG-TERM DEBT (CONTINUED)

         On April 26, 2001, the Partnership entered into an agreement to borrow an additional $285,524 as an amendment to the previous loan agreement, for a total term loan in the amount of $2,897,963. Commencing on May 15, 2001, the Partnership was required to make monthly payments of outstanding principal, each in the amount of $30,300, plus accrued interest. The final maturity date remains at April 15, 2005, along with all other terms of the original term note. As of December 31, 2001, the outstanding principal balance was $2,782,004. The term note was subsequently paid in full in fiscal year 2002.

         On June 5, 2002, the Partnership entered into a loan agreement with a reputable financial institution for a term note of $6,800,000 and a revolving line of credit note of $200,000. The term note bears interest at a fixed rate per annum of 7.23% and the line of credit bears interest at a variable rate per annum equal to the Wells Fargo Bank Texas, N.A. Base Rate plus one-half of one percentage point (0.5000%). Commencing on June 30, 2002, the Partnership was required to start making monthly payments of principal and interest in the amount of $53,663 for the term note until maturity of the note on May 31, 2009. Commencing on June 30, 2002, the Partnership was required to start making monthly interest payments computed on the unpaid principal balance of the revolving line of credit note due to mature on May 31, 2003. The loan agreement is secured by substantially all of the assets of the Partnership. The loan agreement restricts cash distributions to the partners' owners. The Partnership shall not declare or pay any distributions in excess of tax liability due annually (but in any event, no more than 40% of net income), either in cash or any other property to any partner or partners' owners, nor redeem, retire, repurchase or otherwise acquire any interest of any partner or partners' owners. The loan agreement also contains other customary conditions and events of default, the failure to comply with, or occurrence of, would prevent any further borrowings and would generally require the repayment of any outstanding borrowings along with accrued interest under the loan agreement. Such events of default include (a) non-payment of loan agreement debt and interest thereon, (b) non-compliance with the terms of the credit agreement covenants, (c) cross-default with other debt in certain circumstances, (d) bankruptcy and (e) a final judgment or order for the payment of money in excess of $100,000.



                                      -10-

                               TCTB Partners, Ltd.
                          (A Texas Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 2001 and 2000

NOTE C - LONG-TERM DEBT (CONTINUED)

         Maturities of long-term debt at December 31, 2001 were as follows:

                  2002                                         $     457,790
                  2003                                               492,007
                  2004                                               528,782
                  2005                                               568,305
                  2006                                               610,783
                  Thereafter                                         124,337
                                                               -------------

                           Total                                   2,782,004
                           Less: current portion                     457,790
                                                               -------------
                           Long-term portion                   $   2,324,214
                                                               =============

NOTE D - RENTAL ARRANGEMENTS

         The Partnership has rented facilities under operating leases. Future minimum lease payments under non-cancelable operating leases aggregate approximately $5,294,000 and $7,255,000 as of December 31, 2001 and 2000, respectively and are due as follows:

         December 31, 2001:

                  2002                                         $   2,014,361
                  2003                                             1,290,652
                  2004                                             1,084,455
                  2005                                               630,515
                  2006                                               139,075
                  Thereafter                                         135,227
                                                               -------------

                           Total                               $   5,294,285
                                                               =============





                                      -11-

                               TCTB Partners, Ltd.
                          (A Texas Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 2001 and 2000


NOTE E - PROPERTY AND EQUIPMENT INFORMATION

         The following is a summary of property and equipment and the related accumulated depreciation as of December 31, 2001 and 2000:

                                                         2001                2000
                                                     -----------         -----------
                  Buildings                          $ 4,465,789           4,042,117
                  Furniture and fixtures                   9,684               1,688
                  Vehicle                                  3,000               3,000
                  Tenant improvements                     46,914              13,567
                  Land                                    67,716              61,730
                                                     -----------         -----------

                                                       4,593,103           4,122,102
                  Accumulated depreciation              (202,507)            (77,361)
                                                     -----------         -----------

                  Property and equipment, net        $ 4,390,596           4,044,741
                                                     ===========         ===========

NOTE F - SIGNIFICANT TENANTS

         For the year ended December 31, 2001, rent income that accounted for more than ten-percent of the partnership's revenue was as follows:

                  Bank of America, N.A.                                32%
                  Pioneer Natural Resources USA, Inc.                  15%
                  Faskin Oil and Ranch, Inc.                           13%

NOTE G - RELATED PARTY TRANSACTIONS

         During 2001 and 2000 certain of the Partnership's partners were tenants. The Partnership received rental income from these partners of approximately $128,000 and $57,300 during 2001 and 2000, respectively.

         At December 31, 2000, the General Partner owed the Partnership approximately $1,000.

NOTE H - SUBSEQUENT EVENTS

         Effective June 5, 2002, the Partnership purchased a building from a third party for $4,100,000.

                            FINANCIAL STATEMENTS AND
                              REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

                               1500 BROADWAY, LTD.
                          (A TEXAS LIMITED PARTNERSHIP)

                           December 31, 2001 and 2000

                                TABLE OF CONTENTS


                                                                        Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                       1

FINANCIAL STATEMENTS

       BALANCE SHEETS                                                    2

       STATEMENTS OF EARNINGS                                            3

       STATEMENTS OF CHANGES IN PARTNERS' CAPITAL                        4

       STATEMENTS OF CASH FLOWS                                          5

NOTES TO FINANCIAL STATEMENTS                                            6

JOHNSON, MILLER & CO.                                              Odessa, Texas
Certified Publis Accountants                                      Midland, Texas
A professional Corporation                                     Hobbs, New Mexico
---------------------------------------------
An Independent member of BDO Siedman Alliance



               Report of Independent Certified Public Accountants




To the Members of
1500 Broadway, Ltd.
A Texas Limited Partnership

We have audited the balance sheets of 1500 Broadway, Ltd., a Texas Limited Partnership, (the Partnership) as of December 31, 2001 and 2000, and the related statements of earnings, partners' capital and cash flows for the year ended December 31, 2001 and for the period from June 13, 2000 (date of inception) through December 31, 2000. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of 1500 Broadway, Ltd., a Texas Limited Partnership, as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the year ended December 31, 2001 and the period from June 13, 2000 (date of inception) through December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.




/s/ Johnson, Miller & Co.

Midland, Texas
August 15, 2002

                               1500 Broadway, Ltd.
                          (A Texas Limited Partnership)

                                 BALANCE SHEETS

                                  December 31,


                                     ASSETS

                                                                       2001              2000
                                                                    ----------        ----------
CURRENT ASSETS
   Cash (note A2)                                                   $  537,641            37,188
   Accounts receivable                                                  72,866             4,494
                                                                    ----------        ----------

       Total current assets                                            610,507            41,682

PROPERTY AND EQUIPMENT, net of accumulated
   depreciation of $121,151 and $13,852 (notes A3, A4 and D)         2,251,622         1,451,305

OTHER ASSETS                                                               650              --
                                                                    ----------        ----------

                                                                    $2,862,779         1,492,987
                                                                    ==========        ==========


                        LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES
   Accounts payable                                                 $   78,966           246,685
   Deferred revenues                                                    83,678               983
                                                                    ----------        ----------

       Total current liabilities                                       162,644           247,668
                                                                                          72,804

PARTNERS' CAPITAL                                                    2,700,135         1,245,319
                                                                    ----------        ----------

                                                                    $2,862,779         1,492,987
                                                                    ==========        ==========








     The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

                                       -2-

                               1500 Broadway, Ltd.
                          (A Texas Limited Partnership)

                             STATEMENTS OF EARNINGS

                      Year ended December 31, 2001 and from
             June 13, 2000 (Date of Inception) to December 31, 2000

                                                   2001              2000
                                                ----------        ----------

Rental revenues                                 $1,776,604           765,344

Expenses:
   Operating expense                             1,305,690           664,748
   Depreciation and amortization expense           107,299            13,852
                                                ----------        ----------
         Total expenses                          1,412,989           678,600
                                                ----------        ----------

         NET EARNINGS                           $  363,615            86,744
                                                ==========        ==========























      The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

                               1500 Broadway, Ltd.
                          (A Texas Limited Partnership)

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                      Year ended December 31, 2001 and from
             June 13, 2000 (Date of Inception) to December 31, 2000


Beginning Partners' Capital, June 13, 2000         $      --

   Contributions                                     1,200,000

   Distributions                                       (41,425)

   Net earnings                                         86,744
                                                   -----------

Ending Partners' Capital, December 31, 2000          1,245,319

   Contributions                                     1,300,000

   Distributions                                      (208,799)

   Net earnings                                        363,615
                                                   -----------

Ending Partners' Capital, December 31, 2001        $ 2,700,135
                                                   ===========














  The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.


                                       -4-

                               1500 Broadway, Ltd.
                          (A Texas Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                      Year ended December 31, 2001 and from
             June 13, 2000 (Date of Inception) to December 31, 2000

                                                                2001               2000
                                                            -----------         -----------
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities:
   Net earnings                                             $   363,615              86,744
   Adjustments to reconcile net earnings to net cash
     provided by operating activities:
       Depreciation and amortization                            107,299              13,852
   Changes in assets and liabilities:
     Increase in accounts receivable                            (68,372)             (4,494)
     Increase in other assets                                      (650)               --
     (Decrease) increase in accounts payable                   (167,719)            246,685
     Increase in deferred revenues                               82,695                 983
                                                            -----------         -----------

         Net cash provided by operating activities              316,868             343,770
                                                            -----------         -----------

Cash flows from investing activities:
   Property and equipment additions                            (907,616)         (1,465,157)
                                                            -----------         -----------
         Net cash used in investing activities                 (907,616)         (1,465,157)
                                                            -----------         -----------

Cash flows from financing activities:
   Contributions                                              1,300,000           1,200,000
   Distributions                                               (208,799)            (41,425)
                                                            -----------         -----------
         Net cash provided by financing activities            1,091,201           1,158,575
                                                            -----------         -----------

Net increase in cash and cash equivalents                       500,453              37,188

Cash and cash equivalents at beginning of period                 37,188                --
                                                            -----------         -----------

Cash and cash equivalents at end of period                  $   537,641              37,188
                                                            ===========         ===========




  The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.

                               1500 Broadway, Ltd.
                          (A Texas Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         1.       Organization and Basis of Accounting

         1500 Broadway, Ltd. (the Partnership), a Texas Limited Partnership was organized effective June 13, 2000. The primary business activities of the Partnership is to engage generally in the real estate business, including, but not limited to, the purchase, improvement, development, leasing, sale, and exchange of real estate, and the construction, alteration, or repair of buildings or structures on real estate. The Partnership operates primarily in Lubbock, Texas.

         2.       Cash Equivalents

         The Partnership considers cash on hand, cash on deposit in banks, money market mutual funds and highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalent.

         3.       Long-Lived Assets

         In March 1995, the Financial Accounting Standard Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operation when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. Management does not believe that impairment exists.

         4.       Property, Plant and Equipment

         Property, plant and equipment are stated at cost. Depreciation is based on the straight-line method over the estimated economic lives of 40 years for building improvements and 3-15 years for machinery and equipment, or the lease term, whichever is less. Maintenance and repairs are charged to operations as incurred. Renewals and significant betterments and improvements are capitalized and depreciation over their estimated useful lives.






                                       -6-

                               1500 Broadway, Ltd.
                          (A Texas Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 2001 and 2000

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         5.       Lease Revenue Recognition

         Certain of the Partnership lease agreements contain provisions for escalating rental payments over the life of the leases. In accordance with the provisions of SFAS No. 13, Accounting for Leases, the Partnership recognizes rental income from these leases on a straight-line basis over the life of the respective leases.

         6.       Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         7.       Impact of Recently Issued Accounting Standards

         In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. SFAS No. 144 provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset to be disposed of other than by sale (e.g. abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset as "held for sale." The Partnership expects to adopt SFAS No. 144 effective January 1, 2002 and does not anticipate adoption will have a significant effect on results of operations or financial position.

         8.       Environmental

         The Partnership is subject to extensive federal, state and local environmental laws and regulations. These laws regulate asbestos in buildings that require the Partnership to remove or mitigate the environmental effects of the disposal of the asbestos at the buildings.

         Environmental costs that relate to current operations are expensed or capitalized as appropriate. Costs are expensed when they relate to an existing condition caused by past operations and will not contribute to current or future revenue generation. Liabilities related to environmental assessments and/or remedial efforts are accrued when property or services are provided or can reasonably be estimated.

                               1500 Broadway, Ltd.
                          (A Texas Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 2001 and 2000

NOTE B - CONCENTRATIONS OF CREDIT RISK

         The Partnership maintains cash balances at one financial institution, which at times may exceed federally insured limits. The Partnership has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on such accounts.

         The Partnership's revenues are derived principally from uncollateralized rents from tenants. The concentration of credit risk in a single industry affects its overall exposure to credit risk because tenants may be similarly affected by changes in economic and other conditions.

NOTE C - RENTAL ARRANGEMENTS

         The Partnership has rented facilities under operating leases. Future minimum lease payments under non-cancelable operating leases aggregate approximately $11,610,000 and $13,129,000 as of December 31, 2001 and 2000, respectively and are due as follows:

         December 31, 2001:

                  2002                                   $   1,745,434
                  2003                                       1,623,431
                  2004                                       1,548,693
                  2005                                       1,422,234
                  2006                                       1,257,094
                  Thereafter                                 4,012,980
                                                         -------------

                           Total                         $  11,609,866
                                                         =============

         December 31, 2000:

                  2001                                   $   1,518,671
                  2002                                       1,745,434
                  2003                                       1,623,431
                  2004                                       1,548,693
                  2005                                       1,422,234
                  Thereafter                                 5,270,074
                                                         -------------

                           Total                         $  13,128,537
                                                         =============


         There can be no assurance that any of the Partnership's leases will be renewed.

                               1500 Broadway, Ltd.
                          (A Texas Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                           December 31, 2001 and 2000

NOTE D - PROPERTY AND EQUIPMENT INFORMATION

         The following is a summary of property and equipment and the related accumulated depreciation as of December 31, 2001 and 2000:

                                                        2001            2000
                                                    -----------     -----------

                  Buildings                         $ 1,651,098       1,101,566
                  Furniture and fixtures                 13,873           6,921
                  Equipment                              22,774           9,484
                  Tenant improvements                   455,028         117,186
                  Land                                  230,000
                                                    -----------     -----------
                                                                        230,000
                                                      2,372,773       1,465,157
                  Accumulated depreciation             (121,151)        (13,852)
                                                    -----------     -----------

                  Property and equipment, net       $ 2,251,622       1,451,305
                                                    ===========     ===========

         The Partnership has a non-cancelable operating lease agreement for land on which approximately twenty-five per cent of the Partnership's rental office is built. The terms of the present lease agreement will expire on September 30, 2013. The existing lease requires monthly lease payments of $3,495 per month. These payments are adjusted every five years for the change in the consumer price index. The next adjustment will occur on October 1, 2003. Future minimum lease payments under the agreement aggregate approximately $ 493,000 as of December 31, 2001 and are as follows:

                  2002                                  $      41,940
                  2003                                         41,940
                  2004                                         41,940
                  2005                                         41,940
                  2006                                         41,940
                  Thereafter                                  283,095
                                                        -------------

                           Total                        $     492,795
                                                        =============

NOTE E - SIGNIFICANT TENANTS

         For the year then ended December 31, 2001, rent income that accounted for more than ten-percent of the Partnership's revenue was as follows:

                  Wells Fargo Bank, Texas N.A.                    37%
                  Lubbock Club                                    11%

                             DESCRIPTION OF BUSINESS

OVERVIEW

The following is a historical overview of our business in the context of current business operations. However, if the proposals brought forth in this proxy statement are approved, these statements and the current business discussion will no longer be pertinent.

Crosswalk.com, Inc. is primarily known as the creator of crosswalk.com(TM), an interactive Web site, which provides information and resources that we believe generally appeals to the Christian and family friendly community. We focus on "the intersection of faith and life", covering a growing spectrum of everyday life within a Christian context. Our strategy has been to make crosswalk.com a community portal with deep content and broad information for Christians, not just Christian information, drawing many from the broad Christian community offline to an online experience where faith and life meet every day.

The content provided by crosswalk.com is presented in the form of different online topical areas or channels. They focus on entertainment, money, home schooling, news and culture, family living, women, travel, bible study, book reviews and spiritual life. Crosswalk.com also features online applications like cross-referenced Bible study databases, daily devotionals, stock and mutual fund screening tools, broadcast guide, e-greeting cards, along with services ranging from an extensive searchable directory of Christian resources to family-friendly movie reviews. Community-building areas like chat, discussion forums, and thirty-five topical and community related e-mail newsletters are a focal point for generating repeat visits to crosswalk.com.

The economic impact of several factors such as the September 11 tragedy, the overall advertising market recession, and the going concern qualification issued by our auditors in connection with our 2001 Annual Report, have made success even more difficult. The result has been that our business model to generate advertising revenues from organizations seeking to reach this audience has not been sufficient to generate consistent cash positive operations on a monthly basis, despite our substantial reduction in expenses.

BUILDING COMMUNITY ON THE INTERNET

Our product development strategy focuses on providing information, inspiration and interaction for the online Christian community and we seek the most in-demand consumer-driven information areas and applications on the Internet and then deliver them to the Christian marketplace with what we believe is meaningful distinction. Our task is not to create a community, but to enhance an online community of people whose everyday life is focused on a biblical foundation and faith in Christ. We are also seeking to adapt to the Internet, topical areas for which obtaining information and services are cumbersome and inconvenient offline. To this end, Crosswalk.com offers content areas or channels focusing on News & Culture, Family Living, Homeschool, Spiritual Life, Money, Entertainment, Book Reviews and Women.

CROSSWALK.COM SERVICES AND SENSE OF COMMUNITY

In order to provide opportunities for interaction for our over 900 thousand monthly unique visitors, crosswalk.com offers community-building areas like chat and discussion forums. We also offer the largest Christian Website directory, e-greeting cards, and thirty-five free topical and community related email newsletters for which there are more than 1.4 million subscribers. Additional services include: an entertainment area and a broadcast guide, daily features and columns; an award-winning directory of nationwide events of special interest to the Christian community; free web tools enabling users to link to content on crosswalk.com, daily devotionals and an online movie review area with current reviews and an archive of family-friendly movie reviews. We also offer visitors the ability to post classified ads or explore existing ads free of charge for everything from items for sale to personal announcements.

Bible Study Tools offers to pastors and laypeople alike, what we believe is the most complete source for biblical study and encouragement on the Web. References such as lexicons, concordances, commentaries, sermon helps, and input from ministry leaders can be found in this area. For those who want to dig into scripture, we believe there is no greater resource online.

TECHNOLOGY


During 2001, we turned to Starwire, Inc., the parent company of the Christianity.com network, for content management and network infrastructure services, which would allow us to increase productivity and flexibility in content delivery, and reduce the cost of delivery. Pursuant to the unfortunate liquidation of Starwire, Inc., we immediately implemented specific contingency plans already in place under our arrangement with Starwire. This resulted in our access to productivity enhancing content management software built on the industry leading Vignette platform, and the transition of our network infrastructure support requirements to Worldcom in November 2001.

The robust, highly available and highly scalable hosting environment contracted for a three-year period with Worldcom provides a fully redundant, high speed, low latency network infrastructure. This network consists of equipment from Cisco Systems and Foundry Network, both leaders in the development of mission critical networking hardware. Additionally, we are using F5 Labs' BigIP systems for load balancing and fail-over. These systems have a proven track record for providing rock solid service.


We are using Compaq and Sun servers running Redhat Linux and Solaris combined with the proven stability and performance of Oracle's 8i engine to provide the computing platform for delivery of our content. The combination of high performance and reliability with industry leading high-density packaging has enabled us to build an environment that allows for rapid and painless expansion of compute capacity as demand grows for services.

The system software has been implemented using Sun's Java 2 Enterprise Edition
(J2EE) framework which, when combined with the Java capabilities of the Oracle 8i platform, has enabled us to develop an N-Tiered architecture with a brisk amount of flexibility to support future expansion. The robust network computing features of the J2EE platform, using servlets and enterprise javabeans (EJBs), allow Crosswalk.com to add additional computing resources at essentially any point in the system. This also allows us to deploy limited dedicated resources, in the form of single servers or clusters, to any component in the application. The Oracle 8i engine's support of EJBs directly in the engine also gives us the flexibility of moving processing directly into the database engine, further improving the performance and scalability of data intensive components.

SALES & MARKETING

Despite our best efforts in the Internet advertising marketplace, Crosswalk's financial difficulties have continued. We were not successful in establishing the strategic partnerships and advertising agency relationships we believed were necessary to increase revenues. While the Company has been able to retain several significant customers and entered into numerous long-term advertising agreements, we have been unable to tap into the ad budgets of larger organizations due to the potential concerns with niche affiliation and most significantly the absence of funding to effectively market the Company. We also believe that while our sales team remains as productive as possible with the resources at our disposal, the team of five has been inadequate to generate revenues necessary to cover our mostly fixed costs of operation.

Surveys we initiated indicated that attempts we made to seek new revenue streams were not compelling or were too costly to implement. With weakened sales, cost cutting has been a continual necessity, which has required us to reduce the offerings on crosswalk.com. This has led to a reduction in the effectiveness of our viral marketing capability, as there were less new venues by which to promote and attract new visitors.

Competition

Competition in the form of multiple media markets for reduced advertising budgets in the midst of a slow economy have reduced the demand for our services. There are several companies, including nonprofit organizations, which are attempting or may attempt to aggregate Christian or family-friendly content on the Internet. These competitors include; Gospel Communications Network, a not-for-profit Website operated by a division of Gospel Films; Oneplace.com, a broadcasting Website owned by Salem Communications, and Christian Answers.Net, a Website operated by Eden Communications, supported entirely by donations, including an area of interest to young Christians and movie reviews.

We also face competition for advertising dollars from Internet and multi-media companies who are among the largest providers of online navigation, information, entertainment, business and community services, such as

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Yahoo!, Lycos, AltaVista, Microsoft, Netscape and America Online. These
organizations provide Internet products and services that target a wide range of audiences and communities which may also appeal to our Christian and family-friendly audience. Likewise, we face competition from companies providing similar services to other vertical markets or targeted audiences, which overlap with the interests of our audience.

Many of these competitors may have longer operating histories, greater name recognition and significantly greater financial and other resources than Crosswalk. Moreover there are no substantial technical barriers to entry in our markets. Therefore, it is feasible that this competition may intensify.

EMPLOYEES


In our four internal functional areas of technical, sales, editorial and administration, we had to implement measured but substantial decreases in expenses. As of July 30, 2002, we had a total of 22 employees, two of which were part time employees. The full time employees consist of four engaged in technical support, seven engaged in sales and sales support, one in email operations, five engaged in editorial functions of crosswalk operations and three in administration.


PROPERTIES

We currently maintain our executive offices in approximately 13,530 square feet of space at 4100 Lafayette Center Dr. Suite 110, Chantilly, Virginia pursuant to a five-year lease agreement terminating in November 30, 2004 with an unaffiliated third party at an annual rental of approximately $274,000. We have subleased 2,945 square feet of this facility to an unaffiliated third party on a below market month-to-month sublease. We receive approximately $38,000 in rent offsets annually from this sublease arrangement.

LEGAL PROCEEDINGS


In June 2001, Scott Fehrenbacher, President and Chief Executive Officer of Crosswalk.com, Inc. learned that he was named in criminal proceedings in Orange County, Florida, involving business matters with his former company prior to joining Crosswalk.com in 1998. The allegations, which do not involve Crosswalk.com directly, are related to a dispute with a former business competitor who was involved in purchasing Mr. Fehrenbacher's successful former business, but which apparently suffered losses since its sale in 1998. The State of Florida is the plaintiff; the sole defendant is Scott Fehrenbacher. Since this is a criminal proceeding, no relief is specified. Crosswalk.com is not a party to the proceeding and therefore would have no liability, monetary or otherwise, if the proceeding's outcome is adverse to Mr. Fehrenbacher. However, any verdict against Mr. Fehrenbacher could impair his ability to carry out his duties as an employee of the Company, and therefore could negatively impact the Company, depending upon Mr. Fehrenbacher's duties at the time of such verdict. Defense counsel continues to seek a dismissal of charges against Mr. Fehrenbacher while the case remains in the discovery phase. It is the opinion of defense counsel and of Company management that the allegations against Mr. Fehrenbacher are of a purely civil nature and do not rise to the level of criminal conduct.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion relates to our business, which may include forward-looking statements made in the context of current business operations. However if the proposals brought forth in this proxy statement, are approved these statements and the current business discussion will no longer be pertinent.


Crosswalk.com, Inc. is primarily known as the creator of crosswalk.com(TM), an interactive Website, which provides information and resources that the Company believes generally appeals to the English speaking Christian and family-friendly community. The Biblically based content offered is available and may be conducive to helping families educate their children, manage their money, evaluate opportunities for entertainment, and more, regardless of religious persuasion. The information and resources are developed and made available, both by the Company and by Christian and secular retailers, publishers, charities and ministries. The Company generates revenues through the sale of online and offline advertising and sponsorship agreements; referral fees from co-marketing relationships; and the provision of limited Internet services. In 2000, the Company abandoned the pursuit of sponsorship agreements, transitioning to an ad sales model. Thus, sponsorship revenues generated in 2002 are in recognition of services provided under contracts signed prior to 2000.


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


Crosswalk.com offers content focused on topical and lifestyle channels like Entertainment, Money, News, HomeSchool, Family Living, Spiritual Life, Women, Live It--Christian book reviews and more; unique online applications like cross-referenced Bible study databases, stock and mutual fund screening tools, greeting cards, and more; community-building areas like chat, discussion forums, the largest Christian Web site directory, and more; and over thirty topical and community related email newsletters. Crosswalk also provides email subscription service to send information to over 800,000 opt-in email addresses.

After achieving disappointing sales results early in the second quarter, the directors of the Company reviewed financial performance, outlooks and strategies going forward. Because of the lasting impact on the advertising market of several factors such as the September 11 tragedy, and the troubled stock market, compounded by the going concern qualification issued by our auditors in connection with our 2001 Annual Report, we have not been meeting the revenue targets necessary to generate progress toward consistent monthly cash positive operations. IN ORDER TO MAKE PROGRESS TOWARD REDUCING OUR MONTHLY CASH BURN RATE, WE CONTINUE TO REDUCE EXPENSES, WHICH HAS HAD THE EFFECT OF LOWERING THE FAIR MARKET VALUE OF OUR WEBSITE ASSET.

Analysis of the Website's traffic patterns, and the outlook for online advertising sales indicate that this trend of reducing cash burn could only be maintained through further expense reductions, which would seriously impact the effectiveness of the Website. The board of directors determined continuing operations in this manner would generate only nominal cashflow for the stockholders over the next few years, and hasten the risk of declining fair market value of the Website. In addition, consideration of engaging new revenue streams, involves further capital infusion which would only further dilute the stockholders.

Therefore, in order for the Company to be in the best financial position to satisfy outstanding obligations and maximize the potential for return of value to stockholders, the board of directors authorized the chief executive officer to explore the market for a potential sale of the Internet properties of Crosswalk (the "asset sale"). This resulted in Crosswalk entering into a letter of intent with OnePlace, LLC, a wholly owned subsidiary of Salem Communications Corporation. Under the terms of the asset purchase agreement, Crosswalk will sell substantially all of its Internet related intellectual property and other technology assets, email lists and newsletters, customer base and trademarks to Salem for $4,100,000 in cash. There is no assurance that the asset sale will be completed, as it is subject in all respects to the satisfaction of the conditions and covenants specified in the asset purchase agreement, including stockholder approval.

THE COMPANY INTENDS TO UTILIZE THE PROCEEDS OF THE ASSET SALE TO CAPITALIZE ON ITS MATERIAL REMAINING ASSETS OF A PUBLIC COMPANY FOUNDATION, AND A NET OPERATING TAX LOSS CARRYFORWARD (NOL) OF OVER $29 MILLION. The business plan formulated in this regard involves the acquisition of currently cash generating assets, consisting primarily of office buildings in secondary stagnant markets, office buildings in out of favor growth markets and oil and gas royalties. This focus is designed to diversify holdings while offering sufficient markets to exploit in order to provide the greatest opportunity for seeking increased value for the stockholders.

While the Company has eliminated most discretionary and variable expenses, the Company's inability to generate sales sufficient to cover an increasing portion of relatively flat fixed expenses led to an increase in the second quarter average monthly cash burn rate to $115,000 on revenues of $700,000, up from $80,000 on revenues of $1,064,000 in the preceding first quarter of 2002. This also compares to an average monthly cash burn rate in the second quarter of 2001 of $175,000 on revenues of $1,427,000. IF THE SECOND QUARTER 2002 AVERAGE MONTHLY CASH BURN RATE OF $115,000 IS SUSTAINED, THE COMPANY WOULD NOT BE ABLE TO MAINTAIN OPERATIONS WITHOUT FURTHER CAPITAL INFUSION BEYOND THE END OF FISCAL 2002.

The Company has also historically published unique visitor, pageviews and email views as a measure of the number of unique visitors, total pages viewed by visitors to crosswalk.com and the number of emails sent at the request of Crosswalk.com's constituents in a month. In the second quarter of 2002, a monthly average of 755,578 unique visitors came to crosswalk.com, versus 927,150 unique visitors in the frist quarter of 2002. Visitor loyalty to crosswalk.com remains high, as about 37%of visitors are repeat visitors. In the first quarter of 2002, the Company changed its disclosure of pageviews to report only those pages where advertisements are offered and viewed. This, the Company believes, is a better reflection of crosswalk.com's value, as its revenue model is largely dependent on the sale of advertising. In the second quarter of 2002, average monthly page views as defined herein, fell to 9,167,000 from 9,384,000 reported for the first quarter of 2002. Though the drop in unique visitors was significant, the average number of pages viewed per visit in the first quarter 2002 versus second quarter, increased from four to


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


six and therefore, the drop in total pageviews was not as dramatic. Comparative pageviews generated in the second quarter of 2001 were 8,572,000, representing a 6% year on year increase in traffic with no expenditure on direct marketing of the Website.

Average monthly Email views during the second quarter of 2002 were approximately
14.4 million as compared to 15.8 million during the preceding first quarter of 2002. This reduction reflects the Company's continued challenges in upgrading its email delivery software, which is intended to provide a more productive method of delivering this opt-in email traffic, but has caused significant interruptions of service. The Company has also consolidated several newsletters and reduced the frequency of distribution in response to subscriber feedback. Despite these occurrences, during the second quarter, subscriptions to the thirty-five active newsletters remained at 1.1 million and the number of unique subscribers increased 20% to 748,000 from 625,000.

The Company's business must be considered in light of the risks, expenses and problems frequently encountered by companies in new and rapidly evolving markets, such as the Internet. The market for the Company's services and products, continues to develop, and may change based on market opportunities, competitive forces, technology and availability of resources for expansion. As a result, the Company's mix of services and products may undergo substantial changes as the Company reacts to these developments in the overall Internet market. The Company has incurred net losses since inception and expects to continue to operate at a loss until sufficient revenues are generated to cover expenses. As of June 30, 2002, the Company had an accumulated deficit of $38,519,456.

The Company's expense levels are based in part on possible future revenues, of which there can be no assurance. The Company's ability to generate revenue from the commercial sale of advertising space on crosswalk.com is tied to its ability to generate traffic on the Website, and the effectiveness of its sales staff. CONTINUED SHORTFALLS IN REVENUES WITHOUT COMMENSURATE REDUCTIONS IN COST COULD HAVE AN IMMEDIATE ADVERSE IMPACT ON THE COMPANY'S BUSINESS, RESULTS OF OPERATIONS, AND FINANCIAL CONDITION. THE COMPANY EXPECTS TO EXPERIENCE SIGNIFICANT FLUCTUATIONS IN FUTURE QUARTERLY OPERATING RESULTS, AND BELIEVES THAT PERIOD-TO-PERIOD COMPARISONS OF ITS RESULTS OF OPERATIONS ARE NOT NECESSARILY MEANINGFUL AND SHOULD NOT BE RELIED UPON AS ANY INDICATION OF FUTURE PERFORMANCE.


COMPARISON OF THE YEAR ENDED DECEMBER 31, 2001 TO THE YEAR ENDED DECEMBER 31,
2000

NET LOSS

For 2001, the Company reported a net loss of $4,784,514, ($.60) per share, compared to a net loss before cumulative effect of a change in accounting practice of $8,620,449, ($1.11) per share in 2000.

In the first quarter of 2000, the Company recorded a $1,407,589 one-time charge in response to the Securities and Exchange Commission Staff Accounting Bulletin 101 issued in December 1999. In this regard, the Company chose to change its revenue and applicable cost recognition on the integration and development fee portion of prior year sponsorship contracts, to a more preferable method of deferral ratably over the term of the contract. If this accounting change had been implemented January 1, 1999, the net loss for the 1999 would have been $11,614,048.

The decrease in loss before cumulative effect of a change in accounting practice in 2001 of $3,835,935 (45%) over 2000, was due primarily to an decrease in operational expenditures, the details of which follow, offset in part due to a decrease in gross margin, and a decrease in other income. The decreased loss consisted of a $4,978,661 or 40% decrease in Operating expenses for 2001. Operating expenses as herein described, exclude cost of goods sold. Gross margin decreased by $910,660 or 25% in 2001 over 2000. In 2001, the Company recognized a $500,000 charge for goodwill impairment, $116,785 greater loss on disposal of property and equipment than recorded in 2000, and a $115,281 reduction in interest income due to the decrease in working capital.

OPERATING REVENUES

Revenue for 2001 was $4,506,291 compared to $6,380,943 in 2000. The 2001 performance represents a 29% decline in total revenue over 2000. This reduction of $1,874,652 is mostly attributable to the $1,924,909 reduction in sponsorship and barter revenue recognition, and a $309,250 or 20% reduction on card deck sales, offset by a $697,089 or 35% increase in advertising sales. In addition, $337,582 of the decrease in revenue was due to the Company's decision to phase out Internet services and also the move to an affiliate model for providing products online, such as music and home schooling. This transition has enabled the Company, and its affiliated distributors, the opportunity to synergistically focus on core strengths, which the Company believes, will generate better margins and provide a better experience for visitors to crosswalk.com.

Acknowledging that there is diversity of practice within the Internet industry in recognizing revenue and associated cost on initial content integration and/or development fees, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB
101) in December 1999. Prior to the issuance of SAB 101, the Company had been recording revenue for the content integration or development fee portion of sponsorships of its Website upon completion of work scope related to the contract implementation. Pursuant to SAB 101, effective January 1, 2000, the Company elected to change its revenue recognition on these content integration or development fees to a more preferable method whereby revenue will be recognized ratably over the term of the contract. During the year ended December 31, 2001, the impact of the change in accounting was to decrease net loss by approximately $248,000, comprised of the net of the related deferred revenues of $489,000 and costs of $241,000 that were recognized as revenue and cost during 2001. The cumulative effect of this change is to increase the accumulated deficit by approximately $1.4 million at January 1, 2000. Had the change been made at January 1, 1999, revenues for the year ended December 31, 1999 would have been reduced by approximately $2.2 million and the net loss of the Company for the year ended December 31, 1999 would have been increased by $1.4 million or ($0.20) per share.

COST OF GOODS AND SERVICES

Cost of goods and services, consisting of commissions and other costs related to delivery of client online content and offline advertising products; retailing Christian interest products on crosswalk.com; and, the provision of Internet services was $1,737,095 and $2,701,087 for the years ended December 31, 2001 and 2000, respectively. The Company's gross margin for 2001 increased to 61% from 58% in 2000. This increase is due primarily to the decrease in barter transactions and the move to dependence on affiliate relationships for product distribution and sales.

CROSSWALK OPERATIONS

Crosswalk.com operational expenses, consisting primarily of costs related to the Company's development, maintenance, and enhancements of crosswalk.com, decreased to $2,774,780 in 2001 as compared to $5,517,600 in 2000. The decrease from 2000 to 2001 of $2,742,820 (50%) is mostly due to a $2,242,400 savings directly related to decreased headcount. The next largest contributor was a $574,819 decrease in consulting and content outsourcing expenses as the Company was able to establish cost saving relationships with key third-party content providers by leveraging market positioning as well as reducing content procurement as a result of editorial productivity improvements made available through software investments made by the Company. These savings were somewhat offset by increased costs for capacity, hosting, licensing and maintenance fees of approximately $122,000.

In the fourth quarter of 2001, Crosswalk operations included a $370,000 reduction in expense due to the change of events related to the Starwire contract, which resulted in the Company having to recognize as an asset, software development costs which had been previously recognized as Crosswalk operations expenses during 2001. Therefore, there was no impact to Crosswalk operations expense for the year to year comparison.

SALES AND MARKETING

Sales and marketing expenses decreased in 2001 from 2000 by $1,932,970 (56%) to $1,525,243 from $3,458,213 in 2000. Reductions in sales and marketing expenses occurred primarily as the result of the Company's continued reliance on efficient viral marketing in 2001, in lieu of the more costly cross-media marketing campaigns which included television and print media ads, concert and event sponsorships and online ads and prizes the Company engaged in during 2000. The Company also utilized marketing consultants in 2000, which was curtailed in 2001 resulting in cost savings of about $252,000. In addition, in 2001, the Company eliminated its marketing and communications staff and increased sales and sales staff support resulting in a net reduction in salaries related expenses by approximately $190,000. This was somewhat offset by the $67,000 expense incurred for outsourcing of marketing and communications services.

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AMORTIZATION OF GOODWILL AND INTANGIBLES

In 2001, amortization of Goodwill and intangibles was $1,682,235 as compared to $1,182,331 in 2000. This consists primarily of the amortization of goodwill from the 1999 purchase of Wike Associates. A portion of this goodwill is being amortized over five years and a portion over ten years, using the straight-line method. In 2001, the Company recognized a $500,000 goodwill impairment charge to reduce the carrying amount of the Wike Associates, Inc. acquisition consistent with the overall reduction in the market value of Internet companies in general.

GENERAL AND ADMINISTRATIVE

General & administrative (G&A) expenses in 2001 were $1,507,262, a decrease of $802,775 or 35% from $2,310,037 in 2000. The decrease in G&A expense between 2001 and 2000 is largely due to a $410,000 reduction in bad debt expense. The Company also consolidated its remote facilities, which reduced expenses by almost $300,000. In addition, the Company reduced its dependency on professional services, which resulted in year-to-year savings of $161,724. These reductions were partly offset by a $90,000 increase in dividends payable on the Series "A" preferred stock, issued in September 2000.

OTHER INCOME

Other income consists of interest income, net, and the loss on the disposal of property and equipment. In 2001, interest income, net was $83,061 versus $198,342 in 2000. The $115,281 or 58% decrease in 2001 from 2000 was due primarily to the use of investment funds for operations. The Company recorded a loss on disposal of property and equipment of $147,251 in 2001 and $30,466 in 2000.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2000 TO THE YEAR ENDED DECEMBER 31,
1999

NET LOSS

For 2000, the Company reported a net loss before cumulative effect of a change in accounting practice of $8,620,449, ($1.11) per share, compared to a net loss of $10,652,717, ($1.56) per share in 1999.

In the first quarter of 2000, the Company recorded a $1,407,589 one-time charge in response to the Securities and Exchange Commission Staff Accounting Bulletin 101 issued in December 1999. In this regard, the Company chose to change its revenue and applicable cost recognition on the integration and development fee portion of prior year sponsorship contracts, to a more preferable method of deferral ratably over the term of the contract. If this accounting change had been implemented January 1, 1999, the net loss for the 1999 would have been $11,614,048.

The decrease in loss before cumulative effect of a change in accounting practice in 2000 of $2,032,268 (19%) over 1999, was due primarily to an decrease in expenditures, the details of which follow, and an increase in gross margin, offset by a decrease in other income. The decreased loss consisted of a $1,999,571 or 14% decrease in Operating expenses for 2000, of $12,468,181, as compared to $14,467,752 in 1999. Operating expenses as herein described, exclude cost of goods sold. Gross margin increased $509,386 or 16% in 2000 over 1999, offset by a $476,689 (74%) decrease in Other income. Other income decreased primarily as a result of a $465,765 (70%) decrease in interest income from the investment of funds (generated from the redemption of Purchase Warrants and exercise of Underwriter Warrants issued in the Company's initial public offering) used for operations.

OPERATING REVENUES


Revenue for 2000 was $6,380,943 compared to $6,898,746 in 1999. The 2000 performance represents a 7% decline in total revenue over 1999. Revenue generated from Advertising/sponsorship sales in 2000 and 1999 was $5,958,419 and $6,374,176, respectively. Revenue generated from Retail sales was $289,127 in 2000, and $343,447 in 1999. Internet services revenue has gradually reduced per the business plan to $133,397 in 2000, from $181,123 in 1999.

Contributing to the decrease in revenue was the Company's decision to move to an affiliate model for providing products online, such as music and home schooling. This transition has enabled the Company, and its affiliated distributors, the opportunity to synergistically focus on core strengths, which the Company believes, will generate better margins and provide a better experience for visitors to crosswalk.com.

The decrease in revenue was also due to a reduction in revenue generated from barter transactions in 2000. Barter agreements, which allow for the exchange of goods and services such as advertising, marketing, and content services, amounted to fifteen percent of revenue generated in 2000, versus forty-two percent in 1999. Therefore, cash revenue in 2000 was $5,397,030 versus approximately $4,040,000 in 1999, a growth of 34%. The Company is successfully transitioning to an ad based revenue model from the sale of labor intensive, lower margin channel sponsorships. The Company previously entered into barter transactions when it believed that the services, products and sponsorship received enhanced the Company's brand recognition and market share in a manner which the Company might not have been able to acquire through other marketing or purchasing channels without incurring expense greater than the value of the barter received.

Acknowledging that there is diversity of practice within the Internet industry in recognizing revenue and associated cost on initial content integration and/or development fees, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" (SAB
101) in December 1999. Prior to the issuance of SAB 101, the Company had been recording revenue for the content integration or development fee portion of sponsorships of its Website upon completion of work scope related to the contract implementation. Pursuant to SAB 101, effective January 1, 2000, the Company elected to change its revenue recognition on these content integration or development fees to a more preferable method whereby revenue will be recognized ratably over the term of the contract. The cumulative effect of this change is to increase the accumulated deficit by approximately $1.4 million at January 1, 2000. Had the change been made at January 1, 1999, revenues for the year ended December 31, 1999 would have been reduced by approximately $2.2 million and the net loss of the Company for the year ended December 31, 1999 would have been increased by $1.4 million or ($0.20) per share.

COST OF GOODS AND SERVICES

Cost of goods and services, consisting of costs related to integration of client content on crosswalk.com and related commissions; retailing Christian interest products on crosswalk.com; and provision of Internet services; was $2,701,087 and $3,728,276 for the years ended December 31, 2000 and 1999, respectively. The Company's gross margin for 2000 increased to 58% from 46% in 1999. This increase is due primarily to the decrease in barter transactions and the move to dependence on affiliate relationships for product distribution and sales.

CROSSWALK OPERATIONS

Crosswalk.com operational expenses, consisting primarily of costs related to the Company's development, maintenance, and enhancements of crosswalk.com, increased to $5,517,600 in 2000 as compared to $4,795,061 in 1999. The increase from 1999 to 2000 of $722,539 (15%) is mostly due to growth in the Channel content on crosswalk.com and to increased headcount. The largest increase in costs was in depreciation expense, which accounted for $331,518 of this increase. This was primarily due to capital acquisitions in 1999 underlying the Company's migration to an Oracle/Sun server architecture. The next largest contributor was a $286,400 increase in content expenses from Company content procurement from a wider variety of sources and on many more topics due to the increased number of channels and the depth of those channels. Staffing and associated costs accounted for $276,168 of this year to year increase. Finally, with the increase in Web traffic, capacity, headcount and associated software needs, hosting, licensing and maintenance fees made up approximately $125,000 of this overall increase. These increases were offset by consulting expenses related to database and server migration incurred in 1999 but not in 2000, leading to a reduction of $91,958. In addition, travel expenses incurred in supporting sponsorship contracts and migration activities were reduced by $154,792.

SALES AND MARKETING

Sales and marketing expenses decreased in 2000 from 1999 by $3,235,516 or 48% to $3,458,213 from $6,693,729 in 1999. Reductions in sales and marketing expenses occurred, as the Company was able to increase registered users and Website traffic through efficient viral marketing in lieu of the more costly cross-media marketing campaign that the Company engaged in during 1999.

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

AMORTIZATION OF GOODWILL AND INTANGIBLES

In 2000, amortization of Goodwill and intangibles was $1,182,331 as compared to $457,262 in 1999. This consists primarily of the amortization of goodwill from the August 1999 purchase of Wike Associates. A portion of this goodwill is being amortized over five years and a portion over ten years, using the straight-line method.

GENERAL AND ADMINISTRATIVE

General & administrative (G&A) expenses in 2000 were $2,310,037, a decrease of $211,663 or 8% from $2,521,700 in 1999. The decrease in G&A expense between 2000 and 1999 is largely due to a reduction in investor relations expenses of $179,235, consulting services of $144,952 and travel expenses of approximately $41,000, partially offset by increased rent expense of $133,747 and bad debt expense of $82,649.

OTHER INCOME

Other income consists of interest income, net, and loss on the disposal of property and equipment. In 2000, interest income, net was $198,342 versus $666,819 in 1999. The $468,477 or 70% decrease in 2000 from 1999 was due primarily to the use of investment funds for operations. The Company recorded a loss on disposal of property and equipment of $30,466 in 2000 and $22,254 in 1999.


COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001

The Company has adopted the provisions of Statement of Financial Accounting Standards (SFAS) 144, "Accounting for the Impairment of Disposal of Long-Lived Assets," specifically as it relates to the treatment of long-lived assets held for sale pursuant to the Company's announcement of it's intent to sell substantially all of its Internet assets to Salem Communications for $4.1 million. The Company believes that the asset sale will close no later than the end of the third quarter of 2002. On June 1, 2002, the Company determined that the plan of sale criteria of SFAS 144 had been met. Accordingly, the Company's periodic statement of operations for the three months and six months ended June 30,2002 include only as discontinued operations, the activities related to the Internet portion of its business. However, so that the reader can assess material changes in financial condition and results of operation for the periods presented, the following comparative period information includes results related to discontinued operations, with comparative data after discontinued operations noted.

NET LOSS

For the six months ended June 30, 2002, the Company incurred a net loss before the cumulative effect of a change in accounting principle and after loss from discontinued operations, of $909,970, as compared to $2,378,885 for the same period ended June 30, 2001. Before the cumulative effect of a change in accounting principle, the decreased net loss for the first six months of 2002 over the first six months of 2001 was $1,468,915 or 60%. This decrease, inclusive of discontinued operations, is primarily due to a $2,428,640 or 49% decrease in operating expenses, offset to an extent by a $925,475 or 37% decrease in total revenues, and a $34,250 or 65% in other income, net.

In January of 2002, the Company adopted the provisions of SFAS 142, "Goodwill and Other Intangible Assets," and the Company completed a transitional goodwill impairment test related to both its online and offline advertising functions. The result of this analysis was recognition of a goodwill impairment loss of $750,000 related to the offline business area in June 2002. The fair value of that business area was estimated using the expected values of future cash flows. Pursuant to this rule, the $750,000 reduction in the carrying amount of goodwill for this business area is reflected as the effect of a change in accounting principle on the Company's consolidated statement of operations.

Discontinued operations, recorded in accordance with SFAS 144, amounted to $534,573. This represents the loss associated with the Internet assets, which are held for sale as of June 30, 2002, pursuant to the Company's sale of these assets to Salem Communications, pending shareholder approval. The loss from continuing operations of

$423,966 for the six months ended June 30, 2002, is comparable to a loss from continued operations of approximately $469,000 for the six months ended June 30, 2001.

REVENUES

Total revenue for the first six months of 2002, including discontinued operations, was $1,566,068, down $925,475 or 37% from the same period in 2001. The $1,566,068 revenue earned in the first six months of 2002 consisted of $1,459,145 from advertising/sponsorship sales, of which $484,615 was related to the continuing operations of the offline advertising business, $19,813 from royalties, and $87,110 from Internet services, while in the first six months of 2001, the $2,491,543 of revenue earned consisted of $2,439,904 from advertising/sponsorship sales, of which $615,684 was related to the continuing operations of the offline advertising business, $15,507 from royalties, and $36,131 from Internet services. The year on year change in revenue includes an $867,000 reduction in advertising sales and an $114,000 reduction in SAB 101 and prior year sponsorship revenue recognition. This decrease in revenue was partly offset by a $55,000 increase in Internet services and royalties.

In response to the Securities and Exchange Commission Staff Accounting Bulletin 101 issued in December 1999, the Company chose to change its revenue recognition on the integration and development fee portion of 1999-year sponsorship deals, to a more preferable method of deferral ratably over the term of the contract. Under this method, in the first six months of 2002, the amount of revenue recorded from discontinued operations that was previously deferred totaled $113,826 versus $259,441 for the same period in 2001, a reduction of $145,615 or 56%. Total revenue in the first six months of 2002 and 2001 would have been $1,452,242 and $2,232,101, respectively net of the impact of this change in accounting method. Gross margin in the first six months of 2002 would have been reduced by $86,644 or 9% to $878,763, and overall gross margin increases to 60.5% net of the impact of this change in accounting method. In the first six months of 2001, the gross margin would have been reduced by $138,905 or 9% to $1,490,294, representing an overall increase to a 66.8% gross margin net of the impact of this change in accounting method.

The decrease in revenues is a reflection of the Company's inability to establish the strategic partnerships and advertising agency relationships necessary to increase revenues. While the Company has been able to retain several significant customers and entered into numerous long-term advertising agreements, it has been unable to tap into the ad budgets of larger organizations due to the potential concerns with niche affiliation, overall recession in the ad market and the absence of funding to effectively market the Company. While the Company's sales team remains as productive as possible with the resources at their disposal, the team of five has been inadequate to generate revenues necessary to cover the mostly fixed costs of operation.

COST OF GOODS AND SERVICES

Cost of goods and services, consisting of commissions and other costs related to delivery of client online content and offline advertising products; and the provision of Internet services, including discontinued operations, was $600,661, of which $374,340 was related to the continuing operations of the offline advertising business, and $862,344, of which $510,142 was related to the continuing operations of the offline advertising business, for the six months ended June 30, 2002 and 2001, respectively. The Company's gross margin, including discontinued operations, for the six months ended June 30, 2002 decreased to 61.6% from 65.4% for the same period in 2001. This decrease is due primarily to the overall decrease in higher margin online advertising revenues. Gross margin from continuing operations increased to 22.7% from 17% for the six months ended June 30, 2002 and 2001, respectively.

In response to the Securities and Exchange Commission Staff Accounting Bulletin 101 issued in December 1999, the Company chose to change its revenue and applicable cost recognition on the integration and development fee portion of 1999-year sponsorship deals, to a more preferable method of deferral ratably over the term of the contract. Under this method, the amount of deferred cost from discontinued operations recorded in the first six months of 2002 was $27,182 versus $120,536 recorded in the first six months of 2001, a reduction of $93,354 or 77%. Total cost of goods and services in the first six months of 2002 and 2001 would have been $573,479 and $741,807, respectively net of the impact of this change in accounting method. Gross margin in the first six months of 2002 would have been reduced by $86,644 or 9% to $878,763, and overall gross margin increases to 60.5% net of the impact of this change in accounting method. In the first six months of 2001, the gross margin would have been reduced by $138,905 or 9% to $1,490,294, representing an overall increase to a 66.8% gross margin net of the impact of this change in accounting method. Crosswalk Operations

Crosswalk operations expenses, consisting primarily of costs related to the Company's development, maintenance, content and enhancements for the discontinued operations of crosswalk.com, and depreciation related to continuing operations, decreased to $692,830 for the six months ended June 30, 2002, as compared to $1,715,480 for the same period in 2001. The approximate $1,022,000 or 59% decrease in cost of Crosswalk operations was due primarily to a $291,000 reduction in hosting & software licensing costs, a $389,000 reduction in salary related expenses, $128,000 reduction in depreciation, a $180,000 reduction in content acquisition costs, and a $31,000 reductions in consulting expenditures. Depreciation related to continuing operations is unchanged at approximately $112,000 for the comparative six-month periods.

SALES AND MARKETING

In the first six months of 2002, sales and marketing expenses, including discontinued operations, decreased to $474,105 from $842,827 for the same period in 2001. This $368,722 or 44% decrease was largely due to the transition to reduced and more efficient methods of corporate marketing which led to the reduction of $240,000 in salary related expenses, $39,000 in travel, $20,000 in telecommunications, $54,000 in consulting and promotions, and an $8,000 reduction in software licensing. Sales and Marketing from continuing operations were $70,430 to $95,769 for the six-month period ending June 30, 2002 and 2001, respectively.

GENERAL AND ADMINISTRATIVE

The Company decreased its general & administrative costs, including discontinued operations, in the first six months of 2002 to $726,625 from $1,502,210 in the first six months of 2001. This decrease of over $775,000 or 51% is mostly due to the adoption of FASB 142, "Goodwill and Other Intangible Assets," which resulted in a $578,000 reduction in recognition of goodwill amortization. Other expenses included in this category such as salary expenses, rent expenses, investor relations, legal, taxes, office expenses, outside services, telecommunications and travel expenses, accounted for approximately $220,000 of the overall reduction, offset to an extent by the accrual of $24,000 in dividends related to the Series "B" preferred stock issued in January 2002. General and Administrative expenses from continuing operations were $419,432 and $351,777 for the six month period ending June 30, 2002 and 2001, respectively.

OTHER INCOME NET

Other income net in the first six months of 2002 decreased to $18,183, down $52,433 for the same period in 2001. This $34,250 or 65% decrease is due to the use of investments for business operations. Also, interest expense increased to $5,643 from $4,582 for the same period in 2001, due to costs associated with capital leases.

COMPARISON OF THE THREE MONTHS ENDED JUNE 30, 2002 AND 2001

NET LOSS

For the quarter ended June 30, 2002, before the cumulative effect of a change in accounting principle, and after loss from discontinued operations, the Company incurred a net loss of $459,506, as compared to a net loss of $1,054,611 the same quarter in 2001. This decreased loss of $595,105 or 56% was the result of an across the board decrease in all four operating expense categories (cost of goods sold, crosswalk operations, sales and marketing, and general and administrative) of $1,332,887, offset in part by a decline in total revenues of $727,234, and a $10,549 reduction in other income net.

In January of 2002, the Company adopted FASB 142, "Goodwill and Other Intangible Assets," and the Company completed a transitional goodwill impairment test related to both its online and offline advertising functions. The result of this analysis was recognition of a goodwill impairment loss of $750,000 related to the offline business area in June 2002. The fair value of that business area was estimated using the expected values of future cash flows. Pursuant to this rule, the $750,000 reduction in the carrying amount of goodwill for this business area is reflected as the effect of a change in accounting principle on the Company's consolidated statement of operations.

Discontinued operations, recorded in accordance with SFAS 144, amounted to $312,597. This represents the loss associated with the Internet assets, which are held for sale as of June 30, 2002, pursuant to the Company's sale of these assets to Salem Communications, pending shareholder approval. The loss from continuing operations of $185,749 for the three months ended June 30, 2002, is comparable to a loss from continued operations of approximately $246,000 for the three months ended June 30, 2001.
Revenues

Total revenue for the quarter ending June 30, 2002, including discontinued operations, was $700,003 down $727,234 or 51% from the same period in 2001. The reduction in revenue consists of a $645,000 reduction in advertising sales, including an $81,000 reduction on the continuing operations of the offline advertising business and an $83,000 reduction in SAB 101 and prior year sponsorship revenue recognition.

In response to the Securities and Exchange Commission Staff Accounting Bulletin 101 issued in December 1999, the Company chose to change its revenue recognition on the integration and development fee portion of 1999-year sponsorship deals, to a more preferable method of deferral ratably over the term of the contract. Under this method, the amount of deferred revenue from discontinued operations recorded in the second quarter of 2002 was $56,913 versus $123,054 recorded in the second quarter of 2001, a reduction of $66,141 or 54%. Total revenue in the second quarter of 2002 and 2001 would have been $643,090 and $1,304,183 respectively net of the impact of this change in accounting method. Gross margin in the second quarter of 2002 would have been reduced by $43,322 or 11% to $349,408, and overall gross margin would have decreased to 54.3% net of the impact of this change in accounting method. In the second quarter 2001, gross margin would have been reduced by $62,786 or 7% to $840,967, representing an overall increase to a 64.5% gross margin net of the impact of this change in accounting method.

The decrease in revenues is a reflection of the Company's inability to establish the strategic partnerships and advertising agency relationships necessary to increase revenues. While the Company has been able to retain several significant customers and entered into numerous long-term advertising agreements, it has been unable to tap into the ad budgets of larger organizations due to the potential concerns with niche affiliation, overall recession in the ad market and the absence of funding to effectively market the Company. While the Company's sales team remains as productive as possible with the resources at their disposal, the team of five has been inadequate to generate revenues necessary to cover the mostly fixed costs of operation.

COST OF GOODS AND SERVICES

Cost of goods and services, consisting of commissions and other costs related to delivery of client online content and offline advertising products and the provision of Internet services, including discontinued operations, was $307,273 and $523,484 for the quarters ended June 30, 2002 and 2001, respectively. Cost of goods and services from continuing operations decreased from $331,368 to $245,627 for the quarters ended June 30, 2002 and 2001, respectively. The Company's gross margin for the quarter ended June 30, 2002, including discontinued operations, decreased to 56.1% from 63.3% for the same period in 2001. This decrease is due primarily to the associated reduction in advertising revenue.

In response to the Securities and Exchange Commission Staff Accounting Bulletin 101 issued in December 1999, the Company chose to change its revenue and applicable cost recognition on the integration and development fee portion of 1999-year sponsorship deals, to a more preferable method of deferral ratably over the term of the contract. Under this method, the amount of deferred cost from discontinued operations recorded in the second quarter of 2002 was $13,591 versus $60,268 recorded in the second quarter of 2001, a reduction of $46,677 or 77%. Total cost of goods and services in the second quarter of 2002 and 2001 would have been $293,682 and $463,216 respectively net of the impact of this change in accounting method. Gross margin in the second quarter of 2002 would have been reduced by $43,322 or 11% to $349,408, and overall gross margin would have decreased to 54.3% net of the impact of this change in accounting method. In the second quarter 2001, gross margin would have been reduced by $62,786 or 7% to $840,967, representing an overall increase to a 64.5% gross margin net of the impact of this change in accounting method.

CROSSWALK OPERATIONS

Crosswalk operations expenses, consisting primarily of costs related to the Company's development, maintenance, content and enhancements for the discontinued operations of crosswalk.com, decreased to $261,314 for the quarter ended June 30, 2002, as compared to $813,584 for the same period in 2001. The $552,270 or 67% decrease in cost of Crosswalk operations was primarily due to a $245,000 reduction in hosting & software licensing, a $107,000 reduction in salary related expenses, a $98,000 reduction in depreciation, a $91,000 reduction in content acquisition cost, and an $11,000 reduction in consulting expenditures. Depreciation related to continuing operations is unchanged at approximately $54,000 for the comparative three-month periods. Sales and Marketing

In the quarter ended June 30, 2002, sales and marketing expenses, including discontinued operations, decreased to $245,010 from $423,921 for the same period in 2001. This $178,911 or 42% decrease was largely due to the transition to reduced and more efficient methods of corporate marketing. The reduction in sales and marketing expenditures includes $125,000 in salary related expenses, $32,000 in travel, and a $20,000 in telecommunications. Sales and Marketing from continuing operations were $50,391 and $33,693 for the three- month period ending June 30, 2002 and 2001, respectively.

GENERAL AND ADMINISTRATIVE

The Company decreased its general & administrative costs in the second quarter of 2002, including discontinued operations, to $354,366 from $739,861 in the same period of 2001. This $385,495 or 52% decrease is primarily due to the adoption of FASB 142, "Goodwill and Other Intangible Assets," which resulted in reduced amortization in the second quarter of 2002 to $5,136 from $296,399 in the same quarter of 2001. Other expenses included in this category such as salary expenses, rent expenses, investor relations, legal, taxes, office expenses, outside services, telecommunications and travel expenses, accounted for approximately $104,000 of the overall reduction, offset to an extent by the accrual of $12,000 in dividends related to the Series "B" preferred stock issued in January 2002. General and Administrative expenses from continuing operations were $222,553 and $162,349 for the three month period ending June 30, 2002 and 2001, respectively.

OTHER INCOME NET

Other income net in the second quarter of 2002 decreased to $8,453, down from income of $19,002 for the same period in 2001. This $10,549 or 56% decrease is due to the use of investments for business operations. Also, interest expense increased to $2,977 from $2,391 in the second quarter of 2002, due to costs associated with capital leases.

LIQUIDITY AND CAPITAL RESOURCES

During the years ended December 31, 2001, 2000, and 1999, net cash used in operating activities was $1,864,247, $7,783,019, and $8,766,112, respectively. The decrease of net cash used in operating activities in 2001 was for the most part, a result of decreased expenses. In 2000 the decrease was due mostly to increases in cash revenues. During the six months ending June 30, 2002 and 2001, net cash used in operating activities were $613,769 and $1,548,980 respectively.

Net cash provided by investing activities was $964,411 and $5,392,443 for the years ended December 31, 2001 and 2000, respectively and net cash used in investing activities was $10,421,778 for the year ended December 31, 1999. Net cash used in investing activities was $194,346 for the first half of 2002, and provided by investing activities was $1,359,441 for the same period of 2001.

Net cash provided by financing activities was $528,775, $2,021,675, and $17,781,933, for the years ended December 31, 2001, 2000, and 1999, respectively. At the end of 2001, the net cash provided by financing activities consists primarily of $500,000 from the purchase of Series "B" preferred stock that closed on January 9, 2001, in the total amount of $800,000. The Series "B" preferred stock is convertible into an aggregate of 933,269 shares of Crosswalk.com common stock over the next three years, and will accrue 6% interest per annum payable in cash or the Company's common stock, at the discretion of the Company. The 2000 cash flow from financing activities consisted primarily of the receipt of $2,000,000 from the issuance of 80,000 shares of Series "A" preferred stock on

September 29, 2000. The three-year Series "A" preferred stock is convertible into currently at most 2,465,787 shares of common stock. The Series "A" preferred stock will also accrue a 6% dividend per annum. The 1999 cash flow from financing activities consisted of the receipt of $17,781,933 from the exercise of 2,528,451 Common Stock Purchase Warrants, 317,500 Common Stock Underwriter Warrants and 190,870 vested stock options. Net cash provided by financing activities for the six months ended June 30, 2002 and 2001 was $299,798 and $28,776, respectively. The 2002 net cash provided by financing activities is from the realization of a $300,000 subscription receivable related to the Series "B" preferred stock on January 9, 2002.

If the asset sale is not completed, it is likely that Crosswalk would continue operations, and without an increase in sales necessary to cover mostly fixed costs, Crosswalk may be forced to resort to business liquidation. If the asset sale is completed, Crosswalk intends to implement the business plan as brought to the stockholders for approval in Proposal Two and Three. Until the use of proceeds of the asset sale as indicated in Proposal Two is accomplished, proceeds will be maintained in short term interest bearing accounts and the Company will most likely to continue to experience losses from operations and negative cash flows and will continue to require working capital to fund its remaining operations. If second quarter 2002 revenue levels are maintained, we believe that existing cash and cash equivalents will be sufficient to meet operating and capital requirements at its currently anticipated level of operations through the end of fiscal 2002.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



Security Ownership of Certain Beneficial Owners. The following table and accompanying notes contain information about any person (including any "group") who is known by us to be the beneficial owner of more than 5% of Crosswalk's common stock as of July 31, 2002.



------------------------------------ ---------------------------------------------- --------------------------------
Name and Address of Beneficial Owner   Amount and Nature of Beneficial Ownership1   Percent of Outstanding Shares2
------------------------------------ ---------------------------------------------- --------------------------------

Dodge Jones Foundation
C/O Joseph Edwin Canon                               739,7363                                     8.5%
P.O. Box 176
Abilene, TX 79604
------------------------------------ ---------------------------------------------- --------------------------------
Timothy B. Robertson
295 Bendix Road, Suite 130                            504,000                                     5.9%
Virginia Beach, VA 23452
------------------------------------ ---------------------------------------------- --------------------------------


(1) Unless otherwise noted, all persons named in the table have sole voting and sole investment power with respect to all shares of common stock beneficially owned by them, and no persons named in the table are acting as nominees for any persons or are otherwise under the control of any person or group of persons. As used herein, the term "beneficial ownership" with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire any such power during the period 60 days from the record date of March 15, 2002.

(2) Based upon 7,968,221 shares of common stock outstanding as of the Record
Date.

(3) Includes 431,513 and 308,223 shares issuable upon conversion of Series "A" and Series "B", respectively. Joseph Edwin Canon is the natural person having voting or investment control over Crosswalk securities owned by this entity.




Security Ownership of Management. The following table and accompanying notes contain information about the beneficial ownership of Crosswalk common stock as of July 31, 2002 by each of Crosswalk's (a) directors, and (b) executive officers as defined in Item 402(a)(2) of Regulation S-B, and (c) all of Crosswalk's executive officers, and directors as a group. Except as otherwise indicated below, each of the stockholders named below has sole voting and investment power with respect to the shares of common stock beneficially owned. Effect has been given to shares reserved for issuance under outstanding stock options where indicated:

------------------------------------ ---------------------------------------------- --------------------------------
Name and Address of Beneficial Owner   Amount and Nature of Beneficial Ownership1   Percent of Outstanding Shares2
------------------------------------ ---------------------------------------------- --------------------------------
Eric L. Oliver
400 Pine St.                                          830,774(3)                                  9.7%
Abilene, TX  79601

------------------------------------ ---------------------------------------------- --------------------------------
Bruce E. Edgington
7857 Heritage Drive                                   689,536(4)                                  8.2%
Annandale, VA 22003
------------------------------------ ---------------------------------------------- --------------------------------
Jon M. Morgan
303 W. Wall St                                        689,610(5)                                  8.0%
Suite 1700
Midland, TX 79701
------------------------------------ ---------------------------------------------- --------------------------------
Earl E. Gjelde
42 Bristlecone Crt.                                   187,689(6)                                  2.3%
Keystone, CO 80435
------------------------------------ ---------------------------------------------- --------------------------------
Gary A. Struzik
4100 Lafayette Center Dr.                             143,916(7)                                  1.7%
Chantilly, VA 20151
------------------------------------ ---------------------------------------------- --------------------------------
Scott Fehrenbacher
4100 Lafayette Center Dr.                             135,000(8)                                  1.6%
Chantilly, VA 20151
------------------------------------ ---------------------------------------------- --------------------------------
James G. Buick
2047 Little Heron Court                               103,755(9)                                  1.3%
Grand Rapids, MI
------------------------------------ ---------------------------------------------- --------------------------------
William R. "Max" Carey
4401 Northside Prkwy, Suite 100                        88,788(10)                                 1.1%
Atlanta. GA 30327
------------------------------------ ---------------------------------------------- --------------------------------
Joseph V. Forche
4100 Lafayette Center Dr.                              15,875(11)                                  .2%
Chantilly, VA 20151
------------------------------------ ---------------------------------------------- --------------------------------
Dr. Dwight "Ike" Rhiegard
P.O. Box 2349                                           7,632(12)                                  .1%
Kennesaw, GA 30156
------------------------------------ ---------------------------------------------- --------------------------------
All executives and directors
As a group (9 persons)                              2,876,700                                    28.3%

------------------------------------ ---------------------------------------------- --------------------------------


(1) Unless otherwise noted, all persons named in the table have sole voting and sole investment power with respect to all shares of common stock beneficially owned by them, and no persons named in the table are acting as nominees for any persons or are otherwise under the control of any person or group of persons. As used herein, the term "beneficial ownership" with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire any such power during the period 60 days from the record date of June 14, 2002.

(2) Based upon 7,968,221 shares of common stock outstanding as of the Record
Date.


(3) Includes 307,250 shares beneficially owned by Softvest L.P. Mr. Oliver is General Partner and lead investment officer of Softvest L.P. Also includes 308,233 and 41,086 shares issuable upon conversion of Series A preferred stock (the Series

"A"), beneficially owned by SoftOP, L.P. and Lighthouse Partners, L.P., respectively. Mr. Oliver is General Partner of SoftOP, L.P. and a Limited Partner of Lighthouse Partners, L.P. Also includes 154,112 shares issuable upon conversion of Series B preferred stock (the Series "B"), beneficially owned by SoftOP, L.P. Also includes 20,103 shares issuable upon exercise of currently exercisable stock options.

(4) Includes 200,000 issuable upon conversion of the Series "B", 322,160 shares of restricted common stock and 167,376 shares issuable upon exercise of currently exercisable stock options.

(5) Includes 246,578 shares issuable upon conversion of the Series "A", beneficially owned by the Jon M. Morgan Pension Plan. Mr. Morgan is trustee of the Jon M. Morgan Pension Plan. Also includes 246,578 shares issuable upon conversion of the Series "A", beneficially owned by J.M. Midland Land Co., Inc. Mr. Morgan is President of J.M. Midland Land Co, Inc. Also includes 154,112 shares issuable upon conversion of the Series "B", and 37,242 shares issuable upon exercise of currently exercisable stock options.

(6) Includes 116,822 shares issuable upon conversion of the Series "B", and 68,367 shares issuable upon exercise of currently exercisable stock options.

(7) Includes 141,916 shares issuable upon exercise of currently exercisable stock options.

(8) Does not include 10,000 shares of common stock beneficially owned by Institute for American Values Investing. Consists entirely of shares issuable upon exercise of currently exercisable stock options.

(9) Includes 61,505 shares issuable upon exercise of currently exercisable stock options.

(10) Includes 17,415 shares of common stock issuable to Corporate Resource Development, Inc. Mr. Carey is Chairman and Chief Executive Officer of Corporate Resource Development. Also includes 71373 shares issuable upon exercise of currently exercisable stock options.

(11) Mr. Forche is Director of Sales. Includes 14,375 shares issuable upon exercise of currently exercisable stock options.

(12) Consists completely of shares issuable upon exercise of currently exercisable stock options.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE



Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that our executive officers and directors and persons who own more than ten percent of a registered class of Crosswalk's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. The Company believes that all filings required to be made, by the Reporting Persons during the fiscal year ended December 31, 2001 were made on a timely basis.



                         PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited on behalf of the board of directors of Crosswalk. We will pay the cost of soliciting proxies in the accompanying form. We may solicit proxies by email, mail, telephone and delivery service by officers, directors and our employees. We may also request banking institutions, brokerage firms, custodians, and trustees, or their nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record. We will pay for reasonable costs of the solicitation and will reimburse forwarding expenses.


                                  OTHER MATTERS

The board of directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of Crosswalk.


IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.



                                       BY ORDER OF THE BOARD OF DIRECTORS,




                                       GARY A. STRUZIK
                                       CHIEF FINANCIAL OFFICER AND SECRETARY

                                                                         ANNEX A
--------------------------------------------------------------------------------








                            ASSET PURCHASE AGREEMENT

                                 by and between

                         CROSSWALK.COM, INC., as Seller,


                                       and


                            ONEPLACE, LTD., as Buyer,






                           Dated as of August 19, 2002








--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page


                                    ARTICLE I

                                PURCHASE AND SALE

1.1      Sale Assets..........................................................1
         (a)      Tangible Personal Property..................................1
         (b)      Licenses and Permits........................................1
         (c)      Business Agreements.........................................2
         (d)      Advertising Agreement.......................................2
         (e)      Intellectual Property.......................................2
         (f)      Records.....................................................2
         (g)      Purchase Orders.............................................2
         (h)      Motor Vehicles..............................................2
         (i)      Miscellaneous Assets........................................2
1.2      Excluded Assets......................................................2
1.3      Assumption of Liabilities............................................4
1.4      Employees............................................................4
1.5      Operating Agreement..................................................4

                                   ARTICLE II

                                 PURCHASE PRICE

2.1      Purchase Price.......................................................5
2.2      Purchase Price Allocation............................................5
2.3      Purchase Price Adjustments...........................................5
2.4      Sales and Transfer Taxes.............................................6

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

3.1      Organization.........................................................6
3.2      Authorization and Binding Effect of Agreements.......................7
3.3      Absence of Conflicts.................................................7
3.4      Consent of Third Parties.............................................8
3.5      Sale Assets..........................................................8
3.6      Tangible Personal Property...........................................8
3.7      Business Agreements..................................................8
3.8      Advertiser Agreements................................................8
3.9      Litigation...........................................................9
3.10     Labor Matters.......................................................10

3.11     Employee Benefit Plans..............................................10
3.12     Environmental Matters...............................................10
3.13     Compliance with Law.................................................11
3.14     Tax Matters.........................................................11
3.15     Absence of Insolvency...............................................11
3.16     Products; Product Warranties........................................11
3.17     Intellectual Property...............................................11
3.18     Transactions with Interested Persons................................12
3.19     Permits.............................................................12
3.20     Customers and Suppliers.............................................13
3.21     Traffice Reports....................................................13
3.22     Financial Schedules.................................................13
3.23     Business Since the Base Balance Sheet Date..........................13
3.24     Broker's or Finder's Fees...........................................14
3.25     Disclosures.........................................................14

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

4.1      Organization and Good Standing......................................14
4.2      Authorization and Binding Effect of Agreements......................14
4.3      Absence of Conflicts................................................15
4.4      Consent of Third Parties............................................15
4.7      Disclosures.........................................................15

                                    ARTICLE V

                              PRE-CLOSING COVENANTS

5.1      Conduct of the Business.............................................15
5.2      Third Party Consents................................................16
5.3      No Solicitation.....................................................16
5.4      Shareholder Meeting.................................................18
5.5      Access; Information; Confidentiality; Publicity.....................19
5.6      Cooperation & Inconsistent Actions..................................20
5.7      Tax Returns and Payments............................................20

                                   ARTICLE VI

                                    CASUALTY

                                   ARTICLE VII

            CONDITIONS PRECENDENT TO THE OBLIATION OF BUYER TO CLOSE

7.1      Accuracy of Representations and Warranties..........................21
7.2      Performance of Agreement............................................21
7.3      Adverse Proceedings.................................................21
7.4      Conveyance Free and Clear of Liens..................................21
7.5      Buyer's Satisfaction................................................21
7.6      Employment of Key Personnel.........................................21


                                  ARTICLE VIII

            CONDITIONS PRECENDENT TO THE OBLIATION OF SELLER TO CLOSE

8.1      Accuracy of Representations and Warranties..........................22
8.2      Performance of Agreement............................................22
8.3      Adverse Proceedings.................................................22
8.4      Shareholder Approval................................................22

                                   ARTICLE IX

                                   THE CLOSING

9.1      Closing.............................................................22
9.2      Seller's Closing Deliveries.........................................22
9.3      Buyer's Closing Deliveries..........................................25

                                    ARTICLE X

                         CERTAIN POST-CLOSING COVENANTS

10.1     Confidentiality.....................................................25
10.2     Change of Seller's Name.............................................25
10.3     Non-Competition.....................................................26
10.4     Further Assurances..................................................27

                                   ARTICLE XI

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

11.1     Survival of Representation and Warranties...........................27
11.2     Indemnification in General..........................................28
11.3     Indemnification by Seller...........................................28
11.4     Indemnification by Buyer and Parent.................................28

                                   ARTICLE XII

                         TERMINATION; LIQUIDATED DAMAGES

12.1     Termination.........................................................29
12.2     Obligation Upon Termination.........................................30
12.3     Specific Performance................................................31

                                  ARTICLE XIII

                                  MISCELLANEOUS

13.1     Payment of Expenses.................................................31
13.2     Notices.............................................................32
13.3     Entire Agreement....................................................32
13.4     Binding Effect; Benefits............................................32
13.5     Assignment..........................................................33
13.6     Governing Law.......................................................33
13.7     Amendments and Waivers..............................................33
13.8     Severability........................................................33
13.9     Headings............................................................33
13.10    Counterparts........................................................33
13.11    References..........................................................33
13.12    Definition of "Knowledge."..........................................33

                              INDEX OF DEFINITIONS

Acquisition Proposal.....................................................5.3(i)
Adjustment List..................................................Section 2.3(c)
Advertiser Agreements........................................Section 1.1(d)(ii)
Agreement................................................Introductory paragraph
Approvals..........................................................Section 3.19
Assumed Liabilities..............................................Section 1.3(a)
Blue-penciling..................................................Section 10.3(d)
Business...............................................................Recitals
Business Agreements..........................................Section 1.1(c)(ii)
Buyer....................................................Introductory Paragraph
Buyer's Liquidated Damages Amount ..............................Section 12.2(c)
Closing.............................................................Section 9.1
Closing Date........................................................Section 9.1
Confidential Information.........................................Section 5.5(c)
Consents............................................................Section 3.4
Copyrights......................................................Section 3.17(a)
Employment Waiver ..............................................Section 12.2(c)
Excluded Assets.....................................................Section 1.2
Fee..............................................................Section 5.3(c)
Financial Schedules................................................Section 3.21
Lien.............................................................Section 3.3(a)
Marks...........................................................Section 3.17(a)
Material Adverse Condition..........................................Section 3.1
Material Adverse Effect.............................................Section 3.1
Operating Agreement.................................................Section 1.5
Organic Documents................................................Section 3.3(b)
Other Business.........................................................Recitals
Patents.........................................................Section 3.17(a)
Permitted Lien ..................................................Section 3.3(a)
Products...........................................................Section 3.16
Proxy Statement.....................................................Section 5.4
Purchase Price......................................................Section 2.1
Records..........................................................Section 1.1(f)
Releases.........................................................Section 5.5(d)
Releasing Party..................................................Section 5.5(d)
Representatives..................................................Section 5.5(c)
Rights..........................................................Section 3.17(a)
Sale Assets.........................................................Section 1.1
SEC.................................................................Section 5.4
Seller...................................................Introductory paragraph
Seller's Liquidated Damages Amount .............................Section 12.2(c)
Shareholders' Meeting...............................................Section 5.4
Superior Proposal.............................................Section 5.3(b)(i)
Survival Period....................................................Section 11.1
Tangible Personal Property.......................................Section 1.1(a)
Trade Secrets...................................................Section 3.17(a)
Transaction Documents...............................................Section 3.2

                            ASSET PURCHASE AGREEMENT

         This Agreement ("Agreement") is made as of this 19th day of August 2002 by and between Crosswalk.com, Inc. ("Seller") and OnePlace, LLC ("Buyer").

                                    RECITALS:

         WHEREAS Seller, through its Crosswalk.com website (the "Business"), provides a comprehensive range of content and community services to support the integration of faith and values into everyday life, including: topical and lifestyle channels (e.g. Entertainment, Money, News, HomeSchool, Family Living, Spiritual Life, Women and Live It), unique online applications (e.g. cross-referenced Bible study databases, stock and mutual fund screening tools, and greeting cards), community-building areas (e.g. chat, discussion forums, and a Christian Web site directory) and over thirty topical and community related email newsletters;

         WHEREAS Seller engages in other business activities, including its "card deck" business (the "Other Business");

         WHEREAS Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Business and, as set forth herein, certain assets and properties of Seller relating to the Business as identified below;

         NOW THEREFORE, in exchange for good and valuable consideration, including the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

         1.1 Sale Assets. On the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase or acquire from Seller, free and clear of all Liens, all right, title and interest, legal and equitable, in and to all properties, assets and rights used or required, for the ownership and operation of the Business (collectively, the "Sale Assets") including, without limitation, the following:

                  (a) Tangible Personal Property. All machinery, equipment, software, leasehold improvements, inventory (including all raw materials, work-in-process and finished goods), parts, supplies, furniture, furnishings, vehicles, tools, fixtures and other tangible personal property including but not limited to the items set forth on Schedule 3.6 (collectively, "Tangible Personal Property").

                  (b) Licenses and Permits. All rights associated with the Approvals.

                  (c) Business Agreements.

                      (i) All rights and interests of Seller in, to or under those agreements, leases, vendor contracts, orders and other commitments which Seller is a party to or bound by (other than agreements specifically excluded under this Agreement) and which are set forth on Schedule 3.7; and

                      (ii) Any renewals, extensions, amendments or modifications of those agreements being assumed which are made in the ordinary course of Seller's operation of the Business or in accordance with the terms and provisions of this Agreement (all such agreements, leases, contracts, orders and other commitments referred to in clauses (i) and (ii) being hereinafter referred to collectively as the "Business Agreements").

                  (d) Advertising Agreement.

                      (i) All rights and interests of Seller in, to or under its agreements with customers, advertisers or sponsors, and which are set forth on
Schedule 3.8; and

                      (ii) Any renewals, extensions, amendments or modifications of those agreements being assumed which are made in the ordinary course of Seller's operation of the Business or in accordance with the terms and provisions of this Agreement (all such agreements, leases, contracts, orders and other commitments referred to in clauses (i) and (ii) being hereinafter referred to collectively as the "Advertising Agreements").

                  (e) Intellectual Property. All Intellectual Property.

                  (f) Records. The originals (where available) or true and complete copies (if originals are not available) of all of the customer lists, customer contact information, books, records, files, logs and ledgers pertaining to the Sale Assets or used in the operation of the Business (collectively, "Records"); provided, that with respect to any such Records that Seller is reasonably required (i) to retain by law or (ii) to disclose for financial or tax reporting purposes, Seller shall be entitled to keep copies thereof.

                  (g) Purchase Orders. All purchase orders, forms, labels, stationery, materials, catalogs, brochures, artwork, photographs and advertising materials held by Seller.

                  (h) Miscellaneous Assets. Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 1.1 and relating to the Business.

         1.2 Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, there shall be excluded from the Sale Assets the following assets in existence on the Closing Date ("Excluded Assets"):

                  (a) Any and all cash, cash equivalents, cash deposits to secure contract obligations (except to the extent Seller receives a credit therefore under Section 2.3, in which event the deposit shall be included as part of the Sale Assets), all inter-company receivables from any affiliate of Seller and all other accounts receivable, bank deposits and securities held by Seller at the Closing Date.

                  (b) Any and all claims of Seller with respect to transactions prior to the Closing including, without limitation, claims for tax refunds.

                  (c) All prepaid expenses (except to the extent Seller receives a credit therefore under Section 2.3, in which event the prepaid expense shall be included as part of the Sale Assets).

                  (d) All contracts of insurance and claims against insurers.

                  (e) All contracts that are terminated in accordance with the terms and provisions of this Agreement or have expired prior to the Closing Date in the ordinary course of business; and all loans and loan agreements.

                  (f) All tangible personal property disposed of or consumed between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement.

                  (g) All commitments, contracts and agreements not specifically assumed by Buyer pursuant to Section 1.3 hereof.

                  (h) All personal items owned by employees or independent contractors of Seller and located at Seller's place of business, including, without limitation, the personal items set forth on Schedule 1.2(a).

                  (i) Any records of Seller not related to the Business or that Seller is required to retain by law; provided, however, with respect to any such records that Seller is reasonably required (i) to retain by law or (ii) to disclose for financial reporting purposes and, in each case, that constitute Records, Buyer shall be entitled to copies thereof.

                  (j) Any assets of Seller relating to any employee benefit plan, arrangement, policy or commitment (including any employee benefit plan within the meaning ascribed to such term in Section 3(3) of ERISA including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability, accident or insurance plan or any holiday, vacation or other employee practice, policy or benefit).

                  (k) Any rights that accrue or will accrue to Seller under this Agreement or under any other Transaction Document.

                  (l) All insurance proceeds receivable under any insurance policy, subject to the terms of Article VI.

                  (m) All assets, tangible or intangible, used solely in the operation of the Other Business.

         1.3 Assumption of Liabilities.

                  (a) At Closing, Buyer shall assume and agree to perform, without duplication of Seller's performance, the following liabilities and obligations of Seller (the "Assumed Liabilities"):

                      (i) Current liabilities of Seller for which Buyer receives a credit pursuant to Section 2.3, but not in excess of the amount of such credit.

                      (ii) Liabilities and obligations arising under the Business Agreements, if any, assumed by and transferred to Buyer in accordance with this Agreement, but only to the extent such liabilities and obligations relate to any period of time after the Closing Date.

                      (iii) Liabilities and obligations arising under the Advertising Agreements, if any, assumed by and transferred to Buyer in accordance with this Agreement, but only to the extent such liabilities and obligations relate to any period of time after the Closing Date.

                  (b) Except for the Assumed Obligations, Buyer shall not assume or in any manner be liable for any duties, responsibilities, obligations or liabilities of Seller of any kind or nature, whether express or implied, known or unknown, contingent or absolute, including, without limitation, any liabilities to or in connection with Seller's employees whether arising in connection with the transaction contemplated hereunder or otherwise.

         1.4 Employees. Buyer shall be free to hire employees of Seller on such terms and conditions of employment as Buyer shall determine in the exercise of its sole discretion, and without regard to any agreement restricting such person from competing with Seller or working for any entity in competition with Seller; however, nothing in this Agreement shall establish any obligation or commitment on the part of Buyer for any right or claim (legal or equitable) of any person other than the parties hereto, including, without limitation, any employee of Seller or Buyer or any beneficiary of such employee. Nothing in this Section 1.4 shall be deemed to grant such employees third-party beneficiary rights with respect to their non-competition agreements with Seller, except to the extent that such employees are released by Seller to work for Buyer.

                                   ARTICLE II

                                 PURCHASE PRICE

         2.1 Purchase Price. Buyer shall pay the Purchase Price to Seller, at the Closing, in cash by wire transfer of immediately available funds.

                  (a) For purposes of this Agreement, the "Purchase Price" shall be defined as:

                      (i) If Closing shall, for any reason, occur on or before September 20, 2002, Four Million One Hundred Thousand Dollars ($4,100,000);

                      (ii) If Closing shall, for any reason, occur on or after September 21, 2002 and on or before October 20, 2002, Three Million Nine Hundred Thousand Dollars ($3,900,000);

                      (iii) If Closing shall, for any reason, occur on or after October 21, 2002 and on or before November 20, 2002, Three Million Six Hundred Thousand Dollars ($3,600,000);

                      (iv) If Closing shall, for any reason, occur on or after November 21, 2002 and on or before December 20, 2002, Three Million Two Hundred Thousand Dollars ($3,200,000);

                      (v) If Closing shall, for any reason, occur on or after December 21, 2002 and on or before January 31, 2003, Two Million Five Hundred Thousand Dollars ($2,500,000); and,

                      (vi) If Closing shall, for any reason, occur after January 31, 2003, Two Million Dollars ($2,000,000).

                  (b) Notwithstanding anything in Section 2.1(a) to the contrary, in the event Seller is ready, willing and able to consummate the transactions set forth in this agreement and the Closing is otherwise delayed directly as a result of the failure of Buyer to satisfy its obligations under this Agreement when due, each date set forth in Section 2.1(a) shall be extended in an amount equal to the number of days the Closing is delayed directly as a result of the failure of Buyer to satisfy its obligations under this Agreement when due.

         2.2 Purchase Price Allocation. Within ninety (90) days after the Closing, Buyer shall reasonably determine the allocation of the Purchase Price in consultation with Seller and in accordance with Section 1060 of the Internal Revenue Code and submit such determination to Seller. Buyer and Seller further agree to file all applicable tax returns reflecting such allocation, Form 8594 and any other reports required by Section 1060.

         2.3 Purchase Price Adjustments.

                  (a) All operating income, operating expenses and prepayments related to the Business Agreements of the Business shall be adjusted and allocated between Seller and Buyer, and an adjustment in the Purchase Price shall be made as provided in this Section 2.3, to the extent necessary to reflect the principle that all such income and expenses attributable to the operation of the Business on or before the Closing Date shall be for the account of Seller, and all income and expenses attributable to the operation of the Business after the closing Date shall be for the account of Buyer.

                  (b) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Section 2.3 shall be made in accordance with generally accepted accounting principles.

                  (c) For purposes of making the adjustments pursuant to this Section, Buyer shall prepare and deliver an itemized list of all sums to be credited or charged against the account of Buyer, with a brief explanation in reasonable detail of the credits or charges (the "Adjustment List") to Seller within thirty (30) days following the Closing Date, or such earlier or later date as shall be mutually agreed to by Seller and Buyer. Seller shall reasonably cooperate with Buyer to prepare the Adjustment List. If the Adjustment Amount is a credit to the account of Buyer, Seller shall pay such amount to Buyer, and if the Adjustment Amount is a charge to the account of Buyer, Buyer shall pay such amount to Seller. In the event Seller disagrees with the Adjustment Amount determined by Buyer or with any other matter arising out of this subsection, and Buyer and Seller cannot within sixty (60) days resolve the disagreement themselves, the parties will refer the disagreement to a firm of independent certified public accountants, mutually acceptable to Seller and Buyer, whose decision shall be final and whose fees and expenses shall be allocated between and paid by Seller and Buyer, respectively, to the extent that such party does not prevail on the disputed matters decided by the accountants.

         2.4 Sales and Transfer Taxes. All sales taxes, transfer taxes, use taxes, recordation fees and taxes, documentary taxes, stamp taxes, excise taxes, personal property taxes, fees and duties under applicable law incurred in connection with this Agreement and the Transaction Documents or the transactions contemplated hereby and thereby will be borne and paid by the party so required by applicable law. Each party shall pay one-half (1/2) of any transfer, registration or similar fees due to Network Solutions, Inc. in connection with the assignments of domain names incident to the transactions contemplated hereby. Otherwise, each party hereto shall pay any and all taxes incurred by such party in connection with the transactions contemplated by this Agreement.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer as follows:

         3.1 Organization. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware. Seller is duly authorized to transact business in Virginia, South Carolina and each and every other jurisdiction in which it is required to be authorized by reason of the property owned by or leased by it or the nature of the business transactions by it. Each such other jurisdiction is identified on Schedule 3.1 hereof. Seller has all requisite corporate power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted until the Closing. Seller is duly qualified to do business in each jurisdiction where a failure to so qualify would have a Material Adverse Effect. For purposes of this Agreement, a "Material Adverse Effect" or "Material Adverse Condition" shall mean a material cost, burden or other adverse effect upon the assets, business, properties, prospects, condition (financial or otherwise) or results of operations of the Business, taken as a whole, occurring before, on or after the Closing Date, in the amount of $5,000 or more.

         3.2 Authorization and Binding Effect of Agreements. The execution and delivery of and the performance of its obligations under this Agreement and each of the other agreements to be delivered at Closing (collectively, the "Transaction Documents") and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action on the part of Seller and, prior to closing, will be by its shareholders. This Agreement has been, and each of the other Transaction Documents to which Seller is a party will be duly executed and delivered by Seller at the Closing. This Agreement constitutes (and each of the other agreements and documents, when so executed and delivered, will constitute) legal and valid obligations of Seller enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights or remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         3.3 Absence of Conflicts. The execution and delivery of and the performance of its obligations under this Agreement and each of the other Transaction Documents to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby:

                  (a) Do not (with or without the giving of notice or the passage of time or both) violate (or result in the creation of any Lien on any of the Sale Assets) any provision of a rule or regulation or any order, judgment, injunction, decree or ruling applicable to Seller in any manner which could have a Material Adverse Effect. For purposes of this Agreement, a "Lien" shall be defined as any mortgage, pledge, security interest, charge, restriction, hypothecation and encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any written or oral agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code as in effect in an applicable jurisdiction or comparable law of any jurisdiction, other than a Permitted Lien. For purposes of this Agreement, a "Permitted Lien" shall be defined as (i) liens for taxes not due and payable or that are being contested in good faith by appropriate proceedings and for which Seller has placed in reserve adequate amounts for payment; (ii) mechanics, materialmen's, carriers', warehousemen's, landlords' or other similar liens in the ordinary course of business for sums not yet due or which are being contested in good faith by appropriate proceedings and for which Seller has placed in reserve adequate amounts for payment; (iii) liens or mortgages that will be released at Closing; and (iv) a Lien securing only an Assumed Liability; and,

                  (b) Do not conflict with or result in a material breach or termination of, or constitute a material default or give rise to a right of termination or acceleration under Seller's bylaws, articles of incorporation or other organic document ("Organic Documents") or pursuant to any Business Agreement, Advertising Agreement or any other lease, agreement, commitment or other instrument to which Seller is a party, or bound by, or by which any of the Sale Assets may be bound, or result in the creation of any Lien upon any of the Sale Assets.

         3.4 Consent of Third Parties. The execution and delivery of, and the performance of its obligations under this Agreement and each of the other Transaction Documents, and the consummation by Seller of the transactions contemplated hereby and thereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or the consent of any person under any agreement, arrangement or commitment of any nature to which Seller is a party or by which any Sale Asset is bound, except for such consents, waivers, approvals, permits, licenses, clearances or authorizations set forth on
Schedule 3.4 (collectively, the "Consents") and except for any such consents, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect.

         3.5 Sale Assets.

                  (a) The Sale Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are (i) used, required or useful in the operation of the Business in the manner in which it is now, and historically has been, operated, or (ii) material to the ongoing operation of the Business as it is now conducted. Seller has good, valid and marketable title to all of the Sale Assets, free and clear of any Liens. Seller has the right to transfer the Sale Assets pursuant to the terms of this Agreement and the other Transaction Documents.

                  (b) Upon the delivery of the instruments of transfer described in Section 9.2, above, to Buyer at the Closing, the Sale Assets shall have been transferred to Buyer, free and clear of any Liens of any kind whatsoever.

         3.6 Tangible Personal Property. Schedule 3.6 contains a list of all tangible personal property used, required or useful in the operation of the Business in the manner in which it is now and in the manner it has historically been operated. Except as set forth on Schedule 3.6:

                  (a) The Tangible Personal Property is in good operating condition subject to ordinary wear and tear; and

                  (b) There is no material defect in the condition or operation of any item of the Tangible Personal Property, which is reasonably likely to have a Material Adverse Effect.

         3.7 Business Agreements. The Business Agreements identified on Schedule
3.7 (complete and correct copies of which have previously been provided to Buyer), constitute all of the agreements related to the Sale Assets, other than the Advertiser Agreements. Except as set forth on Schedule 3.7, (i) all Business Agreements are legal, valid and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors'/debtors' rights generally, and subject, as to enforceability, to general principles of equity regardless of whether enforcement is sought in any proceeding at law or in equity; (ii) neither Seller nor, to the knowledge of Seller, any other party thereto, is in material breach of or in material default under any Business Agreement; (iii) there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under, or result in the material breach of, any Business Agreement; (iv) Seller holds the right to enforce and receive the benefits under all of the Business Agreements, free and clear of all Liens but subject to the terms and provisions of each such agreement; (v) no consent, waiver, approval, permit, license, clearance or authorization is required to the assignment and assumption of such agreement as contemplated by the transactions described in this Agreement; (vi) except as set forth on Schedule 3.7 each Advertising Agreement may be terminated by Seller upon less than thirty (30) days prior written notice without penalty or cost.

         3.8 Advertiser Agreements. The Advertiser Agreements identified on
Schedule 3.8 (complete and correct copies of which have previously been provided to Buyer), constitute all of the agreements currently in effect with advertisers, customers and sponsors. Except as set forth on Schedule 3.8, (i) all Advertiser Agreements are legal, valid and enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors'/debtors' rights generally, and subject, as to enforceability, to general principles of equity regardless of whether enforcement is sought in any proceeding at law or in equity; (ii) neither Seller nor, to the knowledge of Seller, any other party thereto, is in material breach of or in material default under any Advertiser Agreement; (iii) there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under, or result in the material breach of, any Advertiser Agreement; (iv) Seller holds the right to enforce and receive the benefits under all of the Advertiser Agreements, free and clear of all Liens but subject to the terms and provisions of each such agreement; (v) no consent, waiver, approval, permit, license, clearance or authorization is required to the assignment and assumption of such agreement as contemplated by the transactions described in this Agreement; (vi) except as set forth on Schedule 3.8 each Advertising Agreement may be terminated by seller upon less than thirty (30) days prior written notice without penalty or cost.

         3.9 Litigation. There are no claims, investigations or administrative proceedings, arbitrations or other proceedings pending or, to the best knowledge of Seller, threatened against Seller which would individually or in the aggregate, if adversely determined, have a Material Adverse Effect, constitute a Material Adverse Condition or which would give any third party the right to enjoin the transactions contemplated by this Agreement. There is no basis for any such claim, investigation, action, suit or proceeding which would, individually or in the aggregate if adversely determined, have a Material Adverse Effect or constitute a Material Adverse Condition. There are no existing or, to the best knowledge of Seller, pending orders, judgments or decrees of any court or governmental agency to which the Seller is a party.

         3.10 Labor Matters.

                  (a) Attached hereto as part of Schedule 3.10 is a list of the names or description of all persons who are employed by Seller who work in connection with the Business (other than those involved in accounting or in senior management of Seller), and, for those named, their job titles, original date of hire, annual base compensation, and full or part-time status. Seller is not a party to any collective bargaining agreement, and there is no collective bargaining agreement that determines the terms and conditions of employment of any employees of Seller. The consummation of the transactions contemplated by this Agreement in accordance with the terms hereof shall not, because of the transactions contemplated hereby, impose upon Buyer any obligation to employ any person, including such persons listed on Schedule 3.10 hereof, nor shall Buyer have any obligation to such persons arising out of their agreement, if any, with seller.

                  (b) Except as set forth on Schedule 3.10: (i) there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Seller, threatened against the Business; (ii) there are neither any pending nor, to the knowledge of Seller, any threatened suits, actions, administrative proceedings, union organizing activities, arbitrations, grievances or other proceedings to which the Seller is a party; and there are no existing labor or employment or other controversies or grievances to which the Seller is a party involving employees of the Business; (iii) with respect to the Business, (A) Seller is in compliance in all material respects with all laws, rules and regulations relating to the employment of labor and all employment contractual obligations, including those relating to wages, hours, collective bargaining, affirmative action, discrimination, sexual harassment, wrongful discharge and the withholding and payment of taxes and contributions; (B) Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees; and (C) Seller is not liable to any present or former employees or any governmental authority for damages, arrears of wages or any tax or penalty for failure to comply with the foregoing.

         3.11 Employee Benefit Plans. The consummation of the transactions contemplated by this Agreement in accordance with the terms hereof shall not, because of the transactions contemplated hereby, impose upon Buyer any obligation under any Benefit Plan, contract or arrangement (regardless of whether they are written or unwritten and funded or unfunded) covering employees or former employees of Seller in connection with their employment by Seller as a result of any action, inaction, error or omission by Seller before, on or after Closing. For purposes of this Agreement, a "Benefit Plan" shall include, without limitation, employee benefit plans within the meaning of the Employee Retirement Income Security Act of 1974, as amended, vacation benefits, accrued sick leave, employment and severance contracts, stock option plans, unit appreciation rights plans, bonus programs and plans of deferred compensation.

         3.12 Environmental Matters. Seller has not, and to the knowledge of Seller, no other person has, caused materials to be present, generated, released, stored or disposed of on, under or at Seller's current places of business or at any of Seller's former places of business during or prior to the time of Seller's occupancy thereof, which materials, if known to be present, would result in liability or require remedial or responsive action under Environmental Laws. For purposes of this Agreement, "Environmental Laws" shall be defined as the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act and the Toxic Substances Control Act, each as amended, and any other applicable federal, state and local laws concerning the environment, including the treating, producing, handling, storing, releasing, spilling, leaking, pumping, pouring, emitting or dumping of hazardous materials.

         3.13 Compliance with Law. The operation of the Business complied in the past and now complies in all material respects with all applicable statutes, laws, ordinances, rules and regulations of all federal, state, local or other governmental authorities, and all applicable orders, writs, injunctions or decrees of any court, commission, board, agency or other instrumentality. Seller has not been charged with, or to the knowledge of Seller, threatened with any charge concerning or under investigation with respect to, any violation of any provision of law applicable to or materially affecting the Business.

         3.14 Tax Matters. Except as may be required by Section 2.4, Buyer shall not have any liability for payment or otherwise with respect to any taxes arising out of, attributable to or affecting the Sale Assets or the conduct of the Business through the Closing as a result of any action, inaction, error or omission by Seller before, on or after the Closing Date. Except as set forth in
Section 2.4, there does not exist and will not exist any liability for taxes that may be asserted by any taxing authority against the Sale Assets or the conduct of the Business through the Closing for which Buyer will have any liability for payment as a result of any action, inaction, error or omission by Seller before, on or after the Closing Date, and no Lien for such taxes has or will attach to the Sale Assets through the Closing, except any Lien for ad valorem taxes for the calendar year of 2002 which are not yet due and payable.

         3.15 Absence of Insolvency. No insolvency proceedings of any character including without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, (i) is pending against Seller or any of the Sale Assets, (ii) to the knowledge of Seller, is affecting Seller or any of the Sale Assets, or (iii) to the knowledge of Seller, is threatened, and Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for the institution of, any such insolvency proceedings.

         3.16 Products; Product Warranties. Set forth on Schedule 3.16 attached hereto is a list of all products sold, licensed or marketed by Seller in connection with the Business (collectively, the "Products") including, without limitation, domain names, program titles and themes. Except as set forth on
Schedule 3.16, (a) there are no warranties express or implied, written or oral, with respect to the Products of the Business and (b) there are no pending or, to the knowledge of Seller, threatened claims with respect to any such warranty, and, to the best knowledge of Seller, Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

         3.17 Intellectual Property.

                  (a) All of the Seller's Intellectual Property (as that term is defined below), together with its applicable registration or application information, is set forth on Schedule 3.17 attached hereto. For purposes hereof, the term "Intellectual Property" shall include all intangible properties that are (i) used in the operation of the Business in the manner in which it has been and is now operated, or (ii) material to the ongoing operation of the Business as it is now conducted, and including, without limitation: (i) all patents, patent applications, patent rights and inventions and discoveries and invention disclosures (whether or not patented) (collectively, the "Patents"); (ii) and all trade names including trade dress, logos, packaging design, slogans, domain names, registered and unregistered trademarks and service marks and applications together with the goodwill of the business represented thereby (collectively, the "Marks"); (iii) all copyrights in both published and unpublished works (collectively, the "Copyrights"); (iv) all know-how, trade secrets, confidential or proprietary information and customer lists (collectively, the "Trade Secrets"); (v) all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties (collectively, the "Rights") and (vi) all contracts relating to the Intellectual Property and/or relating to the Products to which Seller is a party or is bound, including without limitation, all nondisclosure and/or confidentiality agreements entered into by persons in connection with disclosures by Seller relating to any disclosure made pursuant to Section 5.3 hereof.

                  (b) Seller has exclusive ownership of, and has good, valid and marketable title to, all of the Intellectual Property, free and clear of any Liens, and has the right to use all of the Intellectual Property without payment to any third party; and Seller's rights in all of such Intellectual Property are freely transferable subject to filing the instruments of transfer referred to in
Section 9.2, hereof. Except as set forth in Schedule 3.16, the Intellectual Property constitutes all of the assets of Seller used or held by Seller in designing, creating, developing, marketing and distributing the Products. Seller has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property and Seller is not obligated to and does not pay royalties or other fees to anyone for its ownership, use, license or transfer of any of the Intellectual Property.

                  (c) None of the sources included in the Products, Copyrights, or Trade Secrets is copied from, based upon, or derived from any other source in violation of the rights of any third party. Any substantial similarity of the Products, Copyrights or Trade Secrets to any owned by any third party did not result from the Products, Copyrights or Trade Secrets being copied from, based upon, or derived from such similar products of such third party in violation of the rights of such third party or from any other violation of the rights of a third party

                  (d) Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets. To the knowledge of Seller, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets have not been disclosed by Seller to any person or entity other than employees or contractors of Seller who had a need to know and use the Trade Secrets in the course of their employment or contract performance.

         3.18 Transactions with Interested Persons. Except as set forth on
Schedule 3.18 hereto, neither Seller, nor, to the best knowledge of Seller, any shareholder or supervisory employee of Seller or, to the knowledge of Seller, any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of the Business, or any organization which has a material contract or arrangement with the Business.

         3.19 Permits. To Seller's knowledge, Schedule 3.19 lists all the licenses, permits, easements, registrations, applications and authorizations (and any renewals, extensions, amendments or modifications thereof) (collectively, the "Approvals") required from federal, state or local authorities in order for Seller to conduct the Business consistent with past practice. Seller has obtained all such Approvals, which are valid and in full force and effect, and is operating in compliance therewith. Such Approvals include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning.

         3.20 Customers and Suppliers. Seller's relations with its customers and suppliers, taken as a whole, are good and there are not pending or, to Seller's knowledge, threatened claims or controversies with any customer or supplier that are material to the Sale Assets or the Business or could reasonable have a Material Adverse Effect on Buyer.

         3.21 Traffic Report. Attached hereto as Schedule 3.21 are copies of all the documents which have been previously provided to Buyer related to the number of page views and other customary and other specifically requested information relating to traffic on the websites of the Business (collectively the "Traffic Report"). The Traffic Report fairly, accurately and completely sets forth the information contained therein. Since June 30, 2002, there has been no material adverse changes in the traffic on the websites of the Business.

         3.22 Financial Schedules. Attached hereto as Schedule 3.22 are copies of documents which have been previously provided to Buyer related to the financial performance of the Business (collectively the "Financial Schedules"). The Financial Schedules have been prepared by management of Seller in accordance with Seller's historical accounting practices for the Business during the periods covered thereby and, in all material respects, comply with the Accounting Standards. For purposes of this Agreement, "Accounting Standards" shall mean that the applicable documents present fairly and accurately, in all material respects, the results of operations of the Business for the periods covered thereby and were prepared in accordance with Generally Accepted Accounting Standards. As of June 30, 2002 ("Financial Schedules Date"), Seller had no material liabilities or obligations of any kind with respect to the Business, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved for on the Financial Schedules, other than immaterial liabilities incurred in the ordinary course of business which would not be reflected in the Financial Schedules under the Accounting Standards, applied consistently.

         3.23 Business Since the Financial Schedules Date. Since the Financial Schedules Date:

                  (a) There has been no (i) material adverse change in the Business or in the Sale Assets, operations or financial condition of the Business and (ii) event, circumstance or combination thereof, whether arising prior to or after the Financial Schedules Date, that might reasonably be expected to result in a Material Adverse Condition;

                  (b) The Business has, in all material respects, been conducted in the ordinary course and in substantially the same manner as it was conducted before the date of the Financial Schedules Date;

                  (c) There has not been any material obligation or liability (contingent or other) incurred by Seller with respect to the Business, outside the ordinary course;

                  (d) There has not been any purchase, sale or other disposition, or any agreement or other arrangement, oral or written, for the purchase, sale or other disposition, of any material properties or assets of the Business, outside the ordinary course;

                  (e) There has not been any mortgage, encumbrance or Lien placed on any of the Sale Assets, nor any payment or discharge of a material Lien or liability of Seller, which was not reflected on the Financial Schedules;

                  (f) There has not been any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business or Sale Assets;

                  (g) There has not been any change in the collection, payment and accounting policies used by Seller in the Business;

                  (h) There has not been any agreement or understanding, whether in writing or otherwise, for Seller to take any of the actions specified above; and

                  (i) Seller has not granted or agreed to grant any increase in the compensation of any employee of the Business (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any employee of the Business, except for those granted in the ordinary course of business consistent with past practice.

         3.24 Broker's or Finder's Fees. No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller or any affiliate of Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

         3.25 Disclosures. No representation, warranty or schedule by Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Seller to Buyer contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact required to make the statements contained herein and therein not misleading. There is no fact (other than matters of a general economic nature which do not affect the Business uniquely) known to Seller that has not been disclosed by Seller to Buyer that might reasonably be expected to be a Material Adverse Condition.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power to own, operate and lease its respective properties and carry on its business as it is now being conducted and as the same will be conducted following the Closing. Buyer is, or at Closing will be, qualified to do business in each other jurisdiction in which it is required to so qualify by reason of the character of the property owned or leased by it or the nature of the business transacted by it.

         4.2 Authorization and Binding Effect of Agreements. As to Buyer: (i) the execution and delivery, and the performance of its obligations under, this Agreement and each of the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby to be consummated by it have been duly authorized and approved by all necessary action on its part; (ii) it has the power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions hereby and thereby contemplated to be consummated by it; (iii) this Agreement and each of the other Transaction Documents to which it is a party have been, or at the Closing will be, duly executed and delivered by it; and (iv) this Agreement constitutes (and each of the other agreements and documents to which it is a party, when so executed and delivered by it, will constitute) legal and valid obligations of it enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights or remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether such enforceability is sought in a proceeding in equity or at law).

         4.3 Absence of Conflicts. The execution, delivery and the performance of the obligations of Buyer under this Agreement, and each of the other Transaction Documents, to which they may be a party and the consummation by them of the transactions contemplated hereby and thereby:

                  (a) Do not (with or without the giving of notice or the passage of time or both) violate (or result in the creation of any Lien on any of the assets or properties of it) any provision of law, rule or regulation or any order, judgment, injunction, decree or ruling applicable to it in any manner which could have a material adverse effect on its assets, business, operation or financial condition or results of operations; and

                  (b) Do not (with or without the giving of notice or the passage of time or both) conflict with or result in a breach or termination of, or constitute a default or give rise to a right of termination or acceleration under, its certificate of incorporation or bylaws or any lease, agreement, commitment or other instrument to which it is a party or by which it or any material portion of its assets or properties may be bound.

         4.4 Consent of Third Parties. The execution and delivery of, and the performance of Buyer's obligations under, this Agreement and each of the other Transaction Documents and the consummation by Buyer of the transactions contemplated hereby and thereby, do not require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority, or the consent of any person under any agreement, arrangement or commitment of any nature to which it is a party or by which it or any material portion of its assets or properties is bound.

         4.5 Disclosures. No representation, warranty or schedule of Buyer in this Agreement or any other Transaction Document furnished by Buyer or on its behalf contains or will contain any untrue statement, or omits or will omit to state a material fact required to be disclosed hereunder.

                                    ARTICLE V

                              PRE-CLOSING COVENANTS

         5.1 Conduct of the Business. Seller covenants and agrees with Buyer that between the date hereof and the Closing Date, unless the Buyer otherwise agrees in writing (which agreement shall not be unreasonably withheld), Seller shall:

                  (a) Use reasonable efforts to keep the Business operating in a manner consistent with its historic operations:

                  (b) Use reasonable commercial efforts to maintain insurance upon all of the tangible Sale Assets in such amounts and of such kind materially comparable to that in effect on the date hereof with respect to such Sale Assets with insurers of substantially the same or better financial condition;

                  (c) Operate the Business in material accordance with all rules and regulations, statutes, ordinances and orders of all governmental authorities having jurisdiction over any aspect of the operation of the Business, except where the failure to so operate would not have a material adverse effect on the Sale Assets or the operation of the Business or on the ability of Seller to consummate the transactions contemplated hereby.

                  (d) Maintain the Records of the Business in Seller's customary manner on a basis materially consistent with prior years;

                  (e) Comply in all material respects with all Business Agreements and Advertising Agreements now or hereafter existing which are material, individually or in the aggregate, to the operation of the Business;

                  (f) Promptly notify Buyer of any material default by, or claim of default against, any party under any Business Agreements or Advertising Agreement which are material, individually or in the aggregate, to the operation of the Business, and any event or condition which, with notice or lapse of time or both, would constitute a material default under such agreements;

                  (g) Not mortgage, pledge or subject to any Lien (except in the ordinary course of business) any of the Sale Assets;

                  (h) Not sell, lease or otherwise dispose of, nor agree to sell, lease or otherwise dispose of, any of the Sale Assets, except for dispositions in the ordinary course of business;

                  (i) Not amend or terminate any Business Agreement or Advertising Agreement, other than in the ordinary course of business;

                  (j) Not introduce any material change with respect to the Business; and,

                  (k) Notify Buyer of any material litigation pending or threatened against the Business or Seller or any material damage to or material destruction of any assets included or to be included in the Sale Assets.

         5.2 Third Party Consents. Between the date of this Agreement and the Closing, the Seller shall obtain the consent of any third party necessary for the assignment of any contract or agreement to be assigned hereunder. In the event of a consent or waiver required with respect to the assignment of a contract that has not been obtained before the Closing, and Buyer, in its sole discretion, waives the right to receive such consent or waiver (to the extent required in order to close the transactions contemplated herein), then the Seller shall use its commercially reasonable efforts to provide Buyer with the benefits of any such contract, including without limitation, permitting Buyer to enforce any rights of Seller under such contract.

         5.3 No Solicitation.

                  (a) Seller will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). Seller shall not, directly or indirectly, through any officer, director, employee, representative or agent, or otherwise:

                      (i) solicit, initiate, continue or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of the Sale Assets (or any of them), sale of substantially all the assets or a sale of at least a majority of capital stock (including, without limitation, by way of a tender offer) involving Seller, other than the transactions contemplated by this Agreement, (any of the foregoing inquiries or proposals are being referred to in this Agreement as an "Acquisition Proposal"),

                      (ii) solicit, initiate, continue or engage in negotiations or discussions concerning, or provide any information or data to any person or entity relating to, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any Acquisition Proposal, or

                      (iii) agree to, approve or recommend any Acquisition Proposal.

                  (b) Notwithstanding Section 5.3(a) hereof, Seller may furnish non-public information to, or enter into discussions or negotiations with, any person or entity in connection with any unsolicited Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by Seller after the execution of this Agreement from a person or entity whose initial contact with Seller may have been solicited by Seller prior to the execution of this Agreement), and Seller may recommend such an unsolicited bona fide written Acquisition Proposal to the shareholders of Seller, if and only to the extent that:

                      (i) the Board of Directors of Seller determines in good faith (after consultation with and based upon the written opinion of its independent financial advisors) that such Acquisition Proposal would, if consummated, result in a transaction materially and significantly more favorable to the shareholders of Seller than this Agreement and that the person or entity making such Acquisition Proposal has the financial means to conclude such transaction on or before the Closing Date (any such materially more favorable Acquisition Proposal is being referred to in this Agreement as a "Superior Proposal");

                      (ii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors of Seller determines in good faith (after consultation with and based upon the advice of its outside legal counsel) that the failure to take such action would be materially inconsistent with the fiduciary duties of the Board of Directors to its shareholders under applicable law;

                      (iii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person or entity an executed confidentiality agreement, in a form reasonably satisfactory to Buyer (which, in any event, shall include a restriction on such person or entity from competing with the Business for up to two (2) years, should Buyer acquire the Sale Assets);

                      (iv) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such person or entity, Seller shall notify Buyer of the identity of such person or entity;

                      (v) Seller shall provide Buyer with a true and complete copy of any Superior Proposal within five (5) days of its receipt and, in any event, prior to any recommendation by the Board of Directors of Seller to its shareholders of said proposal; and

                      (vi) prior to any recommendation by the Board of Directors of Seller to its shareholders of any Superior Proposal, Buyer shall be afforded the opportunity to match its material terms, in which event the Board of Directors of Seller shall recommend to its shareholders that they accept Buyer's offer.

         5.4 Shareholder Meeting. Seller shall, in accordance with the requirements of applicable law, its Articles of Incorporation and its Bylaws, take all action as may be necessary, proper or advisable to duly call, give notice of and fix a record date for a meeting of shareholders (which may be a special or annual meeting) to vote on approval on this Agreement and the transactions contemplated hereby (the "Shareholders' Meeting"), to be held as promptly as practicable. As promptly as practicable, Seller shall prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement (the "Proxy Statement") to be used in connection with the solicitation of proxies for the Shareholders' Meeting, respond to any comments or requests from the SEC, as applicable, and mail the Proxy Statement, together with any materials required to be delivered to Seller's shareholders under applicable law, to shareholders of Seller in accordance with the requirements of applicable law. Seller represents, warrants and covenants that the Proxy Statement will comply with all requirements of applicable law, including without limitation SEC Regulation 14A and its Organic Documents. Subject to its fiduciary duties in connection with a Superior Proposal, the Board of Directors of Seller shall recommend in the Proxy Statement that the shareholders of Seller approve this Agreement and the transactions contemplated hereby.

         5.5 Access; Information; Confidentiality; Publicity.

                  (a) Prior to the Closing, Seller shall give Buyer and its representatives full and reasonable access during normal business hours to all of Seller's properties, books, contracts, reports and records including financial information, in each case relating to the Business, in order that Buyer have full opportunity to make such investigation as they desire of the Sale Assets and the Business, and Seller shall furnish Buyer with such information as Buyer may reasonably request in connection therewith. The rights of Buyer under this Section 5.5 shall not be exercised in such a manner as to interfere unreasonably with the ongoing operation of the Business.

                  (b) Between the date of this Agreement and the Closing, the Seller shall (i) keep Buyer reasonably informed of all material operational matters and business developments with respect to the Business, and (ii) furnish Buyer with any information customarily prepared by Seller concerning the financial condition of the Business that the Buyer may request.

                  (c) Subject to the requirements of applicable law, each party shall keep confidential all information obtained by it with respect to the other party hereto in connection with this Agreement and the negotiations preceding this Agreement ("Confidential Information"); provided that, each party hereto may furnish such Confidential Information to its employees, agents and representatives who need to know such Confidential Information (including its financial and legal advisers, its banks and other lenders) (collectively, "Representatives"). Each party hereto shall, and shall cause each of such party's Representatives to, use the Confidential Information solely in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated for any reason, each party shall return to such other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby. Notwithstanding anything contained in this Section 5.5, no party shall be required to keep confidential or return any Confidential Information which: (i) is known or available through other lawful sources, not bound by any confidentiality agreement with the disclosing party; (ii) is or becomes publicly known through no fault of the receiving party or its agents; (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (iv) is developed by the receiving party independently of the disclosure by the disclosing party. The obligations of the parties under this Section 5.5 shall survive the Closing of this Agreement.

                  (d) No news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party hereto without the prior written approval of the other party (such consent not to be unreasonably withheld or delayed). Notwithstanding the provisions of the preceding sentence, either party hereto or its Affiliates (a "Releasing Party") may, in accordance with its legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933, the Securities and Exchange Act of 1934, the New York Stock Exchange, the National Association of

Securities Dealers and other similar regulatory bodies, make (i) such press releases and other public statements and announcements ("Releases") as the Releasing Party deems necessary or appropriate in connection with this Agreement and the transactions contemplated hereby, and (ii) any and all statements the Releasing Party deems in its sole judgment to be appropriate in any and all filings, prospectuses and other similar documents. The Releasing Party shall use reasonable efforts to provide the other parties hereto with a copy of any Releases before any publication of same, provided that, if the content of the Release is, in the sole judgment of the Releasing Party reasonably exercised, substantially similar to the content of a Release previously provided to the other parties, the Releasing Party shall have no obligation to provide the other party with a copy of such Release. The other party may make comments to the Releasing Party with respect to any such Releases provided to them; provided, however, that the Releasing Party is not required to incorporate any such comments into the Releases.

         5.6 Cooperation & Inconsistent Actions. Each party shall cooperate fully with each other and its respective counsel and accountants in connection with any actions required to be taken as part of its obligations under this Agreement, and each party will use its reasonable efforts to consummate the transactions contemplated hereby and to fulfill its obligations hereunder; provided, however, that no party shall be required to make any payments to any third party in order to obtain the consent of any such third party. Prior to the Closing, no party shall take any action which is materially inconsistent with its obligations under this Agreement, or that could hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement.

         5.7 Tax Returns and Payments. To the extent the failure to file any return, estimate, or report or pay any taxes would result in a Lien on the Sale
Assets:

                  (a) All tax returns, estimates, and reports required to be filed by Seller prior to the Closing Date or relating to periods prior to the Closing Date will be timely filed with the appropriate governmental agencies unless valid extensions therefore shall have been obtained.

                  (b) All taxes pertaining to ownership of the Sale Assets or operation of the Business prior to the Closing Date will be timely paid; provided that Seller shall not be required to pay any such tax so long as the validity thereof shall be contested in good faith by appropriate proceedings and Seller shall have set aside adequate reserves with respect to any such tax.

                                   ARTICLE VI

                                    CASUALTY

         Upon the occurrence of any casualty loss, damage or destruction material to the operation of the Business prior to the Closing, Seller shall promptly give Buyer written notice setting forth in detail the extent of such loss, damage or destruction and the cause thereof if known. Seller shall use its reasonable efforts to promptly commence and thereafter to diligently proceed to repair or replace any such lost, damaged or destroyed property. In the event that such repair or replacement is not fully completed prior to the Closing Date, Buyer may elect to (i) postpone the Closing until Seller's repairs have been fully completed, (ii) to consummate the transactions contemplated hereby on the Closing Date, in which event Seller shall assign to Buyer the portion of the insurance proceeds (less all reasonable costs and expenses, including without limitation attorney's fees, expenses and court costs, incurred by Seller to collect such amounts), if any, not previously expended by Seller to repair or replace the damaged or destroyed property, and Buyer shall accept the damaged Sale Assets in their damaged condition, or (iii) to terminate this Agreement.

                                   ARTICLE VII

            CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE

         Buyer's obligation to close the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

         7.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement or any other document shall be complete and correct in all material respects on the Closing Date.

         7.2 Performance of Agreement. Seller shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Transaction Documents to be performed, or complied with, by it on the Closing Date.

         7.3 Adverse Proceedings. Buyer shall not be subject to any ruling, decree, order or injunction restraining, imposing material limitations on or prohibiting the consummation of the transactions contemplated hereby; and no litigation, proceeding or other action seeking to obtain any such ruling, decree, order or injunction shall be pending or shall have been threatened in writing.

         7.4 Conveyance Free and Clear of Liens. At or prior to the Closing, Seller shall obtain executed releases, in suitable form for filing and otherwise in form and substance reasonably satisfactory to Buyer, of any security interests granted in the Sale Assets and properties as security for payment of loans and other obligations or judgments and of any other Liens on the Sale Assets. At the closing, Seller shall transfer and convey to Buyer all of the Sale Assets free and clear of all Liens.

         7.5 Buyer's Satisfaction. All legal matters, documentation or other proceedings incident to the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer; all Consents shall have been obtained or waived in writing, and all related filings, if any, shall have been made, and all Approvals shall be in full force and effect and Buyer shall have received such copies thereof as it shall have requested; all applicable waiting periods shall have expired without any adverse action being taken by any governmental authority having jurisdiction; and Seller shall have received the approval from its Shareholders for this Agreement and the transaction contemplated hereby.

         7.6 Employment of Key Personnel. Buyer shall have entered into employment agreements for certain key employees of the Business listed on
Schedule 1.2, to be identified by Buyer in its sole discretion, on terms reasonably acceptable to Buyer.

         7.7 Shareholder Approval. As set forth in Section 5.4 hereof, Seller shall have received approval from its shareholders of this Agreement and the transaction contemplated hereby.

                                  ARTICLE VIII

            CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

         Seller's obligation to close the transaction contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Seller in writing:

         8.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or any other Transaction Document shall be complete and correct in all material respects on the Closing Date.

         8.2 Performance of Agreement. Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the Transaction Documents to be performed, or complied with, by it on the Closing Date.

         8.3 Adverse Proceedings. Seller shall not be subject to any ruling, decree, order or injunction restraining, imposing material limitations on or prohibiting the consummation of the transactions contemplated hereby; and no litigation, proceeding or other action seeking to obtain any such ruling, decree, order or injunction shall be pending or shall have been threatened in writing.

         8.4 Shareholder Approval. As set forth in Section 5.4 hereof, Seller shall have received approval from its shareholders of this Agreement and the transaction contemplated hereby.

                                   ARTICLE IX

                                   THE CLOSING

         9.1 Closing. The transactions contemplated by this Agreement shall take place (the "Closing") at Buyer's offices in Nashville, Tennessee, or such other place as mutually agreed to by the parties, at 10:00 a.m. Central Time on the date (the "Closing Date") being the first (1st) business day following satisfaction or waiver of the conditions precedent hereunder or such later date as mutually agreed by the parties. Time is of the essence with respect to the Closing. Closing shall be deemed effective as of 12:01 a.m., Central Time, on the Closing Date.

         9.2 Seller's Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel, the following:

                  (a) A bill of sale conveying the Tangible Personal Property to Buyer, duly executed by Seller; (b) An instrument or instruments assigning to Buyer all right, title and interest of Seller in and to the Business Agreements, duly executed by Seller;

                  (c) An instrument or instruments assigning to Buyer all right, title and interest of Seller in and to the Advertiser Agreements, duly executed by Seller;

                  (d) Instruments assigning to Buyer all right, title and interest in and to the Intellectual Property, including, without limitation, all of the domain names used in the Business;

                  (e) The Records;

                  (f) Releases, in suitable form for filing and otherwise in form and substance reasonably satisfactory to Buyer, duly executed and delivered, of any security interests granted in the Sale Assets as security for payment of loans and other obligations and of any other Liens;

                  (g) All Consents and executed estoppel certificates from each lessor, licensor, advertiser, sponsor, customer or other third-party to any Business Agreements or any Advertiser Agreements reasonably deemed material by the Buyer stating, with respect to each such agreement, the following (or in such other form as may be reasonably acceptable to Buyer and its counsel): (i) whether there have been any amendments, modifications or supplements of any kind to such lease or other agreement; (ii) that such agreement is in full force and effect; (iii) the commencement and expiration dates of such agreement; (iv) that no party is in material violation of, or in material default under, such agreement and that no party thereunder has any material claims against Seller or Seller's interest in such agreement; (v) the amount of and the date through which all payments have been made under such agreement; (vi) that no payment has been made for more than one month in advance; (vii) that such other party consents to the assignment of such agreement to Buyer (if such consent is required) and consents to the assignment of any option to purchase if such option is contained in the agreement; and (viii) such other matters as Buyer may reasonably request;

                  (h) A certificate executed by Seller's Secretary certifying consent of the directors and stockholders of Seller to the consummation of the transactions contemplated by this Agreement and authorizing the execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party (including a certificate of incumbency), the performance by Seller of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby;

                  (i) A certificate as of a recent date of the corporate existence of Seller under the laws of its jurisdiction of organization, from the Secretary of State (or comparable governmental authority) of such jurisdiction;

                  (j) A certificate as of a recent date of the qualification of Seller to conduct business as a foreign entity in each jurisdiction where it is so qualified as of the Closing Date, from the Secretary of State (or comparable governmental authority) of such jurisdiction;

                  (k) A tax clearance certificate, a tax good standing certificate, a certificate of no tax due, or similar certificate or letter as to Seller, from the Department of Revenue (or comparable governmental authority) in each applicable jurisdiction under (i) and (j) above;

                  (l) A certificate, signed by the Seller, certifying that the conditions specified in Sections 7.1 and Section 7.2 are satisfied as of the Closing Date;

                  (m) The opinion of Seller's outside corporate counsel, dated the Closing Date, in form and substance reasonably satisfactory to Buyer's counsel, to the effect that:

                      (i) Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own its property and to carry on its business, including the Business, as now conducted, and is in good standing and authorized to do business in each jurisdiction in which the failure to be so authorized could reasonably be expected to have a Material Adverse Effect;

                      (ii) Seller has full corporate power and authority to enter into, execute, deliver and carry out the terms of this Agreement and any other agreement relating to or arising out of this Agreement to which it is a party (collectively, "Transaction Document(s)"), and to incur the obligations provided for therein, all of which have been duly authorized by all proper and necessary action and are in full compliance with Seller's articles of incorporation, bylaws and other Organic Documents;

                      (iii) Except as has previously been obtained or performed by Seller, no consent, authorizations or approval of, filing with, notice to, or exemption by, stockholders, board of directors, any governmental authority or any other person (except for those which have been obtained, made or given) is required to authorize, or is required in connection with Seller's execution, delivery and performance of this Agreement or any other Transaction Document, or is required as a condition to the validity or the enforceability of this Agreement or any other Transaction Document against Seller. No provision of any applicable statute, law (including, without limitation, any applicable usury or similar law), rule or regulation of any governmental authority or Seller's Organic Documents will prevent the execution, delivery or performance of, or affect the validity of, this Agreement or any other Transaction Document;

                      (iv) This Agreement and the other Transaction Documents constitute the valid and legally binding obligations of the Seller, enforceable in accordance with their respective terms; and,

                      (v) No proceedings are pending or, to counsel's knowledge, are threatened which may result in the imposition of a Material Adverse Condition upon any of the Sale Assets or on the operation of the Business, other than proceedings affecting the industry in general.

                  (n) The Agreements of Seller and Seller's key officers to refrain from competing with Buyer, as set forth in Section 10.3.

                  (o) A list of any updates to the information on Schedule 3.8.

                  (p) Such additional information and materials as Buyer shall have reasonably requested.

         9.3 Buyer's Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller, in form and substance reasonably satisfactory to Seller and its counsel, the following:

                  (a) The Purchase Price, as set forth in Article II hereof.

                  (b) The agreement of Buyer assuming the obligations under any Business Agreements being assumed by Buyer.

                  (c) The agreement of Buyer assuming the obligations under the Advertising Agreements.

                  (d) A certificate, signed by the Buyer, certifying that the conditions specified in Section 8.1 and Section 8.2 are satisfied as of the Closing Date;

                  (e) Certified resolutions of the Board of Directors of the Managing Member of Buyer, approving the execution and delivery of this Agreement and each of the other Transaction Documents and authorizing the consummation of the transaction contemplated hereby and thereby.

                  (f) Such additional information and materials as Seller shall have reasonably requested.

                                    ARTICLE X

                         CERTAIN POST-CLOSING COVENANTS

         10.1 Confidentiality. From and after the Closing, Seller shall, and shall cause its representatives to, hold in strict confidence and, except as required by applicable law, not disclose to others (except its representatives) or use for any reason whatsoever without the prior written consent of Buyer, (i) any information (unless previously known to Seller or any of its affiliates from sources other than Buyer or any of its affiliates or ascertainable from public or published information or trade sources) received by Seller or any of its respective affiliates from Buyer or any of its affiliates concerning Buyer or its affiliates, or (ii) any information (unless ascertainable from public or published information or trade sources) concerning the Sale Assets or the Business, provided that this Section 10.1 shall not be deemed to prohibit any disclosure of such information that is legally required or reasonably necessary for financial or tax reporting purposes.

         10.2 Change of Seller's Name. Within ten (10) business days after the Closing Date, Seller shall amend its Organic Documents to provide for the change of its name to a name other than, and one not similar to, "Crosswalk.com" and shall effect such name change in each other jurisdiction in which it is authorized to transact business. Seller shall promptly thereafter deliver to Buyer true and complete copies of the amendment to Seller's Organic Documents, certified by the Secretary of State of the State of Delaware, and of the amendments to Seller's certificates of authority, certified by the Secretary of State of each other jurisdiction in which Seller is authorized to transact business, evidencing such changes of name by Seller.

         10.3 Non-Competition

                  (a) Seller agrees that during the period commencing on the Closing Date and continuing thereafter for two (2) years, without Buyer's prior written consent, Seller will not, anywhere within the Territory, either as proprietor, principal, agent, representative, member, manager, employee, partner, shareholder, director, officer, consultant, joint venture or otherwise,
(i) become engaged or involved in any business that competes with Buyer in the Business; (ii) induce or attempt to induce any customer, supplier, or employee of the Buyer to reduce, terminate, restrict or otherwise alter its business relationship with the Buyer; or (iii) hire any employee of the Buyer.

                  (b) For the purposes of this Section 10.3, the "Territory" shall mean only the following geographical areas:

                      (i) Davidson County, Tennessee;

                      (ii) the counties of Hamilton, Meigs, McMinn, and Polk in the State of Tennessee;

                      (iii) the State of Tennessee;

                      (iv) Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming;

                      (v) Each and every county in each and every state in which the Buyer has sold or solicited sales related to the Business;

                      (vi) Each and every county in each and every state in which the Buyer has an office or place of business or in which the Buyer conducts business;

                      (vii) North America;

                      (viii) South America;

                      (ix) England; and

                      (x) the World.

The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Section 10.3 with respect to any one area shall not render this Section 10.3 unenforceable as applied to any one or more of the other areas.

                  (c) Seller acknowledges that Buyer may have no adequate means to protect its rights under this Section 10.3 other than by securing an injunction (a court order prohibiting Seller from violating this Section 10.3). Seller agrees that Buyer may enforce this Section 10.3 by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction. Seller acknowledges that Buyer may seek such equitable relief without being obliged to prove actual damages or to post bond or other security. Seller acknowledges that the recovery of damages will not be an adequate means to redress a breach of this Section 10.3, but nothing in this Section 10.3 shall prohibit Buyer from pursuing any remedies in addition to injunctive relief, including recovery of damages.

                  (d) "Blue-Penciling"; Extension; Severability. If any provision or part of this Section 10.3 is held to be unenforceable because of the area, scope of business or duration covered by such provision, the parties hereto agree to modify such provision, or that the court making such determination shall have the power to modify such provision, to reduce the area, scope of business, or duration, as the case may be, or any combination of the foregoing, or to delete specific words or phrases herefrom ("blue-penciling"), and in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced. If Seller violates any of the restrictive covenants set forth on this Section 10.3 then the time limitation otherwise applicable shall be extended for a period of time equal to the period of time during which such breach or breaches occurred. The parties intend the above restrictions on competition to be severable completely and independent, and any invalidity or unenforceability of any one or more of such restrictions shall not render invalid or unenforceable any one or more of the other restrictions.

                  (e) Seller shall cause its key officers to individually agree to the terms of this Section 10.3.

         10.4 Further Assurances. In addition to the actions, documents and instruments specifically required to be taken or delivered by this Agreement, at the Closing or from time to time thereafter, and without further consideration, the parties hereto shall take such other actions, and execute and deliver such other documents and instruments, including, without limitation, resale certificates for inventory, as the other party or parties hereto or their respective counsel may reasonably request in order to effectuate and perfect the transactions contemplated by this Agreement.

                                   ARTICLE XI

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         11.1 Survival of Representation and Warranties. All representations and warranties contained in this Agreement or the other Transaction Documents (excluding any employment agreement constituting a Transaction Document) shall survive the Closing for a period of twelve (12) months (the "Survival Period"). No claim with respect to any representation or warranty contained in this Agreement may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In the event such notice is given, the right to indemnification with respect thereto under this Article XI shall survive the Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied. Notwithstanding the foregoing, the provisions for survival and the making of claims shall not apply to the covenants and obligations of the parties under this Agreement (unless otherwise expressly provided) and the obligations associated with the Advertiser Agreements, which agreements shall be governed by their own terms.

         11.2 Indemnification in General. Buyer and Seller agree that the rights to indemnification and to be held harmless set forth in this Article XI shall, as between the parties hereto and their respective successors and assigns, be exclusive of all rights to indemnification and any other type or form of recourse that such party (or its successors or assigns) would otherwise have by statute, common law or otherwise.

         11.3 Indemnification by Seller.

                  (a) Seller shall indemnify and hold harmless Buyer and any officer, director, parent, subsidiary and affiliate thereof with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, damages, liabilities and expenses (including reasonable attorneys' fees) relating to or arising out of:

                      (i) Any breach or nonperformance by Seller of any of its representations and warranties and covenants or agreements set forth in this Agreement or any other Transaction Document; or

                      (ii) The ownership or operation of the Business and Sale Assets by Seller prior to the Closing (other than the Assumed Liabilities); or

                      (iii) All other liabilities and obligations of Seller other than the Assumed Liabilities; or

                      (iv) Noncompliance by Seller with the provisions of the Bulk Sales Act, if applicable, in connection with the transactions contemplated by this Agreement.

                  (b) Notwithstanding anything contained herein to the contrary, if Closing occurs, Seller shall not be obligated to indemnify Buyer hereunder unless and until the aggregate amount of all claims, liabilities, damages, losses, costs and expenses exceeds the Threshold Limitation, in which case, Buyer shall then be entitled to indemnification of the entire aggregate amount in excess of the Threshold Limitation. As used in this Agreement, the term "Threshold Limitation" shall mean and refer to the lesser of Ten Thousand Dollars ($10,000) for all claims, liabilities, damages, losses, costs and expenses and Two Thousand Five Hundred Dollars ($2,500) for any individual claim liability, damage, loss, cost or expense.

         11.4 Indemnification by Buyer.

                  (a) Buyer shall indemnify and hold harmless Seller and any officer, director and affiliate or subsidiary thereof with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including reasonable attorneys' fees) relating to or arising out of:

                      (i) Any breach or nonperformance by Buyer of any of its representations and warranties (subject to the Survival Period) and covenants or agreements set forth in this Agreement or any other document; or

                      (ii) Liabilities and obligations arising after the Closing under the Assumed Liabilities.

                  (b) Notwithstanding anything contained herein to the contrary, if Closing occurs, Buyer shall not be obligated to indemnify Seller hereunder unless and until the aggregate amount of all claims, liabilities, damages, losses, costs and expenses exceeds the Threshold Limitation, in which case, Seller shall then be entitled to indemnification of the entire aggregate amount in excess of the Threshold Limitation.

                                   ARTICLE XII

                         TERMINATION; LIQUIDATED DAMAGES

         12.1 Termination. If Closing shall not have previously occurred, this Agreement shall terminate upon the earliest of:

                  (a) the giving of written notice from Seller to Buyer, or from Buyer to Seller, if:

                      (i) Seller gives such termination notice and is not at such time in material default hereunder, or Buyer gives such termination notice and Buyer is not at such time in material default hereunder; and

                      (ii) Either:

                           (A) any of the representations or warranties
contained herein of Buyer (if such termination notice is given by Seller), or of Seller (if such termination notice is given by Buyer), are inaccurate in any respect and, individually or in the aggregate, materially adverse to the party giving such termination notice unless the inaccuracy has been induced by or is the result of actions or omissions of the party giving such termination notice or unless the accuracy of such representation or warranty is not a condition to closing; or

                           (B) Any material obligation to be performed by Buyer
(if such termination notice is given by Seller) or by Seller (if such termination notice is given by Buyer), including the obligation of Seller to obtain shareholder consent to this transaction pursuant to Section 5.4, is not timely performed unless the lack of timely performance has been induced by or is the result of actions or omissions of the party giving such termination notice; or

                           (C) Any material condition (other than those referred
to in foregoing Clauses (A) and (B)) to the obligation to close the transaction contemplated herein of the party giving such termination notice has not been timely satisfied, unless the failure of said condition to be satisfied was induced by the party giving such termination notice with the intended result of terminating the Agreement pursuant to this Clause (C); and

                      (iii) any such inaccuracy, failure to perform or non-satisfaction of a condition neither has been cured nor satisfied within twenty (20) days after written notice thereof from the party giving such termination notice nor waived in writing by the party giving such termination notice; provided however that such opportunity to cure shall not apply to the failure of a party to perform its obligations set forth in Article IX herein.

                  (b) Written notice from Buyer to Seller that a Triggering Event shall have occurred. As used herein, a "Triggering Event" shall mean any of the following: (i) the Board of Directors of Seller shall have withdrawn or modified its recommendation of this Agreement or shall have resolved or publicly announced its intention to do so; (ii) Seller shall have negotiated with, entered into any agreement with, or consummated or recommend any transaction with, any person other than Buyer or its affiliates, based on a determination regarding a Superior Proposal made pursuant to Section 5.3; (iii) the shareholders of Seller at any time deny approval of this Agreement or the transactions contemplated hereby; (iv) the shareholders of Seller do not approve this Agreement or the transactions contemplated hereby on or before October 30, 2002; or (v) Closing shall not have occur prior to November 1, 2002.

         12.2 Obligations Upon Termination.

                  (a) In the event this Agreement is terminated by Seller pursuant to Section 12.1(a)(ii)(A) or Section 12.1(a)(ii)(B), the aggregate liability of Buyer for breach hereunder shall be limited as provided in Section 12.2(b) hereof. In the event this Agreement is terminated by Buyer pursuant to
Section 12.1(a)(ii)(A), Section 12.1(a)(ii)(B) or Section 12.1(b) the aggregate liability of Seller shall be limited as provided in Section 12.2(c) hereof. In the event this Agreement is terminated for any other reason, neither party shall have any liability hereunder.

                  (b) If this Agreement is terminated by Seller's giving of valid written notice to Buyer pursuant to Section 12.1(a)(ii)(A) or Section 12.1(a)(ii)(B), Buyer shall pay Seller upon such termination, as liquidated damages and not as penalty, $50,000 (the "Seller's Liquidated Damage Amount") SELLER'S RECEIPT OF THE SELLER'S LIQUIDATED DAMAGE AMOUNT SHALL CONSTITUTE PAYMENT OF LIQUIDATED DAMAGES HEREUNDER AND NOT A PENALTY, AND SHALL BE SELLER'S SOLE REMEDY AT LAW OR IN EQUITY FOR BUYER'S BREACH HEREUNDER IF CLOSING DOES NOT OCCUR. BUYER AND SELLER EACH ACKNOWLEDGE AND AGREE THAT THE SELLER'S LIQUIDATED DAMAGE AMOUNT IS REASONABLE IN LIGHT OF THE ANTICIPATED HARM WHICH WILL BE CAUSED BY BUYER'S BREACH OF THIS AGREEMENT, THE DIFFICULTY OF PROOF OF LOSS, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTION TO BE CONSUMMATED HEREUNDER.

              -----------------         ----------------
              Seller's Initials         Buyer's Initials

                  (c) If this Agreement is terminated by Buyer's giving of valid written notice to Seller pursuant to Section 12.1(a)(ii)(A), Section 12.1(a)(ii)(B) or Section 12.1(b), Seller shall pay Buyer upon such termination, as liquidated damages and not as penalty, $125,000 (the "Buyer's Liquidated Damage Amount") and Seller shall be deemed to have waived any applicable rights restricting, and shall be deemed to have consented to, the employment of any of Seller's employees by Buyer, even if such employees would otherwise be subject to "non-compete agreements" ("Employment Waiver"). BUYER'S RECEIPT OF THE BUYER'S LIQUIDATED DAMAGE AMOUNT AND THE EMPLOYMENT WAIVER SHALL CONSTITUTE PAYMENT OF LIQUIDATED DAMAGES HEREUNDER AND NOT A PENALTY, AND SHALL BE BUYER'S SOLE REMEDY AT LAW OR IN EQUITY FOR SELLER'S BREACH HEREUNDER IF CLOSING DOES NOT OCCUR. BUYER AND SELLER EACH ACKNOWLEDGE AND AGREE THAT THE BUYER'S LIQUIDATED DAMAGE AMOUNT AND THE EMPLOYMENT WAIVER ARE REASONABLE IN LIGHT OF THE ANTICIPATED HARM WHICH WILL BE CAUSED BY SELLER'S BREACH OF THIS AGREEMENT, THE DIFFICULTY OF PROOF OF LOSS, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTION TO BE CONSUMMATED HEREUNDER.

              -----------------         ----------------
              Seller's Initials         Buyer's Initials

                  (d) In any dispute between Buyer and Seller as to the payment of liquidated damages, the prevailing party shall receive, in addition to any liquidated damages that it is entitled, an amount equal to interest on that amount at the rate of 10% per annum, calculated from the date the prevailing party's demand for all or a portion of the liquidated damages.

         12.3 Specific Performance. Seller acknowledges that the Sale Assets are of a special, unique, and extraordinary character, and that any breach of this Agreement by Seller could not be compensated for by damages. Accordingly, if Seller shall breach its obligations under this Agreement, Buyer shall be entitled, in addition to any of the remedies that it may have, to enforcement of this Agreement by decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. In any action to equitably enforce the provisions of this Agreement, Seller shall waive the defense that there is an adequate remedy at law or equity and agrees that Buyer shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.1 Payment of Expenses. Each of the parties hereto shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein.

         13.2 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by overnight delivery service or sent by registered or certified mail, first class, postage prepaid, or by telegram, facsimile machine or similar written means of communication, addressed as follows (to the extent applicable for such delivery):

                  (a)      if to Seller, to:

                           Jon Morgan
                           Amen Properties
                           303 W. Wall Street, Suite 1700
                           Midland, Texas 79701

                  (b)      if to Buyer, to:

                           Jonathan L. Block
                           General Counsel
                           Salem Communications Corporation
                           4880 Santa Rosa Road, Suite 100
                           Camarillo, California  93012
                           Facsimile No.:  (805) 384-4505

                           With a copy to:

                           Jim Cumbee,
                           President - Non Broadcast Media
                           Salem Communications Corporation
                           104 Woodmont Blvd.
                           Nashville, TN  37205

or such other address with respect to any party hereto as such party may from time to time notify (as provided above) to the other party hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if personally delivered or otherwise sent as provided above, on the date received.

         13.3 Entire Agreement. This Agreement and the other Transaction Documents, and the schedules and exhibits hereto and thereto, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

         13.4 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement and all other Transaction Documents shall inure to the benefit of and be binding upon the parties hereto and their respective successors or assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         13.5 Assignment. This Agreement and any rights hereunder shall not be assignable by either party hereto without the prior written consent of the other party; provided, however, that Buyer may assign its rights and obligations under this Agreement to any affiliate thereof without obtaining Seller's consent.

         13.6 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of Tennessee, without giving effect to the conflicts of laws principles thereof. The parties hereby consent and agree to the non-exclusive jurisdiction and to the venue of any federal court for any geographic area which includes Nashville, Tennessee, in any proceedings under this Agreement or any of the other Transaction Documents and hereby waive any objection to any such proceedings based on improper venue or forum non conveniens. The parties hereby further consent and agree to the exercise of personal jurisdiction over them by such courts with respect to any such proceedings and waive any objection to the assertion or exercise of such jurisdiction.

         13.7 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

         13.8 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

         13.9 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof

         13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Notwithstanding the execution of each counterpart elsewhere, each counterpart and each Transaction Document shall be deemed executed in Nashville, Tennessee on and as of the date and time of the last signatory.

         13.11 References. All references in this Agreement to articles and sections are to articles and sections contained in this Agreement unless a different document is expressly specified.

         13.12 Definition of "Knowledge." With respect to any representation or warranty contained in this Agreement which is made to the "knowledge" or "best knowledge" of a party, such terms shall be limited to mean only the knowledge of such party after reasonable inquiry or investigation only of such party's (i) officers, (ii) directors and (iii) employees responsible for the subject matter corresponding to such representation or warranty.

                       {Signatures on the following page.}

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above.

SELLER:                                                     BUYER:

Crosswalk.com, Inc.                                         OnePlace, LLC


By:                                       By:
     ---------------------------------         ------------------------------
     Scott Fehrenbacher                        Jim Cumbee
     President and CEO                         President - Non Broadcast Media
                                               Salem Communications Corporation
                                               Its Managing Member

                   Asset Purchase Agreement Index to Schedules



The following is a list of omitted schedules with identification as to their contents. The Company agrees to furnish supplementally, a copy of any of these omitted schedules to the Securities and Exchange Commission upon request.



Schedule                              Description
--------                              -----------

1.2                                   Key Personnel

1.2(a)                                Personal Items

3.1                                   Other Jurisdictions

3.4                                   Consents

3.6                                   Tangible Personal Property

3.7                                   Business Agreements

3.8                                   Advertising Agreements

3.10                                  List of Names

3.16                                  List of Products

3.17                                  Intangible Property

3.18                                  Interested Persons

3.19                                  Permits

3.21                                  Traffic Report

3.22                                  Financial Schedules

                                                                         ANNEX B


                   [EMERGING GROWTH EQUITIES, LTD. LETTERHEAD]



June 27, 2002


The Board of Directors
Crosswalk.com, Inc.
4100 Lafayette Center Drive, Suite 110
Chantilly, VA  20151

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be received by Crosswalk.com, Inc. (the "Company") in connection with the proposed sale of substantially all of the assets used, required, useful or otherwise relating to the ownership, development and operation of the Company's Crosswalk.com website (the "Asset Sale") to OnePlace, LLC (the "Purchaser"), a wholly-owned subsidiary of Salem Communications Corporation ("Salem"), pursuant to an Asset Purchase Agreement among the Company, the Purchaser and Salem (the "Agreement"). The aggregate consideration to be paid by the Purchaser to the Company in connection with the proposed Asset Sale will be $4,100,000.00, which will be payable in cash at closing.

You have agreed that, for purposes of formulating our opinion, we may assume that (1) the proposed Asset Sale will be consummated in all respects in accordance with the terms of the Agreement (the final version of which has been provided for our review), without waiver, modification or amendment of any term, condition or agreement contained therein, (2) in the course of obtaining the necessary regulatory or third party consents and approvals for the proposed Asset Sale, no limitations, restrictions or conditions will be imposed on the Company or the proposed Asset Sale, and (3) the proceeds to the Company from the proposed Asset Sale will be used to acquire other business assets in order to continue the operation of the Company and will not be distributed to the stockholders of the Company in liquidation of the Company.

In connection with our review of the proposed Asset Sale and the preparation of our opinion, we have, among other things:

     (i) reviewed and analyzed the financial terms of the proposed Asset Sale as stated in the final version of the Agreement proposed to be executed by the Company;
     (ii) reviewed and analyzed historical publicly available business information and financial results of the Company, including such information and results contained in the Company's Annual Report filed on Form 10-K for the year ended December 31, 2001 and the Company's Quarterly Report filed on Form 10-QSB for the quarter ended March 31, 2002;
     (iii) reviewed and analyzed certain other operating and financial information of the Company provided by management of the Company, including the Company's projections as to the future operating and financial performance of the Company for calendar years 2002 through 2003;
     (iv) discussed with senior executives of the Company certain information relating to the aforementioned items, including the strategic, financial and operational benefits anticipated from the proposed Asset Sale and various other matters which we deemed relevant to our opinion;
     (v) reviewed and analyzed historical market prices and trading volumes for the Company's Common Stock;
     (vi) reviewed and analyzed publicly available information regarding selected publicly- traded companies we deemed comparable to the Company and regarding selected business combinations we deemed comparable to the proposed Asset Sale;
     (vii) reviewed and analyzed research reports relating to publicly-traded companies we deemed comparable to the Company;
     (viii)reviewed and analyzed certain other information we deemed relevant for purposes of our opinion concerning the online content and online marketing industry; and
     (ix) performed such other analyses and reviewed such other information as we deemed appropriate, including trends prevailing in relevant industries and financial markets.

We have assumed and relied upon the accuracy and completeness of the financial and other information supplied or otherwise made available to us by the Company or any other party, without independent verification, and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. In arriving at our opinion, we neither performed nor obtained any evaluation or appraisal of the assets or liabilities of the Company, and we did not perform or obtain any evaluation or appraisal of the Company's physical properties and facilities or sales, marketing or service organizations. With respect to the financial projections provided to or otherwise reviewed by or discussed with us, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. In addition to our review and analyses of the specific information set forth above, our opinion herein reflects and gives effect to our assessment of general economic, monetary, market and industry conditions existing and disclosed to us as of the date hereof as they may affect the business and prospects of the Company.

It should be understood that subsequent developments or material changes in any of the information or circumstances reviewed or considered by us may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion to account for any such developments or changes.

You have not requested that we perform, and we have not performed, an appraisal of the Company's business or assets. You have also not requested that we opine as to, and our opinion does not in any manner address, the Company's underlying business decision to enter into the Agreement or to proceed with or effect the proposed Asset Sale, the structure or tax consequences of the proposed Asset Sale or the availability or advisability of any alternatives to the proposed Asset Sale. We did not structure the proposed Asset Sale or assist in the negotiation of the Agreement. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Company in connection with the proposed Asset Sale. We express no opinion with respect to any other reasons, legal, business or otherwise, that may support your decision to approve or consummate the proposed Asset Sale. Our opinion rendered herein does not constitute a recommendation that the Company aprove and consummate the Asset Sale, nor does it constitute a recommendation to any stockholder of the Company as to whether to approve the Asset Sale.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with and for the sole purpose of its evaluation of the proposed Asset Sale and is not on behalf of, and shall not confer any rights or remedies upon, any person other than the Board of Directors. Furthermore, this letter should not be construed as creating any fiduciary duty on our part to any party.

This opinion may not be used, disclosed or referred to for any other purpose without our prior written consent in each instance, except that this letter may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Asset Sale, so long as this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of
Section 11 of the Securities Act.

We, as part of our investment banking business, are regularly engaged in the valuation of businesses and their securities in connection with tender offers, mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee in connection with services provided in rendering our opinion pursuant to our engagement agreement with the Company, which fee is payable upon delivery of this opinion. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our brokerage business, we or our affiliates may have long or short positions, for our own account or for those of our clients, in the securities of the Company and Salem.

Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that, as of the date hereof, the consideration to be received by the Company in connection with the Asset Sale is fair to the Company from a financial point of view.





Very truly yours,


EMERGING GROWTH EQUITIES, LTD.


/s/ Gregory J. Berlacher
Chief Executive Officer

                                                                         ANNEX C




                 [HOFFMAN, FITZGERALD & SNYDER, P.C. LETTERHEAD]




June 24, 2002

Mr. Gary Struzik
Chief Financial Officer
Crosswalk.com, Inc.
4100 Lafayette Center Drive, Suite 110
Chantilly, Virginia  20151-1214


           Re: Net Operating Losses

Dear Gary:

We have been engaged by Crosswalk.com to assist them in analyzing the availability of the existing net operating loss in the event of a change in ownership, sale of substantially all the assets of the company and a change in the business activity of the company.

Internal Revenue Code Section 382 contains the basic rules surrounding the use of net operating losses by a ""loss" corporation. Section 382(a) states the general rule that there are limitations in the amount of net operating loss that may be utilized by a "loss" corporation subsequent to any ownership change. Subsection (b) describes the limitation imposed in the event of an ownership change, and subsection (g) describes what constitutes an ownership change. These subsections, together with the underlying regulations, provide the rules that must be met in order to determine whether an ownership change has occurred.

In summary, Section 382 and the regulations thereunder place limits on the utilization of the net operating loss of a "loss" corporation when there has been a significant change in ownership over a limited time period. Specifically, if during the three year period ending on the date of an owner shift the total change in ownership among five percent owners has exceeded 50%, the net operating loss in existence as of the date of change is limited. There are very specific rules describing who is a five percent (5%) owner and when the test must be performed. Assuming a limitation, the rules mandate that the amount of the net operating loss that can be deducted in any one tax year will be limited to the product of the long term tax-exempt rate times the fair market value of the company at the date of the ownership change. There are specific rules dealing with the allocation of the net operating loss in a year of change between the pre-change and post-change part of the tax year. However, the first test is to determine whether a change has occurred.

We have reviewed the historical five percent ownership change spreadsheet you prepared and are comfortable with the assumptions used in its preparation and the ultimate conclusion that an ownership change did take place at the time of the Wike transaction on August 13, 1999. As a result, the net operating loss that existed at December 31, 1998 ($5,077,839), plus the pro-rata portion of the net operating loss generated during 1999 ($12,163,328) will be limited by
Section 382. The total net operating loss subject to the annual limitation is $12,575,781 ($5,077,839 + 225/365x$12,163,328). As such, the maximum amount of net operating loss that can be utilized in any one subsequent tax year will be limited to $3,170,283 (the FMV of $61,202,383 x 5.18%). Assuming there is sufficient income for the net operating loss to offset, it will take at least four years to utilize the limited net operating loss.

In addition to the limitations described above, subsection (c) states that the annual limitation will be reduced to zero if the new loss corporation does not continue the business enterprise of the old loss corporation (the business continuity test). This requirement is addressed in regulation section 1.368 -1. Under the regulation the business continuity test is met if the new loss corporation either continues a significant line of business of the old loss corporation or utilizes a significant portion of the old loss corporation's historic assets. Both tests are facts and circumstances test and the courts have been relatively liberal in applying the test.

The most recent change in shareholders did not result in a change in ownership under Code Section 382. Therefore, the most recent ownership change occurred on August 13, 1999, and the two-year period for meeting the business continuity test expired in 2001. Since the business operations of Crosswalk.com, Inc. did not substantially change it is our belief that the business continuity test has been met and the annual limitation of $3,170.283 is still in effect and has not otherwise been reduced.

The ability to utilize the existing net operating loss, subject to the annual limitation, in the event of a future ownership change will be dependent on how the Internal Revenue Service and/or the courts evaluate the proposed change in business strategy from the continuity of business enterprise requirement. Crosswalk.com's ability to continue using significant historical business assets is unsettled on the proposed plan to acquire income producing properties and utilize the net operating losses against the future income. We cannot predict the Company's ability to comply with the business continuity requirements as herein stated, given the event of a future ownership change. Therefore, future ownership changes must be planned appropriately in order to avoid the impact of Subsection 382(c).

Sincerely,

HOFFMAN, FITZGERALD & SNYDER, P.C.

/s/ Gary P. Fitzgerald, MSAT, CPA, PFS, ABV, CVA

                               CROSSWALK.COM, INC.
                       4100 LAFAYETTE CENTER DR. SUITE 110
                               CHANTILLY, VA 20151

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CROSSWALK.COM INC. FOR A SPECIAL MEETING OF STOCKHOLDERS ON

                               SEPTEMBER 18, 2002

The undersigned hereby constitutes and appoints James G. Buick and Scott Fehrenbacher, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at a Special Meeting of Stockholders to be held at Conference Room A at the Eastern Loudoun Regional Library located at 21030 Whitfield Place Sterling, Virginia, at 10:30 a.m., local time, on Wednesday, September 18, 2002, and at any adjournments thereof, on all matters coming before said meeting.


PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE:   /X/


         1. APPROVAL OF THE $4.1 MILLION CASH SALE OF SUBSTANTIALLY ALL OF THE ASSETS, USED, REQUIRED, USEFUL OR OTHERWISE RELATING TO THE OWNERSHIP, DEVELOPMENT AND OPERATIONS OF THE CROSSWALK.COM WEBSITE, PURSUANT TO THE ASSET PURCHASE AGREEMENT, DATED AS OF August 19, 2002, BY AND AMONG CROSSWALK.COM, INC. AND ONEPLACE, LLC, A WHOLLY OWNED SUBSIDIARY OF SALEM COMMUNICATIONS CORPORATION, IN THE FORM OF ANNEX A ATTACHED TO THE PROXY STATEMENT/PROSPECTUS


         FOR      [  ]           AGAINST    [  ]           ABSTAIN    [  ]

         2. APPROVAL OF THE BUSINESS PLAN OF AMEN PROPERTIES

         FOR      [  ]           AGAINST    [  ]           ABSTAIN    [  ]

         2. APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO AMEN PROPERTIES

         FOR      [  ]           AGAINST    [  ]           ABSTAIN    [  ]

         4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting.


This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all of the Proposals.


                 (Continue and to be signed on the other side.)

                        (Continued from the other side.)

          TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE
            COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT
                                    PROMPTLY





            THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE ACCOMPANYING
              NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND PROXY
                      STATEMENT FOR THE SEPTEMBER 18, 2002
                         SPECIAL MEETING OF STOCKHOLDERS





Stockholder Signature(s): _______________________     _________________________


Date: _____________________________


Stockholder Printed Name(s): ____________________     _________________________




Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon. If a corporation, please sign in full corporate name as President or other authorized officer. If a partnership, please sign in partnership name by authorized person.